UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
(Rule
14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No. )
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☐	Preliminary Proxy Statement

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☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material pursuant to § 240.14a-12
TAYLOR MORRISON HOME CORPORATION
(Name of Registrant as Specified In Its Charter)
N/A
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

TaylorMorrison

Annual Meeting of Stockholders

2024

Hillside at Crystal Valley
Denver, CO

Scottsdale, Arizona

April 10, 2024

Dear Stockholders:

You are cordially invited to attend the Taylor Morrison Home Corporation 2024 Annual Meeting of Stockholders on Thursday, May 23, 2024 at 8:00 a.m. MST. The 2024 Annual Meeting will be a virtual meeting of stockholders. You will be able to attend the Annual Meeting, vote your shares electronically and submit your questions during the meeting via live audio webcast by visiting www.virtualshareholdermeeting.com/TMHC2024. To participate in the meeting, you must have your 16-digit control number that is shown on your Notice of Internet Availability of Proxy Materials or on your proxy card if you elected to receive proxy materials by mail. You will not be able to attend the 2024 Annual Meeting in person.

Our board of directors has fixed the close of business on April 1, 2024 as the record date for determining those holders of our common stock entitled to notice of, and to vote at, the Annual Meeting of Stockholders and any adjournments or postponements of the Annual Meeting of Stockholders.

The Notice of Annual Meeting of Stockholders and Proxy Statement, both of which accompany this letter, provide details regarding the business to be conducted at the meeting, including proposals for the election of the directors named in this Proxy Statement to serve until the 2025 Annual Meeting of Stockholders (Proposal 1), an advisory vote to approve the compensation of our named executive officers (Proposal 2) and the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2024 (Proposal 3).

Our board of directors recommends that you vote “FOR” the director nominees named in this Proxy Statement and “FOR” each of Proposals 2 and 3. Each proposal is described in more detail in this Proxy Statement.

Your vote is very important. Please vote your shares promptly, whether or not you expect to attend the meeting. You may vote over the Internet, as well as by telephone, or, if you requested to receive printed proxy materials, by mailing a proxy card or voting instruction form, as applicable.

Sincerely,

Sheryl D. Palmer

Chairman of the Board of Directors, President and Chief Executive Officer

TAYLOR MORRISON HOME CORPORATION

4900 N. Scottsdale Road, Suite 2000

Scottsdale, Arizona 85251

Notice of Annual Meeting of Stockholders

To be Held on May 23, 2024

The 2024 Annual Meeting of Stockholders of Taylor Morrison Home Corporation (the “Annual Meeting”) will be held on Thursday, May 23, 2024 at 8:00 a.m. MST. You can attend the Annual Meeting online, vote your shares electronically and submit your questions during the Annual Meeting by visiting www.virtualshareholdermeeting.com/TMHC2024. You will need to have your 16-digit control number included on your Notice of Internet Availability of Proxy Materials or your proxy card (if you received a printed copy of the proxy materials) to join the Annual Meeting. The Annual Meeting will be held for the following purposes:

1.	To elect the directors named in this Proxy Statement and nominated by our board of directors to serve until the 2025 Annual Meeting of Stockholders;

2.	To conduct an advisory vote to approve the compensation of our named executive officers;

3.	To ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2024; and

4.	To transact such other business as may properly come before the Annual Meeting or any adjournments or postponements of the Annual Meeting.

Only holders of record of our common stock at the close of business on April 1, 2024 (the “Record Date”) will be entitled to notice of, and to vote at, the Annual Meeting and any adjournments or postponements of the Annual Meeting.

This Notice of Annual Meeting of Stockholders and Proxy Statement are first being distributed or made available, as the case may be, on or about April 10, 2024.

By order of the board of directors,

Darrell C. Sherman Executive Vice President, Chief Legal Officer and Secretary

Scottsdale, Arizona

April 10, 2024

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 23, 2024

THIS PROXY STATEMENT AND OUR ANNUAL REPORT ON FORM 10-K ARE AVAILABLE AT: WWW.PROXYVOTE.COM

TOC | Taylor Morrison Home Corporation Notice of 2024 Annual Meeting of Stockholders and Proxy Statement

PROXY STATEMENT SUMMARY

Proxy Statement Summary

This summary highlights information contained elsewhere in this Proxy Statement. This summary does not contain all of the information that you should consider, and you should review all of the information contained in the Proxy Statement before voting.

Annual Meeting of Stockholders

Date:	Thursday, May 23, 2024
Time:	8:00 a.m. MST
Virtual Meeting:	This year’s meeting is a virtual stockholders meeting at www.virtualshareholdermeeting.com/TMHC2024.
Record Date:	April 1, 2024
Voting:	Stockholders as of the record date are entitled to vote. Each share of common stock is entitled to one vote per share.

Proposals and Voting Recommendations

	Board Recommendation	Page
1. Election of the director nominees named herein	For	7
2. Advisory vote on the compensation of our named executive officers	For	65
3. Ratification of the appointment of our independent auditor for fiscal 2024	For	66

Voting Methods

You can vote in one of four ways:

Visit www.proxyvote.com to vote VIA THE INTERNET
Call 1-800-690-6903 to vote BY TELEPHONE
If you received printed proxy materials, sign, date and return your proxy card or voting instruction form, as applicable, in the prepaid enclosed envelope to vote BY MAIL

You may also vote ONLINE during the virtual Annual Meeting by visiting www.virtualshareholdermeeting.com/TMHC2024 and following the instructions. You will need the 16-digit control number included on your proxy card, voting instruction form or Notice of Internet Availability of Proxy Materials

To reduce our administrative and postage costs and the environmental impact of the Annual Meeting, we encourage stockholders to vote prior to the meeting via the Internet or by telephone, both of which are available 24 hours a day, seven days a week, until 11:59 p.m. Eastern Time on May 22, 2024. Stockholders may revoke their proxies at the times and in the manner described on page 3 of this Proxy Statement.

You will need to have your 16-digit control number included on your Notice of Internet Availability of Proxy Materials or, if you received a printed copy of the proxy materials, your proxy card or the instructions that accompanied your proxy materials to join the Annual Meeting and to vote during the Annual Meeting.

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GENERAL INFORMATION

Proxy Statement

For the 2024 Annual Meeting of Stockholders

General Information Concerning Proxies and Voting at the Annual Meeting

Why did I receive these proxy materials?

We are providing these proxy materials in connection with the solicitation by the board of directors of Taylor Morrison Home Corporation (the “Company,” “TMHC,” “we,” “us,” or “our”), a Delaware corporation, of proxies to be voted at our 2024 annual meeting of stockholders (the “Annual Meeting”) and at any adjournment or postponement of the Annual Meeting. In accordance with the rules of the Securities and Exchange Commission (“SEC”), on or about April 10, 2024, we sent a Notice of Internet Availability of Proxy Materials (the “Notice) (or, upon your request, will deliver printed versions of these proxy materials) and made available our proxy materials over the Internet to the holders of our common stock as of the close of business on April 1, 2024 (the “Record Date”).

Why is the Annual Meeting being webcast online?

The Annual Meeting will be conducted in an online, virtual format. We are pleased to continue to use the virtual meeting format to facilitate stockholder attendance, voting and questions by leveraging technology to communicate more effectively and efficiently with our stockholders. This format allows stockholders to participate fully from any location, without the cost of travel and will provide the same rights and advantages of a physical meeting. Stockholders will be able to present questions online during the meeting through www.virtualshareholdermeeting.com/TMHC2024, providing our stockholders with the opportunity for meaningful engagement with the Company.

How do I participate in the virtual meeting?

Our Annual Meeting will be a completely virtual meeting of stockholders, which will be conducted exclusively by live audio webcast. No physical in-person meeting will be held.

To participate in the meeting, you must have your 16-digit control number that is shown on your Notice or, if you received a printed copy of the proxy materials, on your proxy card or the instructions that accompanied your proxy materials. You may access the Annual Meeting by visiting www.virtualshareholdermeeting.com/TMHC2024. You will be able to submit questions during the meeting by typing in your question into the “ask a question” box on the meeting page. Should you require technical assistance, support will be available by dialing 1-800-586-1548 (US) or 1-303-562-9288 (international) during the meeting; these telephone numbers will also be displayed on the meeting webpage.

What information is included in this Proxy Statement?

The information in this Proxy Statement relates to the proposals to be voted on at the Annual Meeting, the voting process, our board of directors and board committees, corporate governance, the compensation of current directors and certain executive officers for the year ended December 31, 2023, and other information.

Who is entitled to vote?

Holders of our common stock at the close of business on the Record Date are entitled to vote at the Annual Meeting. As of the close of business on the Record Date, there were 106,064,222 shares of our common stock outstanding and entitled to vote.

How many votes do I have?

On any matter that is submitted to a vote of our stockholders, holders are entitled to one vote per share of common stock held by them on the Record Date. Holders of our common stock are not entitled to cumulative voting in the election of directors.

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GENERAL INFORMATION

What is the difference between holding shares as a stockholder of record and as a beneficial owner?

Most stockholders hold their shares through a bank, broker or other nominee rather than directly in their own name.

If, on the Record Date, your shares were registered directly in your name with our transfer agent, Computershare Limited, then you are a stockholder of record. As a stockholder of record, you may vote online during the Annual Meeting or vote by proxy. Whether or not you plan to virtually attend the Annual Meeting, we urge you to vote prior to the meeting over the Internet, by telephone or by filling out and returning a proxy card by mail to ensure your vote is counted.

If, on the Record Date, your shares were held in an account at a brokerage firm, bank, dealer or other similar organization, then you are the beneficial owner of shares held in “street name,” and these proxy materials are being forwarded to you by that organization. The organization holding your account is considered the stockholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to direct your broker or other agent on how to vote the shares in your account.

Shares held in your name as the stockholder of record or beneficially in street name may be voted by you, while the polls remain open, at www.virtualshareholdermeeting.com/TMHC2024 during the meeting. You will need the 16-digit control number included on your Notice or, if you received a printed copy of the proxy materials, on your proxy card or the instructions that accompanied your proxy materials in order to be able to enter the meeting and to vote online during the meeting.

Even if you plan to participate in the online meeting, we recommend that you also submit your proxy or voting instructions as described above so that your vote will be counted if you later decide not to participate in the online meeting.

What am I voting on?

We are asking you to vote on the following matters in connection with the Annual Meeting:

1.	The election of the directors named in this Proxy Statement and nominated by our board of directors to serve until our annual meeting of stockholders to be held in 2025;

2.	An advisory vote to approve the compensation of our named executive officers; and

3.	Ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2024.

We will also consider any other business that may properly come before the Annual Meeting. At the date of this Proxy Statement, we know of no business that will be brought before the Annual Meeting other than the matters set forth above.

How do I vote?

Vote by Internet

Stockholders of record may submit proxies over the Internet by following the instructions on the Notice or, if you requested printed copies of the proxy materials, the instructions on the printed proxy card. Most beneficial stockholders may vote by accessing the website specified on the voting instruction forms provided by their banks, brokers or other nominees. Please check your voting instruction form for Internet voting availability.

Vote by Telephone

Stockholders of record may submit proxies by telephone or mobile device by dialing (800) 690-6903 and following the recorded instructions. You will need the 16-digit control number included on your Notice or, if you requested printed copies of the proxy materials, the instructions printed on the proxy card in order to vote by telephone. Most beneficial owners may vote using any telephone or mobile device from within the United States by calling the number specified on the voting instruction forms provided by their banks, brokers or other nominees.

Vote by Mail

Stockholders of record may submit proxies by mail by requesting a printed proxy card and completing, signing and dating the printed proxy card and mailing it in the pre-addressed envelopes that will accompany the printed proxy

2 | Taylor Morrison Home Corporation Notice of 2024 Annual Meeting of Stockholders and Proxy Statement

GENERAL INFORMATION

materials. Beneficial owners may vote by completing, signing and dating the voting instruction forms provided by their banks, brokers or other nominees and mailing them in the pre-addressed envelopes accompanying the voting instruction forms.

If you are a stockholder of record and you return your signed proxy card but do not indicate your voting preferences, the persons named in the proxy card will vote the shares represented by that proxy as recommended by our board of directors. If you are a beneficial owner and you return your signed voting instruction form but do not indicate your voting preferences, please see “What are “broker non-votes”?” regarding whether your bank, broker or other nominee may vote your uninstructed shares on a particular proposal.

Vote Online at the Annual Meeting

All stockholders as of the close of business on the Record Date can vote online at the Annual Meeting. You may vote and submit questions while attending the meeting online via live audio webcast. Shares held in your name as the stockholder of record or beneficially in street name may be voted by you, while the polls remain open, at www.virtualshareholdermeeting.com/TMHC2024 during the meeting. You will need the 16-digit control number included on your Notice or, if you received a printed copy of the proxy materials, on your proxy card or the instructions that accompanied your proxy materials in order to be able to vote and enter the meeting. Even if you plan to attend the Annual Meeting, we recommend that you also vote either by telephone, by Internet or by mail so that your vote will be counted if you decide not to attend.

Will I be able to participate in the virtual meeting on the same basis as I would be able to participate in a live meeting?

The virtual meeting format for the Annual Meeting will enable full and equal participation by all of our stockholders from any place in the world at little to no cost.

We designed the format of the virtual meeting to ensure that our stockholders who attend our Annual Meeting will be afforded the same rights and opportunities to participate as they would at an in-person meeting and to enhance stockholder access, participation and communication through online tools. In order to ensure such an experience, we will provide stockholders with the ability to submit appropriate questions real-time via the meeting website, limiting questions to one per stockholder and will answer as many questions submitted in accordance with the meeting rules of conduct as possible in the time allotted for the meeting without discrimination.

Questions pertinent to meeting matters will be answered during the meeting, subject to time constraints. Questions regarding personal matters, including those related to employment issues, are not pertinent to meeting matters and therefore will not be answered.

What does it mean if I receive more than one set of materials?

If you receive more than one set of materials, it means that your shares are registered in more than one name or are registered in different accounts. In order to vote all the shares you own, you must either sign and return all of the proxy cards or follow the instructions for any alternative voting procedures on each of the proxy cards or Notices of Internet Availability of Proxy Materials you receive.

What can I do if I change my mind after I vote?

If you are a stockholder of record, you may revoke your proxy at any time before it is exercised at the Annual Meeting by (a) delivering written notice stating that the proxy is revoked, bearing a date later than the proxy, to Taylor Morrison Home Corporation, 4900 N. Scottsdale Road, Suite 2000, Scottsdale, Arizona 85251, Attn: Chief Legal Officer and Secretary, (b) submitting a later-dated proxy relating to the same shares by mail, telephone or the Internet prior to the vote at the Annual Meeting or (c) attending the Annual Meeting and voting online. Stockholders of record may send a request for a new proxy card via e-mail to sendmaterial@proxyvote.com, or follow the instructions provided on the Notice of Internet Availability of Proxy Materials or proxy card to submit a new proxy via the Internet or by telephone.

Stockholders of record may also request a new proxy card by calling 1-800-579-1639. If you are a beneficial stockholder, you may revoke your proxy or change your vote by following the separate instructions provided by your

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GENERAL INFORMATION

bank, broker or other nominee. To change your vote or revoke your proxy during the Annual Meeting, you must have your 16-Digit control number that is shown on your Notice or, if you received a printed copy of the proxy materials, on your proxy card or the instructions that accompanied your proxy materials.

What constitutes a quorum at the Annual Meeting?

Transaction of business at the Annual Meeting may occur only if a quorum is present. A quorum will be present if at least a majority of the voting power of our outstanding common stock entitled to vote at the meeting is present in person or represented by proxy. Your shares will be counted towards the quorum if you vote by mail, by telephone or through the Internet either before or during the Annual Meeting. Abstentions and shares represented by “broker non-votes” that are present and entitled to vote at the Annual Meeting are counted for purposes of determining a quorum.

If a quorum is not present, it is expected that the Annual Meeting will be adjourned or postponed in order to permit additional time for soliciting and obtaining additional proxies or votes, and, at any subsequent reconvening of the Annual Meeting, all proxies will be voted in the same manner as such proxies would have been voted at the original convening of the Annual Meeting, except for any proxies that have been effectively revoked or withdrawn, as discussed above under the heading “What can I do if I change my mind after I vote?”

What are “broker non-votes”?

A broker non-vote occurs when a nominee holding shares for a beneficial owner does not vote the shares on a proposal because the nominee does not have discretionary voting power for a particular item and has not received instructions from the beneficial owner regarding voting. Brokers who hold shares for the accounts of their clients have discretionary authority to vote shares if specific instructions are not given only with respect to “routine” items. If your shares are held by a bank, broker or other nominee on your behalf and you do not instruct the bank, broker or other nominee as to how to vote your shares on Proposals 1 or 2, the bank, broker or other nominee may not exercise discretion to vote on those proposals because these proposals are considered “non-routine” by the New York Stock Exchange (“NYSE”). With respect to Proposal 3 regarding the ratification of the appointment of our independent registered public accounting firm, the bank, broker or other nominee may exercise its discretion to vote for or against that proposal in the absence of your instructions.

4 | Taylor Morrison Home Corporation Notice of 2024 Annual Meeting of Stockholders and Proxy Statement

GENERAL INFORMATION

What are the voting requirements to elect directors and approve each of the other proposals described in this Proxy Statement?

The table below summarizes the vote required to approve each proposal described in this Proxy Statement, how votes are counted and how our board of directors recommends you vote:

	Vote Required	Voting Options(1)	Board Recommendation	Broker Discretionary Voting Allowed	Impact of Broker Non-Vote	Impact of Abstain Vote
Proposal 1: Election of directors	Affirmative vote of a majority of the votes cast in respect of the shares of our common stock present in person or by proxy at the Annual Meeting and entitled to vote on the matter	“FOR” “AGAINST” “ABSTAIN”	“FOR”	NO	NONE	NONE
Proposal 2: Advisory vote to approve the compensation of our named executive officers	Affirmative vote of a majority of shares of our common stock present in person or by proxy at the Annual Meeting and entitled to vote on the matter	“FOR” “AGAINST” “ABSTAIN”	“FOR”	NO	NONE	“AGAINST”
Proposal 3: Ratification of appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2024	Affirmative vote of a majority of shares of our common stock present in person or by proxy at the Annual Meeting and entitled to vote on the matter	“FOR” “AGAINST” “ABSTAIN”	“FOR”	YES(2)	N/A	“AGAINST”

(1)

If you are a stockholder of record and just sign and submit your proxy card without voting instructions, your shares will be voted “FOR” the director nominees listed herein and on the other proposals as recommended by our board of directors and in accordance with the discretion of the holders of the proxy with respect to any other matters that may be voted upon.

(2)	As this proposal is considered a discretionary matter, brokers are permitted to exercise their discretion to vote uninstructed shares on this proposal. Therefore, there will be no broker non-votes.

Who will count the votes?

Representatives of the Company will act as inspectors of election. Representatives of Broadridge Financial Solutions, Inc. will tabulate the votes.

Who will pay for the cost of this proxy solicitation?

We will bear the cost of the solicitation of proxies from our stockholders. In addition to solicitation by mail, our directors, officers and employees, without additional compensation, may solicit proxies from stockholders by telephone, by electronic communications, including by email, by letter, by facsimile, in person or otherwise. We will request banks, brokers or other nominees to forward copies of the proxy and other soliciting materials to persons for whom they hold shares of our common stock and to request authority for the exercise of proxies. In such cases, upon the request of the banks, brokers and other nominees, we will reimburse such holders for their reasonable expenses.

We will also bear the cost of retaining any proxy solicitation firm, should we choose to retain one. We would expect the expenses associated with retaining any such proxy solicitation firm not to exceed $50,000.

Why did I receive a one-page notice in the mail regarding the Internet availability of proxy materials instead of a full set of proxy materials?

Pursuant to rules adopted by the SEC, we have elected to provide access to our proxy materials over the Internet. Accordingly, we are sending a Notice to each of our stockholders (other than those who have previously requested a printed copy of proxy materials) who held our common stock as of the Record Date. All stockholders will have the ability to access the proxy materials on the website referred to in the Notice or proxy card (or, for beneficial holders,

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GENERAL INFORMATION

the voting instruction form) and request to receive an electronic copy or printed set of the proxy materials. Instructions on how to access the proxy materials over the Internet or to request an electronic copy or printed copy may be found in the Notice and in the proxy card (or, for beneficial holders, in the voting instruction form). In addition, stockholders may request to receive proxy materials in printed form by mail or electronically by email on an ongoing basis. We encourage stockholders to take advantage of the availability of the proxy materials on the Internet to help reduce the costs and environmental impact of the Annual Meeting.

When will we announce the results of the voting?

We expect to announce the final voting results by filing a Current Report on Form 8-K within four business days after the Annual Meeting. If the final voting results are unavailable at that time, we will file a Current Report on Form 8-K announcing the preliminary results, followed by an amended Current Report on Form 8-K within four business days of the day the final results are available.

6 | Taylor Morrison Home Corporation Notice of 2024 Annual Meeting of Stockholders and Proxy Statement

PROPOSAL 1: ELECTION OF DIRECTORS

Proposal 1: Election of Directors

Board Composition

Our board of directors currently consists of eight members, seven of whom our board of directors has affirmatively determined to be independent under the NYSE listing standards and our corporate governance documents.

For more information on the current composition of our board of directors, see “Corporate Governance—Information About Our Board of Directors—Process for Identifying and Nominating Directors” and “Corporate Governance—Board Structure and Operations—Composition of Our Board of Directors.”

Upon the recommendation of our nominating and governance committee, our board of directors has nominated Messrs. Lane, Lyon, Merritt and Yip, and Mses. Mariucci, Owen, Palmer and Warren for election as members of our board of directors. Each of our director nominees currently serves as a director and, if elected at the Annual Meeting, will serve as a director until our annual meeting of stockholders to be held in 2025 and until his or her successor has been duly elected and qualified, or until his or her earlier death, resignation, retirement, disqualification or removal. Each of our director nominees has consented to being named as a nominee in this Proxy Statement and has agreed to serve if elected. If a nominee becomes unable to serve at the time the election occurs, proxies will be voted for another nominee designated by the board of directors unless the board chooses to reduce the number of directors serving on the board. The board of directors has no reason to believe that the nominees identified in this Proxy Statement will be unable or unwilling to serve as a director if elected.

Directors for Election to a One-Year Term Expiring at the 2025 Annual Meeting of Stockholders

PETER LANE AGE 59

Mr. Lane has served as a director since June 2012 and as lead independent director since May 2017. Mr. Lane served as Chief Executive Officer of AXIP Energy Services, LP (formerly known as Valerus Compression Services, “AXIP”), an oilfield services company headquartered in Houston, Texas from 2010 to 2016. Prior to joining AXIP, Mr. Lane was an Operating Partner at TPG Global, LLC (“TPG”) from 2009 to 2011. Before TPG, Mr. Lane spent 12 years at Bain & Company (“Bain”), a global consulting firm, where he led the Dallas and Mexico City offices, as well as its oil and gas practice. He became a Partner at Bain in 2003. Mr. Lane currently serves on the board of directors of Goosehead Insurance, Inc. and is also a Senior Advisor to Altamont Capital Partners. Mr. Lane holds a B.S. in physics from the University of Birmingham in the United Kingdom and an M.B.A. from the Wharton School at the University of Pennsylvania.

Mr. Lane brings extensive experience in business operations, finance and corporate governance to our board of directors. For these reasons, we believe he is well qualified to serve on our board of directors.

WILLIAM H. LYON AGE 50

William H. Lyon has served as a director since February 2020. Previously, he was the Executive Chairman and Chairman of the Board of William Lyon Homes from March 2016 until our acquisition of William Lyon Homes in February 2020. He also served as Chief Executive Officer of William Lyon Homes from March 2013 through July 2015, and as Co-Chief Executive Officer and Vice Chairman of the Board from July 2015 to March 2016. Since joining William Lyon Homes’ predecessor company in November 1997 as an assistant project manager, Mr. Lyon served in various capacities during his time with the company, including as a Project Manager, the Director of Corporate Development, the Director of Corporate Affairs, Vice President and Chief Administrative Officer, Executive Vice President and Chief Administrative Officer, and President and Chief Operating Officer. Mr. Lyon also actively served as the President of William Lyon Financial Services from June 2008 to April 2009, and was appointed to the William Lyon Homes board of directors in 2000. Mr. Lyon is a member of the Board of Directors of Commercial Bank of California and Pretend City Children’s Museum in Irvine, CA, an honorary Board member of The Bowers Museum in Santa Ana, CA, where he also serves as Audit Committee Chair and is the Board Chair of the General William Lyon Workforce Academy—A Program of the Orangewood Foundation. Mr. Lyon holds a dual B.S. in Industrial Engineering and Product Design from Stanford University.

Mr. Lyon brings to our Board significant executive and real estate development and homebuilding industry experience, which make him well qualified to serve on our board of directors.

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PROPOSAL 1: ELECTION OF DIRECTORS

ANNE L. MARIUCCI AGE 66

Ms. Mariucci has served as a director since March 2014. Ms. Mariucci has over 30 years of experience in homebuilding, real estate, and related capital markets and M&A transactions. Prior to 2003, Ms. Mariucci held a number of executive senior management roles with Del Webb Corporation and was responsible for its large-scale community development and homebuilding business. She also served as President of Del Webb Corporation following its merger with Pulte Homes, Inc. She presently serves as a director of the following publicly traded companies: CoreCivic, Inc., where she is a member of the audit and compensation committees; Southwest Gas Holdings, Inc., where she is a member of the compensation and nominating/governance committees and Chair of the strategic transaction committee; and Berry Corporation, where she serves Lead Independent Director and as Chair of the compensation committee. She also serves as Vice Chair on the board of Banner Health, a national nonprofit health care provider and is currently the Board Chair. Since 2003, she has been affiliated with the private equity firm Hawkeye Partners, serving as a member of the Board of Advisors. She is a past director of the Arizona State Retirement System, Action Performance Companies, the Arizona Board of Regents (where she was its past Chairman) and the University of Arizona Health Network, as well as a past Trustee of the Urban Land Institute. She currently serves on the Board of Arizona State University Enterprise Partners, the parent organization of five ASU-affiliate companies and Chairs the Investment Committee of the ASU Endowment. Ms. Mariucci received her undergraduate degree in accounting and finance from the University of Arizona and completed the corporate finance program at the Stanford University Graduate School of Business.

Ms. Mariucci brings extensive experience in real estate, homebuilding and corporate governance. For these reasons, we believe she is well qualified to serve on our board of directors.

DAVID C. MERRITT AGE 69

Mr. Merritt has served as a director since June 2013. From March 2009 through December 2013, he was the president of BC Partners, Inc., a financial advisory firm. Mr. Merritt is a director of Charter Communications, Inc., a publicly traded company, and currently serves as Chairman of its audit committee. Mr. Merritt previously served on the board of directors of Calpine Corporation. From 1975 to 1999, Mr. Merritt served in a variety of capacities at KPMG, including serving as an audit and consulting partner from 1985 to 1999 and national partner in charge of the media and entertainment practice. Mr. Merritt holds a B.S. degree in Business and Accounting from California State University—Northridge.

As a seasoned director and audit committee chair with extensive accounting, financial reporting and audit committee experience, Mr. Merritt brings a strong background in leadership, governance and corporate finance to the Company’s board of directors.

ANDREA (ANDI) OWEN AGE 58

Ms. Owen has served as a director since July 2018. Since August 2018, she has served as the Chief Executive Officer and member of the Board of Directors for MillerKnoll, Inc. (formerly Herman Miller, Inc.), one of the largest and most influential modern design companies in the world. As CEO, Ms. Owen is responsible for leading the company’s worldwide operations, which encompasses approximately 10,900 team members and revenue of $4.1 billion. As MillerKnoll’s CEO, Andi is passionate about using design thinking to solve complex problems, leveraging innovation to improve people’s lives, and using business as a force for good. She is often asked to share her views on diversity, equity, and inclusion; sustainability; the future of the workplace and distributed work models; and other ways MillerKnoll is helping to design a better world for employees and customers. Andi joined Herman Miller in 2018 as the company’s President and CEO. Prior to that, Ms. Owen served in various executive roles at The Gap Inc. for 25 years, most recently as the Global President, Banana Republic from 2014 to 2017 and as the Executive Vice President/General Manager of Gap Global Outlet from 2010 to 2014. Ms. Owen holds a Bachelor of Arts degree from the College of William and Mary and completed Harvard Business School’s Advanced Management Program. She also completed Harvard’s intensive, first-of-its-kind course, Women on Boards: Succeeding as a Corporate Director. Ms. Owen is a member of the Board of Directors of The National Association of Manufacturers and Chairperson of the Board of Directors of HAY ApS. She is also active in the community, serving as a member of the The Right Place, Inc., Business Leaders for Michigan, and the MillerKnoll Foundation.

Ms. Owen brings extensive experience in consumer products businesses, marketing and executive leadership, which make her well qualified to serve on our board of directors.

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PROPOSAL 1: ELECTION OF DIRECTORS

SHERYL D. PALMER AGE 62

Ms. Palmer became our predecessor’s President and Chief Executive Officer and a member of its board of directors in August 2007 after previously serving as Executive Vice President for the West Region of Morrison Homes. She has also served as our Chairman of the Board since May 2017. Her previous experience includes senior leadership roles at Blackhawk Corp. and Pulte Homes/Del Webb Corporation, each homebuilders and developers of retirement communities, where she last held the title of Nevada Area President at Pulte/Del Webb Corporation and Division President at Blackhawk Corp. Ms. Palmer brings over 35 years of cross-functional building experience to her position, including leadership in land acquisition, sales and marketing, development and operations management. In addition to her employment with the Company, Ms. Palmer currently serves as a member of the board of directors and the nominating and corporate governance committee as well as Chairman of the audit committee of OfferPad Solutions Inc., a leading publicly traded tech-enabled platform for buying and selling residential real estate and previously served as a member of the board of directors of Interface, Inc., a leading publicly traded global manufacturer of modular carpet. In addition, Ms. Palmer is a member of the board of directors and executive committee of HomeAid America, a national non-profit that works with the local building industry to build and renovate multi-unit shelters for homeless families, the Chairman of the Board of Directors for Building Talent Foundation, and a member of the Executive Committee of the Joint Center for Housing Studies at Harvard University.

We believe Ms. Palmer’s over 35 years of industry experience make her a valuable member of our board of directors. In addition, as our President and Chief Executive Officer, it is appropriate for her to be a member of our board.

DENISE F. WARREN AGE 60

Ms. Warren has served as a director since July 2018. Since June 2016, she has served as the Chief Executive Officer of Netlyst, LLC, a consulting and advisory firm that focuses on digital business growth and scaling consumer and business-to-business recurring revenue streams. From June 2015 to March 2016, she served as the Tribune Publishing Company’s President of Digital and Chief Executive Officer of East Coast Publishing and Executive Vice President of Tribune Publishing Company. Ms. Warren spent 26 years with The New York Times Company, where she served in various executive leadership positions including Executive Vice President, Digital Products and Services, General Manager of NYTimes.com and Senior Vice President and Chief Advertising Officer. Ms. Warren also currently serves as a director, member of the audit committee and chair of the nominating and governance committee of Barnes and Noble Education, a publicly traded solutions provider for the education industry, on the board of Naviga, a Vista Equity Partners privately backed software technology company and accelerate360 a privately backed omni-commerce sales, distribution, logistics, marketing and media company. Ms. Warren formerly served as a director, member of the audit committee and chair of the nominating and governance committee of Monotype Imaging Holdings Inc., a publicly traded provider of design assets, technology and expertise, and as a director and member of the audit committee of Electronic Arts Inc., a publicly traded digital interactive entertainment company. Ms. Warren holds a B.S. in management from Tulane University and an M.B.A. in communications and media management from Fordham University.

We believe Ms. Warren’s long experience in digital marketing, business operations and corporate governance make her well qualified to serve on our board of directors.

CHRISTOPHER YIP AGE 41

Mr. Yip has served as a director since November 2021. He is currently a partner at RET Ventures, an early-stage venture capital firm focused on investing in companies that provide innovative technology solutions to the real estate industry. Prior to joining the team at RET Ventures, Mr. Yip was an investor at TPG Capital, where he led private equity and growth equity investments and exits in technology-enabled business services for more than 12 years. Before that, he was a consultant with McKinsey & Company. Throughout his career, Mr. Yip has served as a hands-on public and private board member, advised a range of companies, and mentored leading entrepreneurs and CEOs. He holds an M.B.A. from Stanford University Graduate School of Business, where he was an Arjay Miller Scholar, as well as a master’s degree in Computer Science and a bachelor’s degree in Economics from Harvard University.

Mr. Yip brings extensive experience as an investor in real estate technology, which makes him well qualified to serve on our board of directors.

In the vote on the election of the director nominees, stockholders may:

•	vote FOR the nominee;

•	vote AGAINST the nominee; or

•	ABSTAIN.

Unless you elect to vote differently by so indicating on your signed proxy, your shares will be voted FOR the board of directors’ nominees. For each of the eight director nominees, the number of shares voted “FOR” at the Annual

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PROPOSAL 1: ELECTION OF DIRECTORS

Meeting must exceed the total number of shares voted “AGAINST” such nominee for director in order to be elected. Proxies marked “ABSTAIN” and broker non-votes will have no effect on the outcome of this proposal. In an uncontested election of directors, any incumbent nominee who does not receive the requisite majority vote in an uncontested election must promptly offer to tender her or his resignation in accordance with our Corporate Governance Guidelines. The board will then decide whether to accept the resignation, based on the recommendation of the nominating and governance committee.

If a nominee ceases to be a candidate for election by the time of the Annual Meeting (a contingency that the board does not expect to occur), such proxies may be voted by the proxyholders in accordance with the recommendation of our board of directors.

The Board of Directors Recommends a Vote “FOR” the Above-Named Director Nominees.

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CORPORATE GOVERNANCE

Corporate Governance

We believe that effective corporate governance is critical to our ability to create long-term value for our stockholders. We have adopted and implemented charters, policies, procedures and controls that we believe promote and enhance corporate governance, accountability and responsibility and create a culture of honesty and integrity at our company. Our Corporate Governance Guidelines, Code of Conduct and Ethics, various other governance-related information and board committee charters are available on the Investor Relations page of our corporate website at www.taylormorrison.com.

Our board of directors consists of a majority of independent directors, and all of our standing committees are fully independent.

Governance Highlights

We believe that effective corporate governance is critical to our ability to create long-term value for our stockholders. We have adopted and implemented charters, policies, procedures and controls that we believe promote and enhance corporate governance, accountability and responsibility and create a culture of honesty and integrity at our company. Our Corporate Governance Guidelines, Code of Conduct and Ethics, various other governance-related information and board committee charters are available on the Investor Relations page of our corporate website at www.taylormorrison.com.

Our board of directors consists of a majority of independent directors, and all of our standing committees are fully independent.

Our commitment to strong governance practices is illustrated by the following:

✓ Annual election of directors with a majority voting standard in uncontested directors	✓ Independent directors meet at least quarterly without management
✓ Independent Lead Director	✓ Commitment to a diverse director candidate pool
✓ All directors are independent except for our CEO	✓ No stockholder rights plan, also referred to as a “poison pill”
✓ Director mandatory retirement age (age 72)	✓ Director over-boarding policy
✓ Annual Board and committee self-evaluations	✓ Single class of voting stock

Notable Governance Enhancements

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Information About Our Board of Directors

Director Independence

Our board of directors consults with our legal counsel to ensure that the board’s independence determinations are consistent with relevant securities and other laws and regulations regarding director independence. To assist in the board’s independence determinations, each director completes materials designed to identify any relationships that could affect the director’s independence. In addition, through discussions among our directors, an analysis of independence is undertaken by the nominating and governance committee, and an affirmative determination is made by the board of directors. The board of directors has determined that Mses. Mariucci, Owen and Warren and Messrs. Lane, Lyon, Merritt and Yip are “independent,” as such term is defined by the applicable rules and regulations of the NYSE. Additionally, each of these directors meets the categorical standards for independence established by our board of directors, as set forth in our Corporate Governance Guidelines.

Director Qualifications

The board of directors has delegated to the nominating and governance committee the responsibility of reviewing and recommending nominees for membership of the board of directors. The nominating and governance committee seeks candidates from diverse professional and personal backgrounds who combine a broad spectrum of experience and expertise with a reputation for integrity. In furtherance of the Company’s continuing commitment to board diversity, the Company’s Corporate Governance Guidelines reflect the policy of the nominating and governance committee that, when conducting a search to fill a vacancy on the Board, any candidate pool will include candidates who are diverse in terms of race, ethnicity and/or gender. The assessment of director candidates includes, among other factors, an individual’s independence, which determination is based upon applicable NYSE rules, applicable SEC rules and regulations, our Corporate Governance Guidelines and input from legal counsel, if necessary, as well as consideration of age, skills, character and experience, and a policy of promoting diversity, in the context of the needs of the Company. Other characteristics, including, but not limited to, the director nominee’s material relationships with us, time availability, service on other boards of directors and their committees or any other characteristics which may prove relevant at any given time, are also reviewed by the nominating and governance committee for purposes of determining a director nominee’s qualification.

In the case of incumbent directors whose terms of office are set to expire, the nominating and governance committee reviews such directors’ overall service to our Company during their respective term, including the number of meetings attended, level of participation, quality of performance and any relationships and transactions that might impair such directors’ independence. In addition, pursuant to our Corporate Governance Guidelines, no person shall be nominated by the board of directors to serve as a director after he or she has passed his or her 72nd birthday, unless the nominating and governance committee has voted to waive the mandatory retirement age for such director at the time of nomination.

Summary of Individual Director Skills and Attributes

Our Board reflects a diverse, highly engaged group of directors with a wide range of relevant experience. The following matrix provides information about our director nominees, including certain types of knowledge, skills, experiences and attributes possessed by one or more of our directors, which our Board believes are relevant to our business and operations. The matrix does not encompass all of the knowledge, skills, experiences or attributes of our directors and

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does not suggest that a director who is not listed as having any particular knowledge, skills, experiences or attribute is unable to contribute to the decision-making process in such area.

Summary of Director Nominee Attributes and Experience	Lane	Lyon	Mariucci	Merritt	Owen	Palmer	Warren	Yip	Total

Executive Leadership Experience. Directors with executive leadership experience at large organizations typically possess strong leadership qualities and the ability to identify and develop those qualities in others.	✓	✓	✓	✓	✓	✓	✓	✓	100%

Homebuilding / Real Estate Industry Experience. Directors with significant industry experience provide valuable perspective and insight into the company’s risks and opportunities, regulatory environment and business strategies.	✓	✓	✓			✓		✓	63%

Technology / Cybersecurity. Directors with significant technology or cybersecurity related experience assist the board and the company at using technology to enhance our customer experience, implement digital strategies and oversee cyber security risk.							✓	✓	25%

Human Capital Management. Directors with significant human capital management experience assist the company with oversight of the implementation of a successful framework for workforce acquisition, workforce management and workforce optimization that results in the attraction, development and retention of top candidates with diverse skills and backgrounds.	✓	✓	✓	✓	✓	✓			75%

Public Company Board Experience. Directors with experience serving as a director of other public companies typically possess a strong understanding of effective corporate governance standards and practices.	✓	✓	✓	✓	✓	✓	✓	✓	100%

Risk Management. Experience with risk management is critical to foster an environment where risk management is an integral component of our strategy, culture and business operations and to ensure that policies and procedures are designed and implemented that are consistent with our risk appetite.	✓	✓	✓	✓	✓	✓	✓	✓	100%

Sustainability. Sustainability expertise strengthens the Board’s oversight and assures that strategic business imperatives and long term value creation are achieved within a sustainable, environmentally focused model.	✓		✓	✓	✓	✓		✓	75%

Global Experience. Global experience helps directors better understand and review our business and strategy in the context of the global economy and macroeconomic conditions.	✓				✓	✓			38%

Finance / Accounting. An understanding of finance, financial statements and financial reporting processes enables our directors to better understand what drives our performance and develop financial strategies.	✓	✓	✓	✓	✓	✓	✓	✓	100%

Regulated Industry Experience. Directors with experience in large organizations facing diverse regulatory requirements provide valuable insight on strategies and practices to help the company navigate complicated compliance matters.	✓	✓	✓	✓		✓			63%

Marketing / Sales. Relevant to the Company as it seeks to identify and develop new marketing strategies, develop its brands, and monitor consumer trends.	✓	✓			✓	✓	✓		63%

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Summary of Director Nominee Attributes and Experience	Lane	Lyon	Mariucci	Merritt	Owen	Palmer	Warren	Yip	Total

Diverse. We believe that diversity and inclusion, on our Board and throughout our Company, are foundational to superior financial results. For purposes of this attribute, we’ve identified those directors who are diverse in terms of race, ethnicity and/or gender.			✓		✓	✓	✓	✓	63%

Tenure. Diversity with respect to tenure is important in order to provide for both fresh perspectives and deep experience and knowledge of the Company.	12	4	10	11	6	17	6	3	8.6 Years Average Tenure

Age. Age diversity provides the board with new perspectives in combination more tenured directors with existing deep experience and knowledge of the Company.	59	50	66	69	58	62	60	41	58 Years Average Age

Process for Identifying and Nominating Directors

Nominees for our board of directors are recommended by the nominating and governance committee, which may utilize a variety of methods for identifying nominees for director. Candidates may come to the attention of the nominating and governance committee through current board members, management, professional search firms, stockholders or other persons. The nominating and governance committee uses the same criteria for evaluating candidates regardless of the source of the referral or recommendation.

The nominating and governance committee will consider nominees proposed by our stockholders in accordance with the provisions contained in our By-laws. Each notice of nomination submitted in this manner must contain the information specified in our By-laws, including, but not limited to, information with respect to the beneficial ownership of our common stock or derivative securities that have a value associated with our common stock held by the proposing stockholder and its associates and any voting or similar agreement the proposing stockholder has entered into with respect to our common stock. To be timely, the notice must be received at our principal executive offices not less than 90 days nor more than 120 days prior to the first anniversary of the date of the prior year’s annual meeting of stockholders. If the annual meeting of stockholders is advanced by more than 30 days, or delayed by more than 60 days, from the anniversary of the preceding year’s annual meeting of stockholders, or if no annual meeting of stockholders was held in the preceding year, notice by the stockholder, to be timely, must be received no earlier than the 120th day prior to the annual meeting of stockholders and no later than the later of (1) the 90th day prior to the annual meeting of stockholders and (2) the tenth day following the day on which we notify stockholders of the date of the annual meeting of stockholders, either by mail or other public disclosure.

The foregoing description of the advance notice provisions of our By-laws is a summary and is qualified in its entirety by reference to the full text of our By-laws. Accordingly, we advise you to review our By-laws for additional stipulations relating to the process for nominating directors, including advance notice of director nominations and stockholder proposals. See also “Additional Information—Submission of Stockholder Proposals at Next Year’s Annual Meeting.”

Board Tenure and Diversity

As noted above, consistent with the Company’s Corporate Governance Guidelines, the nominating and governance committee seeks director candidates from diverse professional and personal backgrounds who combine a broad spectrum of experience and expertise. In addition, in furtherance of the Company’s continuing commitment to board diversity, the Corporate Governance Guidelines of the Company reflect the policy of the nominating and governance committee that, when conducting a search to fill a vacancy on the Board, any candidate pool will include candidates who are diverse in terms of race, ethnicity and/or gender. The nominating and governance committee and the Board believe that considering diversity is consistent with the goal of creating a Board that best serves the needs of the Company and the interests of its stockholders, and it is one of the many factors that they consider when identifying individuals for Board membership.

In addition, we believe that diversity with respect to tenure is important in order to provide for both fresh perspectives and deep experience and knowledge of the Company. Therefore, we aim to maintain an appropriate balance of tenure across our directors. In furtherance of the Board’s active role in Board succession planning, the Board has appointed six new directors since 2018.

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The composition of our Board reflects those efforts and the importance of diversity to the Board. Of our eight director nominees:

Board Fellowship Program

In February 2023, recognizing the importance of greater diversity in board governance, we implemented a first-of-its-kind board fellowship program. Designed to grant board training opportunities to candidates from diverse backgrounds, the fellowship program is open to any interested and qualified professionals and draws from a variety of organizations, including institutions that train women and people of color to serve on corporate boards. The program provides board experience to participants, which is expected to bolster their opportunities to secure a formal appointment as a director at other public companies while bringing diverse experiences and perspectives to Taylor Morrison’s board. Although participants have no voting rights, fellows attend quarterly board meetings and gain invaluable, real-world experience.

Board Structure and Operations

Composition of Our Board of Directors

In accordance with our Certificate of Incorporation and By-laws, the number of directors on our board is determined from time to time by our board of directors and is currently an eight-member board. Each director elected or appointed to the board will hold office for a term expiring at the annual meeting of stockholders following his or her election or appointment and until his or her successor has been duly elected and qualified, or until his or her earlier death, disqualification, resignation or removal. Subject to the special rights of the holders of one or more series of preferred stock, vacancies and newly created directorships on the board of directors may be filled at any time by the remaining directors.

Board Leadership Structure

Our board of directors does not currently have a policy as to whether the role of Chairman of our board of directors and the Chief Executive Officer should be separate. Our board of directors believes that the Company and its stockholders are best served by maintaining the flexibility to determine whether the Chairman and Chief Executive Officer positions should be separated or combined at a given point in time in order to provide appropriate leadership for us at that time.

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In addition, our Corporate Governance Guidelines provide that, in order to maintain the independent integrity of our board of directors, if the Chairman of the board is not an independent director, the board of directors may appoint an independent director as lead director.

The board of directors understands that no single approach to board leadership is universally accepted and that the appropriate leadership structure may vary based on several factors, such as a company’s size, industry, operations, history and culture. Accordingly, our board of directors, with the assistance of the nominating and governance committee, assesses its leadership structure in light of these factors and the current environment to achieve the optimal model for us and for our stockholders. The board has determined that, at this time, it is in our and our stockholders’ best interests that our President and Chief Executive Officer serve as Chairman and that Peter Lane serve as our lead independent director with such role and responsibilities as set forth our Corporate Governance Guidelines, including, among others, (i) presiding at all meetings at which the Chairman of the board is not present, as well as at all executive sessions of the independent directors; (ii) serving as liaison between the Chairman and Chief Executive Officer and the independent directors; (iii) meeting with the Chairman and Chief Executive Officer to discuss Board agendas, materials and the schedule of meetings; (iv) calling meetings of the independent directors, as needed; and (v) making himself available for communication with the Company’s stockholders. The Board believes that Mr. Lane brings significant leadership, finance and corporate governance experience to the board that helps ensure strong and independent oversight and effective collaboration among the directors.

The board of directors believes that Ms. Palmer’s dual role is appropriate, given her extensive industry experience, as well as the depth and breadth of her institutional knowledge of the Company’s business, having served at length in a leadership position at the Company and on our board of directors. The board of directors further believes that this combined role of Chairman and Chief Executive Officer, counterbalanced by a lead independent director, is most suitable for us at this time and is in the best interest of our stockholders because it provides the optimal balance between independent oversight of management and unified leadership (i.e., the appropriate balance of authority between those persons charged with overseeing the Company and those who manage it on a day-to-day basis), promotes the development and execution of our strategy and facilitates the flow of information between management and the board of directors, which are essential to effective corporate governance.

Board’s Role in Risk Oversight

The board of directors oversees the business and affairs of the Company and monitors the performance of management. The fundamental responsibility of the board is to lead the Company by exercising its business judgment to act in what each director reasonably believes to be the best interests of the Company and its stockholders. Although the Board is not involved in the Company’s day-to-day operations, the directors keep themselves informed about the Company through meetings of the Board, reports from management and discussions with the Company’s executive officers. Directors also communicate with the Company’s outside advisors, as necessary. Our board of directors exercises oversight of risk management consistent with its duties to the Company and its subsidiaries.

The audit committee is responsible for discussing with management our major financial, credit, liquidity and other risk exposures, as well as our risk assessment and risk management policies. The audit committee works directly with members of senior management and our internal audit staff to review and assess our risk management initiatives, including our compliance programs and cybersecurity initiatives, and reports as appropriate to the board. In addition, the audit committee meets as appropriate (1) as a committee to discuss our risk management guidelines and policies and risk exposures and (2) with our independent auditors to review our internal control environment and other risk exposures.

The compensation committee oversees the management of risks relating to our executive compensation programs and employee benefit plans. In the fulfillment of its duties, the compensation committee reviews at least annually our executive compensation programs, meets regularly with management to understand the financial, human resources and stockholder implications of compensation decisions and reports as appropriate to the board.

The board of directors as a whole also engages in the oversight of risk in various ways.

•

During the course of each year, the board of directors reviews the structure and operation of various departments and functions of our company, including its risk management and internal audit functions. In these reviews, the board of directors discusses with management the risks affecting those departments and functions and management’s approaches to mitigating those risks.

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•	The board of directors reviews and approves each year’s management operating plan. These reviews cover risks that could affect the management operating plan and measures to cope with those risks.

•

In its review and approval of our annual reports on Form 10-K, the board of directors reviews our business and related risks, including as described in the “Business,” “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of the document. The audit committee updates this review quarterly in connection with the preparation of our quarterly reports on Form 10-Q.

•

Management must obtain the approval of the board of directors before proceeding with any land acquisition above a pre-established threshold. When the board of directors reviews particular transactions and initiatives that require board approval, or that otherwise merit the board of directors’ involvement, the board of directors generally includes related risk analysis and mitigation plans among the matters addressed with management.

In addition to the foregoing, the Company has an enterprise risk management (“ERM”) committee. The ERM committee consists of members of our management team who work with other key members of management to identify, monitor and evaluate the Company’s risks and develop an approach to address and mitigate each identified risk. Each quarter, and more frequently, if necessary, the ERM committee reports its findings and recommendations to the audit committee, which then reports to the board of directors.

As part of its risk oversight regarding cybersecurity, management conducts quarterly cyber risk reviews, maintains a cybersecurity risk register, authorizes risk mitigation budgets and activities, and ensures appropriate resources are devoted to protecting against rapidly evolving cyber threats. The Audit Committee and the Board of Directors are also regularly updated on cybersecurity risk assessments, policy changes, significant incidents, and preparedness levels. The Company’s Chief Information Officer updates the Board of Directors biannually on the state of the cybersecurity program, which includes a discussion of the most important cybersecurity risks facing the Company, an update on notable cybersecurity incidents and recent threats, and a summary of the results of the Company’s recent independent cybersecurity assessments, among other items. In addition, the Audit Committee of the Board of Directors receives quarterly cybersecurity updates, which include reports on key cybersecurity metrics, cybersecurity headlines, current risks and mitigation strategies.

The day-to-day identification and management of risk is the responsibility of our management. As market conditions, industry practices, regulatory requirements and the demands of our business evolve, management and the board of directors intend to respond with appropriate adaptations to risk management and oversight.

Majority Voting and Director Resignation Policy

In December 2021, our board of directors, following its strategic review of our corporate governance program, practices, and policies and the recommendation of our nominating and governance committee, amended and restated our By-laws to provide, among other things, that director nominees in uncontested elections shall be elected by the affirmative vote of a majority of the votes cast in respect of the shares present in person or represented by proxy at any meeting of stockholders for the election of directors (meaning the number of shares voted for a nominee for director must exceed the total number of shares voted against such nominee for director, with abstentions and broker non-votes not counted as a vote cast either for or against that nominee). In connection with the implementation of this majority vote standard, our board of directors also amended the Company’s Corporate Governance Guidelines to require each incumbent nominee who does not receive the requisite majority vote in an uncontested election to promptly offer to tender her or his resignation following certification of the stockholder vote. The board will then decide whether to accept the resignation, based on the recommendation of the nominating and governance committee, within 90 days following certification of the stockholder vote and will disclose its determination and its reasoning in a filing with the Securities and Exchange Commission. Any director who offers a resignation will not participate in the consideration by the nominating and governance committee or the board concerning whether to accept the offered resignation.

Human Capital

As of December 31, 2023, we employed approximately 2,800 full-time equivalent persons. Of these, approximately 2,400 were engaged in corporate and homebuilding operations, and the remaining approximately 400 were engaged in financial services. As of December 31, 2023, none of our employees were covered by collective bargaining agreements. We act solely as a general contractor, and all construction operations are supervised by our project managers and field superintendents who manage third party subcontractors. We use independent consultants and contractors for some architectural, engineering, advertising and legal services, and we strive to maintain good relationships with our subcontractors and independent consultants and contractors.

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CORPORATE GOVERNANCE

The people who work for our company are our most valuable resources and are critical to our continued success and execution of our strategies. Our People Services team focuses on attracting, promoting and retaining qualified employees with the expertise needed to manage and support our operations. Our top division and regional leaders average over 10 years of tenure with us. In addition, our executive leadership who are responsible for setting our overall strategy average approximately 16 years with us, and many of them have worked their entire careers in the homebuilding industry.

To attract and retain top talent in our industry, we offer our employees a broad range of company-paid benefits and highly competitive compensation packages. Our employees are eligible for medical, dental and vision insurance, a savings/retirement plan, life and disability insurance, various wellness programs and tuition reimbursement, along with other optional benefits designed to meet individual needs. We engage third party compensation and benefits consulting firms to evaluate our programs and benchmark them against our peers. We believe it is essential to provide opportunities for growth and development to recruit top talent in the labor environment. We offer over 5,000 online courses through our learning system, as well as various leadership programs designed for those in different stages of their leadership journey.

We believe in recognizing and promoting future leaders from within our organization and making diversity, equity, and inclusion (‘DEI”) an ongoing important priority. We provide courses which focus on adherence to company policies on DEI, and our leadership team hosts town hall meetings within the organization to ensure employees have a voice and are aware and committed to DEI. In addition, we have established subcommittees consisting of diverse team members who meet quarterly to help inform our National DEI Committee’s agenda, as well as our overall DEI strategy. Our leadership team is committed to creating a collaborative and inclusive work environment and continues to develop initiatives, policies and procedures to foster greater DEI.

At December 31, 2023, our workforce consisted of approximately 46% females and of these 23% were in managerial roles. The Company has and will continue to demonstrate that there is an open door and a path to leadership for all team members at any level of our company. Accordingly, we are proud to have been included for the sixth consecutive year as the only U.S. homebuilder on the 2024 Bloomberg Gender-Equality Index (GEI), fostering greater transparency and an inclusive work environment in a traditionally male-dominated industry.

Meetings of our Board of Directors

Our board of directors and its committees meet periodically during the year, hold special meetings as needed and act by written consent from time to time as deemed appropriate. During 2023, our board of directors met four times.

During 2023, no incumbent director attended fewer than 75% of the aggregate of (a) the total number of meetings of the board of directors and (b) the total number of meetings held by all committees of the board of directors on which such director served.

Each of our directors is encouraged, but is not required, to attend our annual meetings of stockholders. All of our then serving directors attended our 2023 annual meeting of stockholders.

Executive Sessions of our Board of Directors

Generally, an executive session of the independent directors is held in conjunction with each regularly scheduled board meeting and at other times as deemed appropriate. Our lead independent director presides over such executive sessions.

Committees of Our Board of Directors

Our board of directors has three standing committees: an audit committee, a compensation committee and a nominating and governance committee. Each of the standing committees operates pursuant to a written charter, which is available on our corporate website at www.taylormorrison.com on the Investor Relations page. The following is a brief description of our committees, including their membership and responsibilities.

Audit Committee

Our audit committee assists the board in fulfilling its responsibilities by overseeing, among other things, (1) the integrity of financial information and other information provided to stockholders, investors and others; (2) the performance of our internal audit function and systems of internal controls; (3) our compliance with legal and regulatory

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CORPORATE GOVERNANCE

requirements; and (4) risk management and oversight of our ERM committee. The audit committee also has direct responsibility for the appointment, compensation, retention (including termination) and oversight of our independent auditors and is responsible for the preparation of an audit committee report to be included in our annual proxy statement as required by the SEC. The audit committee also reviews and approves related person transactions in accordance with our Related Person Transaction Policy. See “Certain Relationships and Related Person Transactions–Related Person Transaction Policy.” During 2023, the audit committee met nine times.

As of the date of this Proxy Statement, our audit committee was comprised of Mr. Merritt (Chair), Ms. Mariucci and Ms. Warren. Under NYSE rules and SEC requirements, our audit committee must be comprised entirely of independent directors. Our board of directors has determined that each member of our audit committee has the financial literacy required by NYSE rules, is “independent” as defined under the independence requirements of the NYSE and the SEC applicable to audit committee members and qualifies as an “audit committee financial expert” as that term is defined under SEC rules. Information about our audit committee members’ past business and educational experience is included under the caption “Proposal 1: Election of Directors.”

Compensation Committee

Our compensation committee, among other things, reviews and recommends policies and plans relating to the compensation and benefits of our directors, employees and certain other persons providing services to our Company, and is responsible for approving the compensation of our Chief Executive Officer and other executive officers. Our compensation committee also administers our clawback policies and stock ownership guidelines, as well as our incentive plans, our annual bonus plan and other benefit programs. The compensation committee has delegated authority to our Chief Executive Officer to issue equity awards to employees other than to executive officers and certain other senior members of our management. If at any time the compensation committee includes a member who is not a “non-employee director” within the meaning of Rule 16b-3 under the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations promulgated thereunder, then either a subcommittee comprised entirely of individuals who are non-employee directors or the board of directors will approve any grants of equity-based compensation made to any individual who is subject to Section 16 of the Exchange Act. The compensation committee has the sole authority to retain and terminate any compensation consultant to assist in the evaluation of employee compensation and to approve the consultant’s fees and other terms and conditions of the consultant’s retention. During 2023, the compensation committee met five times.

As of the date of this Proxy Statement, our compensation committee was comprised of Ms. Mariucci (Chair), Mr. Lane and Ms. Owen. Under NYSE rules, our compensation committee must be comprised entirely of independent directors. Our board of directors has determined that each member of our compensation committee is “independent” as defined under the independence requirements of the NYSE applicable to compensation committee members.

For additional discussion of the processes and procedures the compensation committee has used for the consideration and determination of executive officer and director compensation, please see “Compensation Discussion and Analysis.”

Nominating and Governance Committee

Our nominating and governance committee, among other things, provides assistance to the board of directors in identifying and recommending individuals qualified to serve as directors of our Company, reviews the composition of the board of directors and periodically evaluates the performance of the board of directors and its committees. The nominating and governance committee also recommends our various board committee memberships based upon, among other considerations, a director’s available time commitment, applicable regulatory considerations, background and/or the skill set it deems appropriate to adequately perform the responsibilities of the applicable committee. In addition, the nominating and governance committee develops and recommends corporate governance policies and procedures for us, including our Corporate Governance Guidelines, and monitors and reviews compliance with those policies. The nominating and governance committee is also responsible for reviewing and overseeing the overall adequacy of the Company’s sustainability risk management, strategy, initiatives, and policies, including communications with employees, investors, and other stakeholders of the Company with respect to such sustainability matters. During 2023, the nominating and governance committee met three times.

As of the date of this Proxy Statement, our nominating and governance committee was comprised of Mr. Lane (Chair), Mr. Merritt and Mr. Yip. Under NYSE rules, our nominating and governance committee must be comprised entirely of

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CORPORATE GOVERNANCE

independent directors. Our board of directors has determined that each of Messrs. Lane, Merritt and Yip are “independent” as defined under the independence requirements of the NYSE applicable to nominating and governance committee members.

Compensation Committee Interlocks and Insider Participation

None of the members of our compensation committee in 2023 was, at any time during 2023 or at any other time, an officer or employee of the Company, and none had or has any relationships with us that are required to be disclosed under Item 404 of Regulation S-K. None of our executive officers has served as a member of the board of directors, or as a member of the compensation or similar committee, of any entity that has one or more executive officers who served on our board of directors or compensation committee during 2023.

Corporate Governance Guidelines and Code of Conduct and Ethics

Our board of directors has adopted Corporate Governance Guidelines and a Code of Conduct and Ethics that are applicable to all members of our board of directors, executive officers and employees. We have posted these documents on the Investor Relations page of our corporate website at www.taylormorrison.com. We intend to post amendments to or waivers of, if any, certain provisions of our Code of Conduct and Ethics (to the extent applicable to our directors, our executive officers, including our principal executive officer and principal financial officer, or our principal accounting officer or controller, or persons performing similar functions) at this location on our website.

Delinquent Section 16(a) Reports

Section 16(a) of the Exchange Act requires our directors, officers and beneficial holders of more than 10% of a registered class of our equity securities to file with the SEC initial reports of ownership and reports of changes in such ownership.

To our knowledge, based solely on a review of the copies of such reports furnished to us and written representations from our executive officers and directors that no other reports were required, all required reports under Section 16(a) of the Exchange Act of our directors, officers and beneficial holders of more than 10% of our common stock were timely filed since the beginning of 2023, except the filings that were made late on behalf of: (i) Sheryl Palmer, Curt VanHyfte, Darrell Sherman and Joseph Terracciano on February 14, 2024, each to report the settlement of restricted stock units (“RSUs”) and (ii) Joseph Terracciano on February 23, 2024 to report the grant of RSUs.

Anti-Hedging Policy

We have a securities trading policy that sets forth guidelines and restrictions on transactions involving our stock, which are applicable to our employees, including our executive officers, and our directors. Our policy prohibits hedging, including, among other things, purchases of stock on margin, calls or similar options on Company stock or from selling our stock short. These types of transactions would allow employees to own Company stock without the full risks and rewards of ownership. When that occurs, employees or directors may no longer have the same objectives as our other stockholders and, therefore, such transactions involving our stock are prohibited.

Corporate Sustainability and Belonging Report

Our Board has delegated oversight responsibility over the Company’s corporate responsibility matters to the nominating and governance committee. In this capacity, the nominating and governance committee reviews and considers the Company’s policies and practices relating to environmental stewardship, corporate social responsibility and other public policy issues significant to the Company, including as documented in the Company’s Corporate Sustainability and Belonging Report.

The Company published its inaugural Corporate Sustainability and Belonging Report in April 2019 and published its latest report in July 2023. The reports demonstrate the Company’s commitment to integrating sustainable values into all aspects of its business and are intended to showcase in a single format how the Company makes sustainability core to its business. The reports reference the Sustainability Accounting Standards Board (SASB), Global Reporting Initiative

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CORPORATE GOVERNANCE

(GRI) standards in several instances spanning environmental, social and governance performance indicators and refer to the United Nations’ Sustainable Development Goals (SDGs) in areas where there is strong alignment with the Company’s policies and operations. The reports signal a significant advance in the Company’s sustainability reporting and transparency efforts. A copy of our most recent report is available on our company website at http://investors.taylormorrison.com/esg. The information contained on or accessible through the Taylor Morrison website, including the Company’s Corporate Sustainability and Belonging Report, is not considered part of this proxy statement. Further inquiries about our sustainability practices and policies can be directed to ESG@taylormorrison.com.

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DIRECTOR COMPENSATION

Director Compensation

Annual Compensation

Directors who are our employees are not separately compensated by us for their service on our board of directors. For our other directors, referred to collectively as “non-employee directors,” we pay an annual cash retainer for their service on our board, which is payable to such directors in quarterly installments in arrears. The amount of the annual cash retainer depends on whether the director serves as a member or as chairman on any committees of the board of directors.

For 2023, our non-employee directors were entitled to receive the following compensation:

•	A base annual cash retainer of $85,000.

•	An additional $35,000 annual cash retainer for the Lead Independent Director of our board of directors, which was increased to $40,000 in the third quarter of 2023.

•	An additional $40,000, $30,000 and $20,000 annual cash retainer for the chairman of the audit committee, compensation committee and nominating and governance committee, respectively.

•	An additional $12,000 annual cash retainer for each other member of the audit and compensation committees and $10,000 for each member of the nominating and governance committee.

•

In addition to cash retainers, our board of directors and compensation committee have determined that it is important to include an equity component in director compensation, because they believe it is vital for our directors who receive compensation from us to build and maintain a long-term ownership position in our business, to further align their financial interests with those of our stockholders and to encourage the creation of long-term value. In furtherance of this objective, each non-employee director receives an annual equity award of RSUs or, if they so elect as described below, deferred stock units (“DSUs”). For 2023, the board of directors approved a $10,000 increase to the annual non-employee director equity grant in recognition of the evolving responsibilities and demands on public company directors and competitive conditions for public company director candidates. Accordingly, each non-employee director received an RSU or DSU grant with a grant date fair value of $175,000. The number of shares subject to the RSU or DSU grant is determined by dividing the aggregate grant date fair value by the closing price of our common stock on the grant date. The annual RSU or DSU award vests in full on the earlier of (i) the first anniversary of the grant date and (ii) the date of the Company’s annual meeting of stockholders immediately following the grant date, subject to the director’s continued service through such vesting date. Annual equity awards to our non-employee directors are typically granted following our annual stockholder meeting.

We also reimburse each of our directors for reasonable travel and other related expenses incurred to attend board and committee meetings.

Deferred Compensation Plan

Pursuant to the Taylor Morrison Home Corporation Non-Employee Director Deferred Compensation Plan (the “Director Plan”), non-employee directors may, for any calendar year, irrevocably elect to defer (i) receipt of shares of our common stock the director would have received upon vesting of RSUs granted as an annual equity award and (ii) receipt of all or a portion of their cash compensation earned for their service on our board of directors, in each case, in the form of unfunded DSUs under the Taylor Morrison Home Corporation 2013 Omnibus Equity Award Plan (as amended and restated from time to time, the “2013 Omnibus Plan”). The purpose of the Director Plan is to enhance our ability to attract and retain non-employee directors with training, experience and ability who will promote our interests and to directly align the interests of such non-employee directors with the interests of our stockholders. Other than providing for deferred settlement and receipt of shares, DSUs in respect of deferred equity awards are subject to the same vesting conditions as RSUs granted as annual equity awards and vest in full on the first anniversary of the date the annual RSUs are granted, subject to the director’s continued service on such vesting date.

DSUs in respect of the director’s deferred cash compensation are fully vested as of the grant date and settle in a number of shares of our common stock equal to the amount of cash compensation deferred divided by the closing price of our common stock on the date the cash compensation is deferred. DSUs and dividend equivalents thereon have no voting rights until the common stock underlying such DSUs are delivered and are settled in shares of common stock upon the earlier of a separation from service or a change in control.

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DIRECTOR COMPENSATION

Stock Retention Policy

Our board of directors has adopted a stock retention policy that requires non-employee directors to own shares of our common stock having an aggregate value no less than five times such director’s annual base cash retainer. Generally, non-employee directors must achieve the required minimum retention level within five years from the date of their election to our board of directors. As of December 31, 2023, all of our non-employee directors either met the retention level or are on track to meet the retention level within the required time frame.

2023 Director Compensation Table

The following table summarizes the compensation earned by, or awarded or paid to, those of our directors who, for the year ended December 31, 2023, were compensated for their service as directors. Ms. Palmer, our Chairman and CEO, is not compensated for her service as a director.

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)(3)	Total ($)

Peter Lane	154,500	175,019	329,519

William H. Lyon	85,000	175,019	260,019

Anne L. Mariucci	127,000	175,019	302,019

David C. Merritt	135,000	175,019	310,019

Andrea Owen	97,000	175,019	272,019

Denise F. Warren	97,000	175,019	272,019

Christopher Yip	—	270,035	270,035

Notes:

(1)

For 2023, Mr. Merritt, Ms. Mariucci and Mr. Lane served as the chairman of our audit committee, compensation committee and nominating and governance committee, respectively. For 2023, Mr. Yip elected to defer all of his 2023 earned cash compensation under the Director Plan and instead received fully vested DSUs, the value of which is reflected in the “Stock Awards” column. The following table sets forth retainer fees earned by our directors in 2023:

Name	Annual	Lead Independent Director	Audit Committee	Compensation Committee	Nominating and Governance Committee

Peter Lane	$85,000	37,500		12,000	20,000

William H. Lyon	$85,000

Anne L. Mariucci	$85,000		12,000	30,000

David C. Merritt	$85,000		40,000		10,000

Andrea Owen	$85,000			12,000

Denise F. Warren	$85,000		12,000

Christopher Yip	$85,000				10,000

(2)

On May 25, 2023, Mr. Lyon and Ms. Mariucci received an annual equity grant of 4,042 RSUs, each valued at $43.30 per share, which was the closing sale price of our common stock on the grant date. Messrs. Yip, Lane and Merritt and Mses. Owen and Warren each elected to defer all of his or her 2023 annual RSU award under the Director Plan and, instead, each received on May 25, 2023, an annual equity grant of 4,042 DSUs valued at $43.30 per share, which was the closing sale price of our common stock on the grant date. In addition, Mr. Yip elected to defer all of his 2023 earned cash compensation under the Director Plan and instead received fully vested DSUs the value of which is reflected in the “Stock Awards” column. The amount in this column reflects the aggregate grant date fair value of the RSU or DSU award, as applicable, calculated in accordance with the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718. The assumptions used in the valuation of stock-based awards are discussed in Note 12 to our Audited Consolidated Financial Statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2023.

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DIRECTOR COMPENSATION

(3)

As of December 31, 2023, the aggregate number of outstanding stock options, RSUs and DSUs, in each case as described below, subject to awards held by each of our non-employee directors were as set forth in the table below.

Name	RSUs (#)	DSUs (#)

Peter Lane(b)	—	67,733

William H. Lyon(a)	4,042	—

Anne L. Mariucci(a)(b)	4,042	21,994

David C. Merritt(b)	—	56,127

Andrea Owen(b)	—	32,426

Denise F. Warren(b)	—	32,426

Christopher Yip(b)	—	15,630

(a)	The RSUs reported for Mr. Lyon and Ms. Mariucci were unvested as of December 31, 2023 and are scheduled to vest on May 25, 2024.

(b)	Of the DSUs reported for each of Messrs., Lane, Merritt and Yip and Mses. Owen and Warren, 4,042 were unvested as of December 31, 2023, and are scheduled to vest on May 25, 2024.

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EXECUTIVE OFFICERS

Executive Officers

The executive officers of the Company as of the date hereof are listed below.

Name	Age	Position

Sheryl D. Palmer	62	President, Chief Executive Officer and Chairman of the Board of Directors

Curt VanHyfte	56	Executive Vice President and Chief Financial Officer

Darrell C. Sherman	59	Executive Vice President, Chief Legal Officer and Secretary

SHERYL D. PALMER

Ms. Palmer has served as our President, Chief Executive Officer and Chairman of the Board since May 2017. She became our predecessor’s President and Chief Executive Officer and a member of its board of directors in August 2007 after previously serving as Executive Vice President for the West Region of Morrison Homes. Her previous experience includes senior leadership roles at Blackhawk Corp. and Pulte Homes/Del Webb Corporation, each homebuilders and developers of retirement communities, where she last held the title of Nevada Area President at Pulte/Del Webb Corporation and Division President at Blackhawk Corp. Ms. Palmer brings over 35 years of cross-functional building experience to her position, including leadership in land acquisition, sales and marketing, development and operations management. In addition to her employment with the Company, Ms. Palmer currently serves as a member of the board of directors and the nominating and corporate governance committee as well as Chairman of the audit committee of OfferPad Solutions Inc., a leading publicly traded tech-enabled platform for buying and selling residential real estate and previously served as a member of the board of directors of Interface, Inc., a leading publicly traded global manufacturer of modular carpet. In addition, Ms. Palmer is a member of the board of directors and executive committee of HomeAid America, a national non-profit that works with the local building industry to build and renovate multi-unit shelters for homeless families, the Chairman of the Board of Directors for Building Talent Foundation, and a member of the Executive Committee of the Joint Center for Housing Studies at Harvard University.

CURT VANHYFTE

Mr. VanHyfte became our Executive Vice President and Chief Financial Officer effective July 24, 2023. Mr. VanHyfte joined the Company in connection with the Company’s acquisition of William Lyon Homes (“WLH”) in February 2020, and had served as Interim Chief Financial Officer since May 1, 2023. Prior to serving as Interim Chief Financial Officer, Mr. VanHyfte served as the Company’s West Area President since November 2020. In such role, he was responsible for overseeing and driving operational excellence and growth for Western markets, including those in Arizona, California, Washington and Oregon. While at WLH from 2019 to 2020, Mr. VanHyfte served as Division President of the Arizona division, where he led overall homebuilding operations in the Phoenix market. Prior to joining WLH, Mr. VanHyfte served at M/I Homes, Inc. as Area President, Chicago Division, responsible for homebuilding operations in the area. During his nearly 30-year career in homebuilding, he has held division, regional and national roles in finance and spent time as a Division President in Chicago, St. Louis, Houston and Phoenix for several homebuilders. Mr. VanHyfte earned a B.S. in accounting with a minor in business management from St. John’s University in Minnesota.

DARRELL C. SHERMAN

Mr. Sherman is our Executive Vice President, Chief Legal Officer and Secretary and has served as chief counsel to the Company since June 2009. Mr. Sherman brings over 25 years of experience in the homebuilding industry, having served in senior legal roles at Centex Homes, Pulte Homes, and Del Webb Corporation. Prior to joining the homebuilding industry, Mr. Sherman was a finance and real estate lawyer at Snell & Wilmer L.L.P. He also served as an Administrative Law Judge appointed by Arizona Governor Fife Symington, hearing appeals from the Arizona Department of Environmental Quality and as a member of the U.S. Senate Judicial Advisory Committee, recommending the appointment of U.S. District Court judges. He holds a B.A. in Economics with university honors and a J.D., both from Brigham Young University, where he was a member of the BYU Law Review. He is a member of the State Bar of Arizona and the American Bar Association and admitted to the Arizona and U.S. Supreme Courts.

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COMPENSATION DISCUSSION AND ANALYSIS

Compensation Discussion and Analysis

This compensation discussion and analysis discusses our executive compensation programs for our named executive officers for our fiscal year ending December 31, 2023 and includes a discussion of our compensation objectives and philosophy and the material elements of compensation earned by, or awarded or paid to, our named executive officers in the year. This section also describes processes we use in reaching compensation decisions and is intended to provide context for understanding the amounts in the tabular disclosure that follows. We have also highlighted our corporate results in 2023 and how these results led to the executive compensation we paid for the year. In addition, we highlight key attributes of our compensation programs for our named executive officers.

2023 was a year of extremely strong performance for Taylor Morrison, despite the headwinds from rising interest rates, economic uncertainty and global unrest. Through the unrivaled passion of the team, we furthered our esteemed reputation as America’s Most Trusted® Home Builder by Lifestory Research for the ninth consecutive year while securing the Taylor Morrison name onto prestigious lists, including: Bloomberg’s Gender-Equality Index, Newsweek’s America’s Most Responsible Companies, America’s Greenest Companies, and U.S. News & World Report’s Best Companies to Work For. These awards highlight our commitment to culture and community, both fundamental pillars of our business ethos.

We also continued our Operational Excellence as a Fortune 500 company with an eye for efficiencies and repeatability, and we made record commitments to future growth with $1.8 billion invested into the business as we turn now to reaccelerating our Company’s growth and achieving outsized market share gains. We believe that the success of this approach was evident in our 2023 results, which exceeded our guidance and reflected the resiliency of our balanced operating strategy amid varying market conditions.

In total, we:

•	Delivered 11,495 homes.

•	Generated $7.2 billion of home closings revenue at a healthy adjusted home closings gross margin* of 24.0%.

•	Drove adjusted earnings* of $7.54 per diluted share.

•	Increased our net sales orders by 14%, to 10,830.

•	Generated $1.8 billion in total liquidity.

•	Reduced our senior debt by $350 million.

•	Repurchased 2.8 million common shares for $128 million.

* Adjusted home closings gross margin and adjusted earnings per diluted share are non-GAAP financial measures. For a discussion of such measures and a reconciliation to the comparable GAAP measures see “Management’s Discussion and Analysis of Financial Condition and Results of Operations-Non-GAAP Measures” in our Annual Report on Form 10-K for the year ended December 31, 2023 filed with the Securities and Exchange Commission on February 21, 2024.

Consistent with the pay-for-performance and stockholder alignment objectives of our compensation philosophy, which are discussed in further detail below in this compensation discussion and analysis, our compensation programs for 2023 have the following attributes:

•	A balanced mix of short-term cash compensation and long-term equity-based compensation;

•	Use of multiple performance measures with no guaranteed incentive payouts;

•	Payouts in respect of performance awards under our executive compensation programs are capped;

•	A majority of the compensation paid to our executive officers is performance-based;

•	Limitations on the amount of awards that can be made under our equity incentive plans;

•	All programs are designed and overseen by an independent compensation committee that retains their own independent advisor;

•

An anti-hedging policy applicable to all employees (including our executive officers and directors) that prohibits purchases of our stock on margin, calls or similar options on our stock or selling our stock short;

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COMPENSATION DISCUSSION AND ANALYSIS

•	Stock ownership and retention guidelines for our executive officers;

•	An appropriate level of severance protection to ensure continuity of service;

•	No single-trigger change in control features in any of our programs;

•	No gross ups for any excise or other penalty taxes related to compensation paid;

•	Forfeiture of equity awards upon violation of certain post-employment restrictive covenants;

•	Clawback of certain cash and equity incentive compensation; and

•	A modest use of perquisites, which do not make up a material portion of the compensation and benefits provided to our named executive officers.

Prior Year’s Annual Meeting of Stockholders—Advisory Vote to Approve the Compensation of our Named Executive Officers

At our 2023 annual meeting of stockholders, more than 96.2% of the shares voted were cast in favor of the 2022 compensation of our named executive officers and our compensation philosophy, policies and practices. We were pleased to receive this strong support and took it into account as part of our annual analysis of the effectiveness of our compensation programs for our named executive officers.

We recognize that the business and executive compensation environments continue to evolve, and we are committed to having compensation programs and practices that support our business objectives, promote good corporate governance and align executive pay with our performance. The compensation committee will continue to consider the results from this year’s and future advisory stockholder votes regarding our executive compensation programs. See “Proposal 2: Advisory Vote to Approve the Compensation of our Named Executive Officers (Say on Pay)” for additional information.

Our Named Executive Officers for 2023

President, Chief Executive Officer and Chairman of the Board of Directors	Sheryl D. Palmer

Executive Vice President and Chief Financial Officer	Curt VanHyfte

Executive Vice President, Chief Legal Officer and Secretary	Darrell C. Sherman

Executive Vice President of Strategic and Operational Initiatives and Former Chief Financial Officer	Louis Steffens

Mr. Steffens stepped down from his Chief Financial Officer responsibilities effective May 1, 2023 (the “transition date”), and ceased serving as an executive officer of the Company as of such date (the “CFO transition”). Mr. Steffens currently serves as the Company’s Executive Vice President of Strategic and Operational Initiatives. In connection with the transition of Mr. Steffens’ responsibilities, the board appointed Mr. VanHyfte as the Company’s Interim Chief Financial Officer effective as of the transition date, and Mr. VanHyfte assumed the role on a permanent basis effective July 24, 2023. For more information on our CFO transition, see “Employment Agreements—CFO Transition” below.

Compensation Objectives and Philosophy

Our compensation programs reflect our philosophy to pay all of our executives, including our named executive officers, in ways that support our primary objectives of:

•	Encouraging a results-driven culture through a pay-for-performance structure;

•

Balancing long-term and short-term compensation and cash and equity-based compensation to ensure our executives are focused on the appropriate short-term financial budget goals and long-term strategic objectives;

•	Aligning executives’ interests with stockholder interests in creating long-term value for our stockholders;

•	Attracting, retaining and motivating key talent; and

•	Aligning total compensation levels with those paid by our direct competitors in the highly competitive homebuilding sector as well as companies of comparable size and scope in other industries.

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COMPENSATION DISCUSSION AND ANALYSIS

Our compensation structure is centered on a pay-for-performance philosophy, which is designed to align the interests of our executives and our stockholders, motivate our executives to achieve our targeted financial and other performance objectives and reward them for their achievements when those objectives are met. To help achieve these objectives, a significant portion of our executive officers’ compensation is at-risk and provided in the form of variable or performance-based compensation with upside potential for strong performance, as well as downside exposure for underperformance. We believe this is appropriate given our executive officers’ ability to influence our overall performance.

We recognize the need for varied incentives to retain talent and encourage both present and future performance. To that end, we seek to provide a balance between short-term incentives, such as cash compensation through our annual incentive plan, and long-term incentives, such as equity-based compensation, which encourages focus on long-term strategic objectives by linking compensation to the satisfaction of our long-term performance goals. Having a long-term compensation component is also consistent with the long-term horizon inherent in the homebuilding industry for the realization of our assets that span over multiple years. In light of such objectives, we have determined that a significant portion of total compensation would be delivered in the form of long-term equity-based compensation using a mix of stock options and RSUs, with both service-based and performance-based vesting.

The overall level of total compensation for our executive officers is intended to be reasonable in relation to, and competitive with, the compensation paid by similarly situated peer leaders in the highly competitive homebuilding industry, subject to variation for factors such as the individual’s experience, performance, duties, scope of responsibility, prior contributions and future potential contributions to our business. With these principles in mind, we structure our compensation programs as a competitive total pay package, which we believe allows us to attract, retain and motivate executives with the skill and knowledge we require and ensure the stability of our management team, which is vital to the success of our business. However, we do not have a policy of setting executive officer compensation levels within a fixed range of benchmarks of our peer companies.

Establishing and Evaluating Executive Compensation

Role of the Independent Compensation Consultant

For 2023, the compensation committee retained Semler Brossy Consulting Group, LLC (“Semler Brossy”) as its independent compensation consultant. Semler Brossy provided the compensation committee with market data on executive compensation levels and practices at our competitors, advised on trends and best practices in the areas of executive compensation, assisted the compensation committee in its review and evaluation of our compensation policies and practices, reviewed our compensation discussion and analysis and provided independent advice on director compensation. Semler Brossy does not provide any other services to us, except at the direction of the compensation committee. We did not have any other relationships with Semler Brossy, and the compensation committee determined that Semler Brossy was independent and the work it performed in 2023 raised no conflicts of interest with us. The compensation committee has the sole authority to retain or terminate advisors to the compensation committee that assist in the evaluation of the compensation to our executive officers and directors.

Process—Role of Officers and Compensation Committee

The compensation committee is responsible for all compensation decisions for our executive officers. Our Senior Vice President, Total Rewards works with Ms. Palmer and the Chairman of the compensation committee to establish compensation committee meeting agendas and provide various types of information, including interim progress against performance targets, information about other homebuilding companies or other topics requested by the compensation committee to assist the compensation committee in making its decisions.

The compensation committee, after consultation with Ms. Palmer as to executive officers other than herself, reviews and determines base salary, annual cash incentive bonuses and long-term incentive compensation levels for each executive officer. The compensation committee reviews and approves for each executive officer the annual base salary, annual bonus performance targets, annual bonuses payable based on achievement of pre-established, compensation committee approved annual performance criteria and targets and long-term incentive compensation awards (including review and approval of target grant values, equity award design/mix, vesting terms, etc.). Ms. Palmer’s compensation levels are established by the compensation committee in its sole discretion. Ms. Palmer does not have any role or authority in determining her own compensation and she is not present for deliberations or decisions regarding her compensation.

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COMPENSATION DISCUSSION AND ANALYSIS

Process—Factors Considered in Setting Compensation

The compensation committee believes that compensation decisions for our executive officers are complex and require consideration of many factors, including the overall competitive market environment, industry compensation levels, the officer’s individual performance and the Company’s performance.

Market Data (Competitors and General Industry). As mentioned above, the compensation committee does not set compensation levels for our executive officers within a fixed range of benchmarks of our peer companies; however, the compensation committee reviews such peer company information and market data to better assess the range of compensation needed to attract, retain and motivate executive talent in our highly competitive industry.

In connection with setting compensation, the compensation committee reviews data from the annual proxy statements of publicly traded homebuilders, as well as data from other published compensation survey sources, including FMI Corporation and Equilar, for compensation levels and trends as well as data on all direct pay elements for executives and uses such information to guide its decisions. In 2023, the compensation committee reviewed compensation data for the following publicly traded homebuilding companies (our “peer group”) in connection with setting compensation for our named executive officers. No changes were made to the peer group in 2023:

• Beazer Homes USA Inc.	• Lennar Corporation	• PulteGroup Inc.

• D.R. Horton, Inc.	• M.D.C. Holdings Inc.	• Toll Brothers, Inc.

• Hovnanian Enterprises, Inc.	• Meritage Homes Corporation	• TRI Pointe Homes, Inc.

• KB Home	• M/I Homes, Inc.	• NVR, Inc.

Individual Performance. As mentioned above, in addition to considering market data, the compensation committee considers each executive officer’s individual performance in determining executive compensation levels, including the nature and scope of the executive’s responsibilities and the executive’s prior performance and expected future contributions. The compensation committee’s review of individual performance is general and subjective in nature and specific individual performance elements are tailored to the executive.

Company Performance. The compensation committee also considers the Company’s performance, financial plans and budget in setting executive officer compensation levels for any given year taking into account general economic challenges as well as any specific challenges facing our business.

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COMPENSATION DISCUSSION AND ANALYSIS

The primary elements of our compensation structure are base salary, annual cash incentive bonuses, long-term equity-based incentive awards and certain employee benefits and perquisites. A brief description of the objectives of each principal element of our executive compensation programs for 2023 are summarized in the following table and described in more detail below.

Key Elements of Our Compensation Programs — Overview

Compensation Element	Brief Description	Objectives

Base Salary	Fixed compensation	Provide a competitive, fixed level of cash compensation to attract and retain talented and skilled executives

Annual Cash Incentive Bonuses	Variable, performance-based cash compensation earned based on achieving pre-established annual goals	Motivate executives to achieve or exceed our current-year financial goals and reward them for their achievements Aid in retention of key executives in a highly competitive market for talent

Long-Term Incentives — Equity Based	Variable, equity-based compensation to promote achievement of longer-term goals and align with shareholder value creation

Align executives’ interests with those of our stockholders and encourage executive decision-making that maximizes growth and stockholder value creation over the long-term

Aid in retention of key executives and ensure continuity of management in a highly competitive market for talent

Employee Benefits and Perquisites (discussed below under “Other Program Attributes”)

Participation in all broad-based employee health and welfare programs and retirement plans

Employee benefits vary based on individual elections and auto allowance are the only perquisites provided to our named executive officers

Aid in retention of key executives in a highly competitive market for talent by providing overall benefits package competitive with industry peers

Base Salary

The base salary component of executive officer compensation is intended to provide a competitive, stable level of minimum compensation to each executive officer commensurate with the executive’s role, experience and duties. The compensation committee annually reviews and approves base salaries for our executive officers based on several factors, including the individual’s experience, responsibilities, performance, expected future contribution, our expected financial performance and salaries of similarly situated executives of our public peers in the homebuilding industry and in general industries.

Based on its review of peer data, the compensation committee determined that an increase to Ms. Palmer’s salary was warranted and as a result, in March 2023, her base salary was increased from $1,000,000 to $1,075,000. For 2023, Mr. Sherman’s base salary remained consistent with his 2022 base salary of $500,000.

In the case of Mr. Steffens, the compensation committee determined in March 2023 to increase his base salary from $575,000 to $650,000 based on an analysis of the factors above. In July 2023, the compensation committee determined to reduce Mr. Steffens’ salary from $650,000 to $525,000 in connection with the CFO transition. In connection with Mr. VanHyfte’s appointment as Chief Financial Officer, the compensation committee approved an annual base salary of $550,000, effective as of May 1, 2023. For more information on our CFO transition, see “Employment Agreements—CFO Transition” below.

Annual Cash Incentive Bonuses

The second component of executive officer compensation is annual cash incentive bonuses based on Company performance. Tying a portion of total compensation to annual Company performance permits us to adjust the performance measures each year to reflect changing objectives and those that may be of special importance for a particular year. Through our short-term incentive compensation program, we seek to provide an appropriate amount of pre-established short-term cash compensation that is at-risk and tied to the achievement of certain short-term

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COMPENSATION DISCUSSION AND ANALYSIS

performance goals. For 2023, our annual short-term cash compensation program included two components: our 2023 annual bonus program and our 2023 profit sharing bonus program.

To address ongoing increased uncertainty in the market at the beginning of 2023 largely due to the escalation of interest rates in 2022 and their effect on homebuyers, the compensation committee revised the design of our fiscal 2023 annual bonus program. Accordingly, the compensation committee resolved to bifurcate the performance period for the fiscal 2023 annual bonus program, including the selection of performance measures and the establishment of the applicable performance goals for each such performance period as described further below. For purposes of the 2023 annual bonus program, the compensation committee also reduced the maximum opportunity from 150% of target to 100% of target.

The second part of our short-term incentive compensation program was our 2023 profit sharing bonus program, which, similar to 2022, provided participants with an opportunity to receive a bonus based on growth above certain home sales gross margin and earnings before taxes targets. For 2023, the compensation committee approved an increase to the maximum opportunity under the profit sharing program from 110% to 160%. The increase in the maximum opportunity of the profit sharing program offsets the decrease of the maximum opportunity in the annual incentive program, which results in a maximum aggregate payout opportunity under our 2023 annual bonus program and our 2023 profit sharing bonus program consistent with 2022 of 260% of annual incentive plan target.

2023 Annual Bonus Program

Target Amounts. The compensation committee determined, following a review of peer data, that no changes to the target annual cash incentive bonus opportunities for our named executive officers were necessary for 2023 under our annual bonus program, except in the case of Mr. VanHyfte, whose target bonus was increased from 145% to 150% of base salary in connection with the CFO transition. The compensation committee further determined to reduce the maximum bonus opportunities under our annual bonus program from 150% of target to 100% of target with a corresponding increase in the maximum payout opportunity under the 2023 profit sharing bonus program from 110% to 160% of target annual bonus amount. For 2023, the target and maximum annual cash incentive bonus opportunities (rounded to the nearest whole percent) set by the compensation committee for each of our named executive officers were as follows:

Name	2023 Target / Maximum Annual Bonus as a Percentage of Base Salary Paid in 2023

Sheryl D. Palmer	250%

Curt VanHyfte	148.75%

Darrell C. Sherman	150%

Louis Steffens	150%

The actual 2023 annual cash incentive bonus amounts were calculated based on a combination of objective performance measures and using the following formula:

2023 Base Salary Paid During Performance Period	x	Target Bonus Percentage	x	Actual Attainment Percentage	=	Bonus Payout

Our “Actual Attainment Percentage” is an aggregated measure of the attainment of specific financial and operational performance goals for the Company as a whole expressed in the table below as a percentage. These performance goals are based on corporate and business objectives and are not tied to individual performance. Each goal (1) has an associated “threshold” and “target / maximum” percentage attainment level, with straight-line interpolation for attainment between levels, and (2) is weighted to reflect the compensation committee’s assessment of the goal’s importance in relation to our overall business objectives. Specifically, the percentage attainment of each goal is applied to the weighting factor (itself a percentage), and these numbers are totaled to set the Actual Attainment Percentage for the applicable performance period.

Establishing Performance Goals for 2023 Annual Bonus Program. The compensation committee determined that given the continued market uncertainty heading into fiscal 2023, it would bifurcate the performance period for the fiscal 2023 annual bonus plan, including the selection of performance measures and the establishment of the applicable performance goals for each such performance period. The first performance period started on January 1, 2023, and

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COMPENSATION DISCUSSION AND ANALYSIS

ended on June 30, 2023 (the “First Performance Period”), and the second performance period started on July 1, 2023, and ended on December 31, 2023 (the “Second Performance Period”). The structure of the annual bonus plan was intended to focus management on near-term objectives in the two performance periods. In addition, our compensation committee believed that a bifurcated annual bonus plan structure would provide incentives that drive achievement of the 2023 annual operating plan, but also would maintain flexibility for our compensation committee to set appropriate performance goals for the second part of the year based on both business and market conditions at that time. For 2024, the company has reverted to an annual performance period.

The approach to goal setting for the 2023 annual bonus program involved a process of reviewing, among other things, our prior year’s financial performance and our short-term and long-term strategic objectives. The compensation committee also took into account the need for setting goals that are challenging yet reasonably achievable so as to provide a competitive pay package necessary for the retention of our talent. The target / max payout level was designed to be achievable with strong management performance and is aligned with the internal budget and midpoint of external guidance.

Achievement of Corporate Performance Goals. The 2023 annual bonus program performance goals applicable to our named executive officers were based 100% on total Company performance. The total actual attainment percentage for the 2023 bonus program was 98.9%.

For the period commencing January 1, 2023 through June 30, 2023, the applicable corporate performance goals were as follows:

First Performance Period: January 1, 2023 – June 30, 2023 Corporate Performance

Performance Goals	Weight	Threshold	Target/ Max	Actual Attainment	Actual Attainment Percentage

Attainment level percentage		60%	100%

Net Sales Orders(1)	40%	4,000	5,000	5,877	100%

Attainment level percentage		60%	100%

Homes Closed(2)	40%	4,750	5,250	5,666	100%

Attainment level percentage		60%	100%

Operation Stabilization Composite Score(3)	20%			18.80%	94%

Actual Attainment Percentage First Performance Period					98.8%

For the period commencing July 1, 2023 through December 31, 2023, the applicable corporate performance goals were as follows:

Second Performance Period: July 1, 2023 – December 31, 2023 Corporate Performance

Performance Goals	Weight	Threshold	Target/ Max	Actual Attainment	Actual Attainment Percentage

Attainment level percentage		60%	100%

Homes Closed(2)	40%	10,500	11,000	11,495	100%

Attainment level percentage		60%	100%

Adjusted Home Closings Gross Margin(4)	40%	21.0%	22.0%	24.0%	100%

Attainment level percentage		60%	100%

Operation Stabilization Composite Score(3)	20%			19%	95%

Actual Attainment Percentage Second Performance Period					99%

(1)	For the First Performance Period, Net Sales Orders is calculated based on Net Sales Orders achieved from January 2023 through June 2023.

(2)

For the First Performance Period, Homes Closed is calculated based on the total number of closings from January 2023 through June 2023. For the Second Performance Period, Homes Closed is calculated based on full fiscal 2023 performance.

(3)

For the First Performance Period, “Operation Stabilization Composite Score” is based on a qualitative evaluation of improvement of overall customer satisfaction scores, construction cycle times, and reduction in number of warranty items and closing exceptions. For the Second Performance Period, “Operation Stabilization Composite Score” is based on a qualitative evaluation of improvement of customer experience scores (home readiness and overall experience) as well as improvement in flash forecast accuracy.

(4)	Adjusted Homebuilding Gross Margin is Homebuilding Gross Margin calculated in accordance with GAAP and adjusted to remove inventory impairment charges.

32 | Taylor Morrison Home Corporation Notice of 2024 Annual Meeting of Stockholders and Proxy Statement

COMPENSATION DISCUSSION AND ANALYSIS

We selected each performance metric and goal in our 2023 annual bonus program to target performance across multiple levels of our business. The table below sets forth each of the performance metrics used in our 2023 bonus program and the objective for selecting such metric.

Metric	Objectives

• Net Sales Orders and Homes Closed	• Operational metrics that measure our ability, and incentivizes our executives, to grow our core business

• Adjusted Home Sales Gross Margin	• Encourages our executives to balance the price of our homes with costs and the pace at which we sell and construct them

• Operation Stabilization Composite Score	• Encourages improvement in key metrics that have impacted the homebuilding industry in recent years

Bonus Payments

Actual cash incentive bonus amounts for each of our named executive officers for the performance period based on actual achievement of Company performance targets under both our annual bonus program and our profit sharing program are set forth below and were paid on March 8, 2024.

	2023 Annual Bonus Program 2023 Target Bonus Opportunity

Executive Officer	Aggregate Base Salary Paid in Performance Period ($)	% Base Salary	Annual Target Bonus ($)

Sheryl D Palmer	$1,057,692	250%	$2,644,231

Curt VanHyfte	$515,096	148.75%	$767,683

Darrell C. Sherman	$500,000	150%	$750,000

Louis Steffens	$575,000	150%	$862,500

	2023 Annual Bonus Program 2023 Bonuses Paid

Executive Officer	Performance Period Actual Attainment Percentage		Earned Annual Bonus ($)

Sheryl D Palmer	98.9%		$2,615,188

Curt VanHyfte	98.98%		$759,766

Darrell C. Sherman	98.9%		$741,750

Louis Steffens	98.9%		$852,952

2023 Profit Sharing Bonus Program

Similar to 2022, for 2023, our compensation committee approved a profit sharing program to further motivate and to provide an additional meaningful compensation opportunity to our corporate and field leadership teams, including our named executive officers for delivering extraordinary results by exceeding our profit and margin goals. Under the program, each of our named executive officers was eligible for a cash bonus based upon the Company’s achievement of certain performance targets, which in 2023 included adjusted earnings before taxes (EBT) and adjusted home sales gross margin. The adjusted EBT and adjusted home sales gross margin objectives were based on our annual growth objectives and approved by the compensation committee after the full board approved the 2023 business plan and budget. Under the profit sharing program, each named executive officer was eligible to receive an additional bonus based on their allocated percentage in the profit sharing pool, up to a maximum of 160% of their annual target bonus opportunity under our 2023 annual bonus program, if the Company achieved specified home sales gross margin and

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COMPENSATION DISCUSSION AND ANALYSIS

EBT performance goals. Pursuant to the terms of the 2023 profit sharing bonus program, the bonus plan would be funded based on the Company’s adjusted EBT achieved above the plan with the sharing rate based on the Company’s adjusted home closings gross margin, as set forth below, with linear interpolation used in the event that the actual results fall between adjusted home closings gross margin levels:

2023 Profit Sharing Program Design

Adjusted Home Closings Gross Margin:	19.8%	21%	22.2%

Profit Sharing Rate:	8%	16%	24%

The maximum profit sharing program bonus opportunities for each of our named executive officers is set forth in the table below:

Name	2023 Maximum Profit Sharing Program Bonus Opportunity(1)

Sheryl D. Palmer	$4,230,770

Curt VanHyfte	$1,228,293

Darrell C. Sherman	$1,200,000

Louis Steffens	$1,380,000

(1)	Calculated by multiplying actual eligible earnings for 2023, by annual target bonus percentage under the 2023 annual bonus program, by 160%.

For the named executive officers to receive a capped maximum bonus opportunity under the profit sharing program for 2023, the Company had to exceed its target adjusted EBT of $777 million by over 30%. For 2023, the Company realized adjusted EBT of $1,111,165,654 and an adjusted home closings gross margin of 24%. Adjusted EBT represents income before taxes as adjusted to reflect certain impairments and non-routine transactions.

Under our 2023 profit sharing program, our named executive officers were paid the following: Ms. Palmer—$4,230,770, Mr. VanHyfte—$1,228,293, Mr. Sherman $1,200,000, and Mr. Steffens $1,380,000.

Long-Term Incentives—Equity Based

Philosophy. As mentioned earlier, we believe that equity awards are an important component of our executive compensation programs. Equity compensation aligns our executives’ and stockholders’ interests by linking rewards with achievement of return to our stockholders based on our long-term growth plan. Our equity compensation programs are designed to foster a long-term commitment to the Company by our named executive officers, provide a balance to the short-term cash components of our compensation programs and reinforce our pay-for-performance structure.

Overview. Equity-based compensation awards to our named executive officers in 2023 consisted of the following:

•

Options to purchase our common stock, upon satisfaction of service vesting conditions, granted under the 2013 Omnibus Plan. Stock options are intended to reward absolute stock appreciation and have no value unless the Company’s stock price increases above the stock price on the grant date;

•

Service-vesting RSUs, representing the right to receive, upon satisfaction of service vesting conditions, shares of our common stock, granted under the 2013 Omnibus Plan. The ultimate value of RSUs is tied to the future value of the Company’s stock price at future service-vesting dates, providing alignment with stockholder expectations for value creation over time. We also believe that service vesting RSUs provide a strong retention device for our key leaders; and

•

Performance-vesting RSUs, representing the right to receive, upon satisfaction of performance conditions, shares of our common stock, granted under the 2013 Omnibus Plan. These conditional RSUs may only be earned if the Company successfully executes on multi-year performance objectives that encourage long-term stockholder value creation and the named executive officer remains with the Company over the entire performance period.

A more detailed discussion of the terms of these awards follows.

34 | Taylor Morrison Home Corporation Notice of 2024 Annual Meeting of Stockholders and Proxy Statement

COMPENSATION DISCUSSION AND ANALYSIS

Equity Awards

All equity awards issued to our named executive officers have been made pursuant to the terms of the 2013 Omnibus Plan. Awards granted under the 2013 Omnibus Plan are subject to the terms and conditions established by the compensation committee in the applicable award agreement and need not be the same for each participant. To date, all stock options granted under the 2013 Omnibus Plan have a term of ten years. Generally, equity awards are granted to our eligible employees, including our named executive officers, in connection with our annual award process. Equity awards are generally made in the first quarter of the year, on a consistent schedule shortly following the public release of our annual earnings.

2023 Equity Awards

The compensation committee determined that, like previous years, the annual equity grant for 2023 should include a mix of stock options and RSUs, a portion of which RSUs are subject to service vesting conditions and a portion of which are subject to performance vesting conditions. For 2023, the mix of equity awards remained highly performance-based thus providing alignment with stockholders on long-term value creation and also continuing to encourage retention.

In February 2023, the compensation committee approved annual equity awards for our employees, including our named executive officers. Based on recommendations from Semler Brossy, reviewing compensation practices of public companies generally, reviewing compensation practices of our peer group, and consideration of other factors deemed appropriate, the compensation committee decided to grant long-term incentive equity awards for 2023 as follows: 40% of the annual grant was awarded in the form of performance vesting RSUs (“Performance RSUs”), half of which vest based on the Company’s return on net assets (“RONA”) and a relative TSR modifier, and half of which vest based on the Company’s revenue and a relative TSR modifier, each as described below; 40% of the annual grant was awarded in the form of service vesting RSUs (“Service RSUs”); and 20% of the annual grant was awarded in the form of service vesting nonqualified stock options.

The Performance RSUs are eligible to vest based on performance during the final year of a three-year performance period beginning on January 1, 2023 and ending on December 31, 2025, and will be payable (or settled) in shares of our common stock as soon as practicable following the date that the compensation committee determines and certifies the applicable level of performance achieved following the end of such three-year performance period, subject to continued employment through such certification date.

Performance RSUs based on a RONA performance goal are eligible to vest based upon our achievement of RONA during the final year of the three-year performance period beginning on January 1, 2023, and ending on December 31, 2025, subject to the named executive officer’s continued employment through the date that the compensation committee determines and certifies the performance achieved following the conclusion of the performance period. RONA for this purpose is calculated as the quotient of (x) our net income from continuing operations in fiscal 2025, divided by (y) our net average assets in fiscal 2025 (using our net asset balance (i.e., total assets less cash and less total liabilities) at the beginning and end of fiscal 2025). The total number of PSUs that vest will range from a threshold of 50% to a maximum of 200% of target as determined by measuring actual performance at the end of the performance period on December 31, 2025 against the specified RONA performance goals based on a pre-established scale. If RONA is below the threshold, no Performance RSUs based on RONA will vest.

Performance RSUs based on a Revenue performance goal are eligible to vest based upon our Revenue during the final year of the three-year performance period beginning on January 1, 2023, and ending on December 31, 2025, subject to the named executive officer’s continued employment through the date that the compensation committee determines and certifies the performance achieved following the conclusion of the performance period. The total number of PSUs that vest will range from a threshold of 50% to a maximum of 200% of target as determined by measuring actual performance at the end of the performance period on December 31, 2025 against the specified Revenue performance goals based on a pre-established scale. If Revenue is below the threshold, no Performance RSUs based on Revenue will vest.

The 2023 Performance RSUs are also subject to an additional adjustment of -20% or +20%, based on the Company’s relative TSR performance (the “TSR Modifier”), as shown in the following chart:

Relative TSR Performance	TSR Modifier
≥75th percentile	+20% (Payout Factor increased by 20%)
≥25th percentile, but <75th percentile	0% (No adjustment to the Payout Factor)
<25th percentile	-20% (Payout Factor decreased by 20%)

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COMPENSATION DISCUSSION AND ANALYSIS

After the end of the performance period, we will (i) calculate the total shareholder return (“TSR”) for the Company and for each company included in our peer group (as described above) at the time of such calculation, (ii) rank each such company by TSR (lowest to highest), and (iii) determine the percentile rank of the Company’s TSR in such ranking to come up with our relative TSR performance for the performance period.

The TSR Modifier is applied at the end of the three-year performance period. Notwithstanding the preceding, if our TSR is negative, then the maximum PSU payout factor that may be achieved is “target” (i.e., not more than a 100% adjusted payout factor). The number of earned PSUs will not be determinable until the conclusion of the performance period when the TSR Modifier has been calculated.

The compensation committee selected these performance measures, RONA, Revenue and relative TSR, for our 2023 long-term incentive program as it believes they best align with our current stockholder interests of strong financial performance and increased profitability per share. Additionally, RONA and Revenue are assessed from absolute measurement approach, thereby providing an internal performance perspective. Relative TSR provides an external performance perspective and encourages our executives to drive Company growth, stimulate high performance, and build long-term stockholder value. Finally, the measures assess performance at the conclusion of a three-year performance period, linking compensation opportunity to performance over an extended period. The approach to setting the RONA and Revenue performance goals involved a process of reviewing, among other things, our prior year’s financial performance and our short-term and long-term strategic objectives. The compensation committee also took into account the need for setting goals that are challenging yet reasonably achievable so as to provide a competitive pay package necessary for the retention of our talent. The target payout level was designed to be achievable with strong management performance and is generally aligned with the internal budget and midpoint of external guidance. The maximum level was designed to encourage and reward our named executive officers for outstanding performance.

The Service RSUs granted as part of the 2023 long-term incentive compensation program vest over a three-year period, with approximately 33 1/3% of the RSUs granted vesting on each of the first, second and third anniversaries of the grant date, subject to continued employment through the applicable vesting date, and will be payable in shares of our common stock.

The nonqualified stock options granted as part of the 2023 long-term incentive compensation program vest over a four-year period, with approximately 25% of the stock options granted vesting on each of the first, second, third, and fourth anniversaries of the grant date, subject to continued employment through the applicable vesting date. Stock options are granted at an exercise price equal to the fair market value (the closing price on the NYSE) of our common stock on the grant date.

The table below shows the long-term incentive award opportunities established by the compensation committee relating to the 2023 long-term incentive compensation program. The compensation committee determined, following a review of peer data, that no changes to the target long-term incentive opportunities for Messrs. Sherman and Steffens were necessary for 2023. The target long-term incentive opportunity for Mr. VanHyfte was set at 200% in connection with the CFO transition. The target long-term incentive opportunity for Ms. Palmer was increased from 550% of her 2022 base salary to 600% of her 2023 base salary.

Award Opportunity Under 2023 Long-Term Incentive Program

Name	Base Salary	Target as % of Base Salary	Target Long-Term Incentive Opportunity
Sheryl D. Palmer	$1,000,000	600%	$6,000,000
Curt VanHyfte	$430,000	200%	$860,000
Darrell C. Sherman	$500,000	160%	$800,000
Louis Steffens	$575,000	225%	$1,293,750

36 | Taylor Morrison Home Corporation Notice of 2024 Annual Meeting of Stockholders and Proxy Statement

COMPENSATION DISCUSSION AND ANALYSIS

On February 21, 2023, each of our named executive officers were granted the following equity awards under the 2013 Omnibus Plan and pursuant to our 2023 long-term incentive program:

Name	Options (#)(1)	Service- based RSUs (#)	RONA Performance RSUs (#)	Revenue Performance RSUs (#)

Sheryl D. Palmer	83,507	69,065	34,533	34,533

Curt VanHyfte	11,969	9,899	4,950	4,950

Darrell C. Sherman	11,134	9,209	4,605	4,605

Louis Steffens	18,006	14,892	7,446	7,446

(1) Stock options have an exercise price of $34.75 per share of common stock.

The actual number of awards granted were calculated by dividing the target long term incentive opportunity by the fair market value on grant date for both Service RSUs and Performance RSUs and the calculated Black Scholes value for stock options. For further information on the 2023 long-term incentive awards granted to our named executive officers, see the “Grants of Plan-Based Awards” table below.

In addition, as a result of his appointment as Executive Vice President, Chief Financial Officer, Mr. VanHyfte was granted an additional equity award of 2,282 options, 1,983 Service-Based RSUs and 1,983 Performance RSUs on July 31, 2023 with an aggregate grant date fair market value of $240,000. Consistent with other equity grants made to our named executive officers, 20% of the award value was provided in non-qualified stock options, 40% provided in Service RSUs and 40% provided in Performance RSUs.

2023 Performance Determinations With Respect to Outstanding Equity Awards

2021 Performance RSUs

In fiscal 2021, we granted our named executive officers Performance RSUs, which vested based on the achievement of RONA goals.

Performance RSUs based on a RONA performance goal were eligible to vest based upon our achievement of RONA over a three-year performance period beginning on January 1, 2021 and ending on December 31, 2023, subject to the named executive officer’s continued employment through the date that the compensation committee determines and certifies the applicable level of performance achieved. RONA for this purpose is calculated as the quotient of (x) our net income from continuing operations in each of fiscal 2021, fiscal 2022, and fiscal 2023, respectively, divided by (y) our net average assets in each of fiscal 2021, fiscal 2022, and fiscal 2023, respectively (using our net asset balances (i.e., total assets less cash and less total liabilities) at the beginning and end of fiscal 2021, fiscal 2022 and fiscal 2023, respectively). The level of RONA performance that would result in an award of the “threshold,” “target” or “maximum” number of shares under these Performance RSUs are as shown in the following table, with linear interpolation used in the event that the actual results do not fall directly on one of the performance levels. If RONA is below the threshold, no shares will vest.

Performance Level	RONA PSU Performance Goal	Attainment Percentage(1)

Threshold	14%	50%

Target	15%	100%

Maximum	16%	200%

(1)	Number of shares earned is calculated by multiplying the attainment percentage by one-third of the target number of shares subject to award.

In March 2022, our compensation committee certified the 2021 RONA Performance Goal for the 2021 Performance RSU award to be achieved at 21.4% resulting in an initial attainment percentage of 200% for the 2021 tranche. In February 2023, our compensation committee certified the 2022 RONA Performance Goal for the 2021 Performance RSU award to be achieved at 29.7% resulting in an initial attainment percentage for the 2022 tranche of 200%. In February 2024, our compensation committee certified the 2023 RONA Performance Goal for the 2021 Performance

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COMPENSATION DISCUSSION AND ANALYSIS

RSU award to be achieved at 22.2% resulting in an initial attainment percentage for the 2023 tranche of 200%. Based on these results, our named executive officers earned the number of Performance RSUs set forth in the following table, before application of the TSR Modifier, described below:

Name	2021 Tranche Target RONA-Based Performance RSUs	2021 Tranche Earned RONA-Based Performance RSUs	2022 Tranche Target RONA-Based Performance RSUs	2022 Tranche Earned RONA-Based Performance RSUs	2023 Tranche Target RONA-Based Performance RSUs	2023 Tranche Earned RONA-Based Performance RSUs

Sheryl D. Palmer	25,895	51,790	25,895	51,790	25,894	51,788

Curt VanHyfte	2,825	5,650	2,825	5,650	2,824	5,648

Darrell C. Sherman	3,766	7,532	3,766	7,532	3,767	7,534

Louis Steffens	4,944	9,888	4,944	9,888	4,943	9,886

For the avoidance of doubt, while performance is measured with respect to each fiscal year during the performance period, the Performance RSUs based on RONA that are earned generally will not vest until the third anniversary of the grant date. The 2021 Performance RSUs based on RONA earned by our named executive officers were settled on February 26, 2024.

The 2021 Performance RSUs were also subject to an additional adjustment of -20% or +20%, based on the Company’s relative TSR performance (the “TSR Modifier”), as shown in the following chart:

Relative TSR Performance	TSR Modifier

≥75th percentile	+20% (Payout Factor increased by 20%)

≥25th percentile, but <75th percentile	0% (No adjustment to the Payout Factor)

<25th percentile	-20% (Payout Factor decreased by 20%)

In February, 2024 our compensation committee certified our relative TSR for the 2021-2023 performance period was in the 50th percentile, resulting in a TSR Modifier of 0%. To determine the number of 2021 Performance RSUs actually earned, the target number of RSUs was multiplied by the payout factor, which number was further adjusted by applying the TSR Modifier. Based on these results, our named executive officers earned the number of Performance RSUs set forth in the following table:

Name	Earned RONA- Based Performance RSUs	TSR Modifier	RONA-Based Performance RSUs Actually Earned

Sheryl D. Palmer	155,368	0%	155,368

Curt VanHyfte	16,948	0%	16,948

Darrell C. Sherman	22,598	0%	22,598

Louis Steffens	29,662	0%	29,662

2022 Performance RSUs

In February 2024 our compensation committee certified the 2023 RONA Performance Goal for the 2022 Performance RSU award to be achieved at 22.2% resulting in an initial attainment percentage for the 2023 tranche of 100.9%. The initial attainment percentage for the 2023 tranche is not final and is subject to further adjustment (upward or downward) at the conclusion of the three-year performance period based on the applicable TSR Modifier as described further above.

2023 Performance RSUs

As discussed above, the 2023 Performance RSUs are eligible to vest based on the Company’s Revenue and RONA performance (following application of a TSR Modifier) during the final year of a three-year performance period beginning on January 1, 2023 and ending on December 31, 2025. Accordingly, the compensation committee will certify the performance goals for the 2023 Performance RSUs in 2026.

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COMPENSATION DISCUSSION AND ANALYSIS

Long-Term Incentives—Cash

Build to Rent Incentive Plan

On December 1, 2020, the compensation committee approved the Build to Rent Incentive Plan (the “BTR Incentive Plan”), a project-based cash bonus plan for certain of our employees. Each of our named executive officers are currently eligible participants in the BTR Incentive Plan.

The BTR Incentive Plan establishes a bonus pool for each project (or group of projects) that will be funded based on the percentage of EBT achieved by the Company in connection with the completion of the sale of each build to rent project. Each bonus pool will be divided into three sub-pools: a division bonus pool (for eligible division participants), a corporate bonus pool (for eligible corporate participants) and a discretionary bonus pool (generally, for employees who are not otherwise specifically designated as participants in the BTR Incentive Plan, but who contributed in a meaningful way to the build to rent project). Unless otherwise determined by the compensation committee, it is not contemplated that bonuses would be payable in respect of any project which does not achieve an EBT level to the Company of at least 10%. The amount of the bonus pool to be funded for each project will range from 15% up to 25% of the achieved EBT for such project. Each participant’s share of the applicable project bonus sub-pool will be determined based on the relative amount of his or her annual target bonus among all the participants in that sub-pool, weighted by a factor specified by the compensation committee to reflect the participant’s relative contribution to the project. Bonuses may be prorated if the participant was not involved in the specific project for the entire project period. Participants and their applicable share of the project bonus pool may vary for each build to rent project.

Following the sale of our first BTR project, which achieved an EBT margin of 23% and resulted in a maximum level pool of 25%, the compensation committee approved the following payouts in January 2023 for the named executive officers:

Name	BTR Incentive Amount

Sheryl D. Palmer	$370,648

Curt VanHyfte*	$0

Darrell C. Sherman	$261,194

Louis Steffens	$200,000

*	Mr. VanHyfte was ineligible for a BTR bonus for this BTR project as a result of his role at the time the bonus plan for the project was approved.

Other Program Attributes

Stock Ownership & Retention Requirements (Executive Officers)

The compensation committee believes it is important for key members of our senior management team and directors to build and maintain a long-term ownership position in our Company, to further align their financial interests with those of our stockholders and to encourage the creation of long-term value. Our compensation structure for these individuals provides for a significant percentage of compensation to be equity-based, which places a substantial portion of compensation at risk over a long-term period.

In March 2018, our board of directors adopted stock ownership and retention guidelines that require our executive officers to own shares of our common stock having an aggregate value no less than the following:

Position	Share Ownership Guideline

Chief Executive Officer	6 x annual base salary

Other Executive Officers	2 x annual base salary

Generally, our executive officers must achieve the required ownership level within four years from the date that he or she first became an executive officer; however, with respect to our executive officers who were serving as of March 2018, such executive officers had until March 2022 to achieve the required minimum ownership level. Until the minimum ownership level is attained, executive officers must retain at least 50% of their equity, on a net, after-tax basis, in the Company (e.g., all forms of equity of the Company or convertible or exercisable into equity of the Company, whether vested or unvested, owned or beneficially owned, including stock option and restricted stock units

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COMPENSATION DISCUSSION AND ANALYSIS

granted under the under the 2013 Omnibus Plan). As of December 31, 2023, all of our executive officers met the minimum ownership guidelines.

See “Director Compensation—Stock Retention Policy” for additional information relating to our equity ownership policy for non-employee directors.

Anti-Hedging Policy

We have an anti-hedging policy in place that is applicable to all employees (including our executive officers and directors), prohibiting purchases of our stock on margin, calls or similar options on our stock, or selling our stock short.

Clawback Policies

Under our bonus clawback policy, we may recover all or part of any incentive annual cash bonus compensation awarded or paid to these employees in the event that we determine that our financial results must be restated to correct an accounting error due to material financial restatement, where our board of directors determines that fraud or misconduct led to the need for such restatement and where cash bonuses paid for the years subject to restatement would have been materially lower. In addition, if an equity plan participant receives an amount in excess of what should have been received under the terms of the award due to material noncompliance by the Company with any financial reporting requirement under the U.S. securities laws, any mistake in calculations or other administrative error, then the award will be cancelled with respect to any excess value, and the individual must promptly repay to us any such amount already received.

Our equity-based awards provide that all vested equity-based awards will be forfeited by our executives automatically upon a breach by them of any of the post-employment restrictive covenants (e.g., non-competes) to which they are subject. The executive would also be responsible for damages suffered by us in connection with any such breach. We view this recovery of awards feature as a necessary element of our equity-based program as it deters competitive activities that would likely cause significant harm to our business.

In 2023, our compensation committee also adopted an Incentive Compensation Clawback Policy in accordance with NYSE listing standards implementing Exchange Act Rule 10D-1. The policy provides for mandatory recoupment of any excess incentive-based compensation received by current and former executive officers (including the named executive officers) on or after October 2, 2023 in the event of a restatement of the Company’s financial statements due to material non-compliance with any financial reporting requirement under federal securities laws. The policy applies to all “incentive compensation,” which includes any compensation received by our executive officers that is granted, earned, or vested based wholly or in part upon the attainment of a financial reporting measure, as defined in the listing standards.

In addition, we reserve the right to adopt any additional clawback policies as may be necessary to protect our compensation policies and objectives and as may be required by law.

Employee Benefits and Perquisites

We provide a number of benefit plans to all eligible employees, including our named executive officers. These benefits include programs such as medical, dental, life insurance, business travel accident insurance, short-and long-term disability coverage, a 401(k) defined contribution plan and a home purchase rebate program providing employees with a 5.5% rebate on purchases of homes built by us.

Employees who have been with us since on or before December 31, 2010, including certain of our named executive officers, were eligible to accrue pension benefits under a cash balance pension plan, which was frozen to new accruals and participants as of December 31, 2010. Under this plan, prior to 2011, our predecessor company contributed a specified percentage of each employee’s salary each quarter (generally based on the participant’s age) to the participant’s account balance, and employees vested in their accounts after five years of service. For further information on pension benefits for our named executive officers, see the “Pension Benefits” table below.

Perquisites for our named executive officers are limited to monthly auto allowances. In addition, we own a fractional interest in a private aircraft used for business travel, which is managed by a third-party provider. Occasionally, guests are permitted to accompany our named executive officers on business travel when there is additional seating available on the aircraft, which is treated as a taxable benefit to the executive. While perquisites help to provide competitive

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COMPENSATION DISCUSSION AND ANALYSIS

total compensation packages to the named executive officers in a cost-efficient manner by providing a benefit with a high perceived value at a relatively low cost, we do not generally view perquisites as a material component of our executive compensation programs. In the future, we may provide additional or different perquisites or other personal benefits in limited circumstances, such as where we believe doing so is appropriate to assist an individual in the performance of his or her duties, to make our executive officers more efficient and effective and for recruitment, motivation and/or retention purposes.

Employment Agreements

Each of our named executive officers is party to an employment agreement with Taylor Morrison, Inc., which specifies the terms of the executive’s employment including certain compensation levels and is intended to assure us of the executive’s continued employment and provide stability in our senior management team. In addition to the terms of the employment agreements described under the heading “—Employment Agreements” which follows the “Summary Compensation Table” below, each employment agreement provides salary continuation and other benefits in the event of certain terminations of employment.

Accounting Matters

Each element of the compensation paid to our executives is expensed in our financial statements as required by U.S. generally accepted accounting principles. The financial statement impact of various compensation awards is an important factor that the compensation committee considers in determining the amount, form and design of each pay component for our named executive officers, but it is only one of many factors considered in setting such compensation.

Certain Tax Matters

Section 162(m) of the Code

For income tax purposes, public companies may not deduct any portion of compensation that is in excess of $1 million paid in a taxable year to certain “covered employees,” including our named executive officers, under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”). Once an individual becomes a “covered employee” under Section 162(m) of the Code, all current and future compensation to these individuals will remain subject to the limitation under Section 162(m) of the Code.

These tax effects are only one factor considered by our compensation committee when entering into compensation arrangements. Our compensation committee believes that it should not be constrained by the requirements of Section 162(m) of the Code if those requirements would impair flexibility in compensating our executive officers in a manner that can best promote our corporate objectives. We intend to continue to compensate our executive officers in a manner consistent with the best interests of our stockholders and reserve the right to award compensation that may not be deductible under Section 162(m) of the Code where the Company believes it is appropriate to do so.

Section 280G of the Code

Section 280G of the Code disallows a tax deduction with respect to certain payments to executives of companies that undergo a change in control, and Section 4999 of the Code imposes a 20% penalty on the individual receiving “excess parachute payments.” Generally, parachute payments are compensation that is linked to or triggered by a change in control and may include, but are not limited to, bonus payments, severance payments, certain fringe benefits, and payments and acceleration of vesting from long-term incentive plans, including stock options and other equity-based compensation. Excess parachute payments are parachute payments that exceed a threshold determined under Section 280G based on the executive’s prior compensation.

The employment agreements with Ms. Palmer and Messrs. Steffens and Sherman each provide that, to the extent the executive would be subject to Section 280G or 4999 of the Code, the executive’s parachute payments would be reduced to the extent that no portion of the payment shall be subject to the excise tax, but only if the executive’s net after-tax benefit would exceed what the net after-tax benefit would have been if such reduction were not made, and the executive paid the applicable excise tax. We do not provide any gross ups for excise or other penalty taxes related to compensation paid to any of its executives, including our named executive officers.

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COMPENSATION DISCUSSION AND ANALYSIS

Compensation Committee Report

The compensation committee reviewed and discussed the Compensation Discussion and Analysis contained in this Proxy Statement with our management. Based on its reviews and discussion with management, the compensation committee recommended to the board of directors, and the board of directors approved, that the Compensation Discussion and Analysis be included in this Proxy Statement for the Taylor Morrison Home Corporation 2023 Annual Meeting of Stockholders and incorporated by reference into our Annual Report on Form 10-K for the year ended December 31, 2023.

COMPENSATION COMMITTEE

Anne L. Mariucci (Chair)
Peter Lane
Andrea Owen

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COMPENSATION DISCUSSION AND ANALYSIS

Summary Compensation Table

The following table summarizes the compensation earned by, or awarded or paid to, each of our named executive officers for the years ended December 31 for the years indicated.

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Stock Awards ($)(2)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)(4)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(5)	All Other Compensation ($)(6)	Total ($)

Sheryl D. Palmer	2023	1,057,692	370,648	4,800,052	1,199,996	6,845,958	6,842	69,924	14,351,112

President, Chief Executive	2022	1,000,000	—	4,399,978	1,100,001	2,250,000	—	45,592	8,795,572
Officer and Chairman of the Board of Directors	2021	1,000,000	—	4,400,022	1,100,002	5,500,000	772	62,681	12,063,477

Curt VanHyfte	2023	515,096	—	880,097	219,985	1,988,059	—	24,732	3,627,969

Executive Vice President and
Chief Financial Officer

Darrell C. Sherman	2023	500,000	261,194	640,060	159,996	1,941,750	1,588	22,932	3,527,520

Executive Vice President, Chief	2022	500,000	—	639,993	159,998	675,000	—	21,891	1,996,882
Legal Officer and Secretary	2021	500,000	—	639,975	159,998	2,062,500	—	25,713	3,388,186

Lou Steffens	2023	575,000	200,000	1,034,994	258,746	2,232,952	7,069	21,028	4,329,789

Executive Vice President of Strategic and Operational Initiatives, and Former Chief Financial Officer	2022	575,000	—	1,035,015	258,746	776,250	—	39,255	2,684,266
(1)

Following the sale of the first BTR project, the compensation committee approved the first bonus under the BTR Incentive Plan in January 2023. For additional details on the BTR Incentive Plan, see “Compensation Discussion and Analysis—Long-Term Incentives—Cash—Build to Rent Incentive Plan.”

(2)

The amounts shown in this column are the aggregate grant date fair values, assuming no risk of forfeiture, calculated in accordance with FASB ASC Topic 718 for Performance RSUs and Service RSUs granted during the applicable year using the assumptions discussed in Note 12 to our Audited Consolidated Financial Statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2023. The grant date fair value of the Service RSU awards was calculated using the closing price of our common stock on the grant date multiplied by the number of shares underlying the Service RSU award. The grant date fair value of the Performance RSUs to be earned was calculated using grant date fair value on the grant date based on probable outcome of performance.

If the grant date fair value of the 2023 Performance RSUs were determined assuming maximum level of performance achievement at the end of the three-year performance period, determined at the time of grant (220% of the target award, which assumes application of a +20% TSR modifier), the above amounts would be increased by the following: Ms. Palmer—$2,880,052, Mr. VanHyfte—$528,108, Mr. Sherman—$384,057 and Mr. Steffens—$620,996.

(3)

The stock-based compensation amounts shown in this column reflect the aggregate grant date fair value, assuming no risk of forfeiture, of stock option awards calculated in accordance with FASB ASC Topic 718. We use the Black-Scholes option pricing model to estimate the fair value of stock options granted, which requires the input of both subjective and objective assumptions. The assumptions used in the valuation of stock-based awards are discussed in Note 12 to our Audited Consolidated Financial Statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2023.

(4)

For 2023, the amounts reported in this column were earned under our annual cash incentive bonus program and profit sharing bonus program, which are described above (see “Compensation Discussion and Analysis—Key Elements of Our Executive Compensation Programs—Overview—Annual Cash Incentive Bonuses”).

(5)

These amounts do not represent realized compensation; rather, they represent an actuarial adjustment to the present value of accumulated benefits under our Taylor Morrison Cash Balance Pension Plan from the pension plan measurement date used for financial statement reporting purposes with respect to our audited financial statements for the applicable fiscal year to the pension plan measurement date used for financial statement reporting purposes with respect to our audited financial statements for the applicable fiscal year.

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COMPENSATION DISCUSSION AND ANALYSIS

(6)	For each of our named executive officers, “All Other Compensation” for 2023 consists of the payments that are shown in the table below:

Name		401(k) Company Match ($)	Company Paid Life Insurance Premiums ($)	Auto Allowance ($)	Perquisites(a) ($)	Total ($)

Sheryl D. Palmer	2023	14,850	882	14,400	39,792	69,924

Curt VanHyfte	2023	14,850	882	9,000	—	24,732

Darrell C. Sherman	2023	14,850	882	7,200	—	22,932

Lou Steffens	2023	9,346	882	10,800	—	21,028

(a)	This amount includes taxable benefits for the occasional approved personal use of the Company’s fractionally owned aircraft.

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COMPENSATION DISCUSSION AND ANALYSIS

Grants of Plan-Based Awards

The following table summarizes awards under our annual cash incentive bonus program, annual profit sharing program and awards granted under the 2013 Omnibus Plan as part of our 2023 long-term incentive plan to each of our named executive officers in the year ended December 31, 2023. All numbers have been rounded to the nearest whole dollar or share.

Name and Type of Award		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/sh)	Grant Date Fair Value of Stock and Option Awards ($)(3)
	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)

Sheryl D. Palmer

2023 Annual Bonus Program		317,308	2,644,230	2,644,230

2023 Profit Sharing Program(4)				4,230,770

Options(5)	2/21/2023								83,507	34.75	1,199,996

Service RSUs(5)	2/21/2023							69,065			2,400,009

Performance RSUs(5)(6)	2/21/2023				10,360	34,533	75,973				1,200,022

Performance RSUs(5(7)	2/21/2023				10,360	34,533	75,973				1,200,022

Curt Van Hyfte

2023 Annual Bonus Program		92,717	772,644	772,644

2023 Profit Sharing Program(4)				1,228,293

Options(5)	2/21/2023								11,969	34.75	171,995

Service RSUs(5)	2/21/2023							9,899			343,990

Performance RSUs(5)(6)	2/21/2023				1,485	4,950	10,890				172,013

Performance RSUs(5)(7)	2/21/2023				1,485	4,950	10,890				172,013

Options(5)(8)	7/31/2023								2,282	48.42	47,990

Service RSUs(5) (8)	7/31/2023							1,983			96,017

Performance RSUs(5)(6)(8)	7/31/2023				298	992	2,182				48,033

Performance RSUs(5)(7)(8)	7/31/2023				298	992	2,182				48,033

Darrell C. Sherman

2023 Annual Bonus Program		90,000	750,000	750,000

2023 Profit Sharing Program(4)				1,200,000

Options(5)	2/21/2023								11,134	34.75	159,996

Service RSUs(5)	2/21/2023							9,209			320,013

Performance RSUs(5)(6)	2/21/2023				1,382	4,605	10,131				160,024

Performance RSUs(5)(7)	2/21/2023				1,382	4,605	10,131				160,024

Lou Steffens

2023 Annual Bonus Program		103,500	862,500	862,500

2023 Profit Sharing Program(4)				1,380,000

Options(5)	2/21/2023								18,006	34.75	258,746

Service RSUs(5)	2/21/2023							14,892			517,497

Performance RSUs(5)(6)	2/21/2023				2,234	7,446	16,381				258,749

Performance RSUs(5)(7)	2/21/2023				2,234	7,446	16,381				258,749

(1)

Under our 2023 annual bonus program, each named executive officer is eligible to receive an annual cash incentive bonus for the fiscal year, the amount of which will vary depending on the degree of attainment of certain performance goals, as described in “Compensation Discussion and Analysis—Key Elements of Our Executive Compensation Programs—Overview—Annual Cash Incentive Bonuses—2023 Annual Bonus Program.” Under our 2023 profit sharing bonus program, each named executive officer is eligible to receive an annual profit sharing bonus for the fiscal year if the Company attains certain performance goals, as described in “Compensation Discussion and Analysis—Key Elements of Our Executive Compensation Programs—Overview—Annual Cash Incentive Bonuses—2023 Profit Sharing

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COMPENSATION DISCUSSION AND ANALYSIS

Bonus Program.” These columns show the potential amount of the bonus if performance goals were attained at certain threshold, target or stretch (maximum) levels. Note that for the 2023 annual bonus program, the “threshold” amount assumes that the only performance goal achieved (at the threshold level) was the goal that accounts for the least weight in our calculation of the Actual Attainment Percentage when achieved at the threshold level (excluding the Company’s Operation Stabilization Composite Score, which had no threshold level of attainment).

(2)

Amounts reflect the Performance RSUs granted under our 2023 long-term incentive program. Performance RSUs will be eligible to vest at the end of the three-year performance period based upon the Company’s performance against RONA and Revenue goals, subject to the named executive officer’s continued employment through the date after the performance period that the compensation committee determines and certifies the applicable level of performance achieved. The threshold amounts shown reflect the number of shares which will be delivered assuming that threshold attainment is met for the performance goals, including application of a -20% TSR modifier. The maximum amounts shown reflect the number of shares which will be delivered assuming maximum attainment against performance goals, including application of a +20% TSR modifier. Please refer to the “Compensation Discussion and Analysis—Key Elements of Our Executive Compensation Programs—Overview—Long-Term Incentives—Equity Based—2023 Equity Awards” for additional information.

(3)

Amounts in this column show the grant date fair value of the stock options, Service RSU awards and Performance RSU awards granted to our named executive officers using the assumptions discussed in Note 12 to our Audited Consolidated Financial Statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2023. The stock options have an exercise price per share equal to the closing price of the Company’s common stock as reported on the NYSE on the date of grant. The grant date fair value of the Performance RSU awards were computed in accordance with FASB ASC Topic 718 based upon the probable outcome of the performance conditions as of the grant date.

(4)

Represents the payout opportunity under the 2023 Profit Sharing Program, which is equal to 160% of each named executive officer’s annual target bonus opportunity under our annual bonus program with respect to 2023.

(5)	Amounts represent grants of stock options, Service RSUs and Performance RSUs with respect to our annual long-term incentive plan.

(6)	Represents Performance RSUs which vest subject to achievement of RONA performance goals with a relative TSR Modifier.

(7)	Represents Performance RSUs which vest subject to achievement of Revenue performance goals with a relative TSR Modifier.

(8)

Represents equity award granted to Mr. VanHyfte in connection with his appointment as the Company’s Chief Financial Officer. Please refer to “Employment Agreements—CFO Transition” below for additional information.

Employment Agreements

Sheryl D. Palmer

Ms. Palmer is party to an amended and restated employment agreement with Taylor Morrison, Inc. dated October 12, 2021, as amended on July 26, 2022, pursuant to which she serves as our President and Chief Executive Officer. Ms. Palmer’s employment agreement provides that her employment under the terms of the employment agreement will continue in effect until it is terminated by us or by her. Under her employment agreement, Ms. Palmer receives an annual base salary of $1,000,000, which is subject to review and adjustment from time to time and which was adjusted to $1,075,000 in March 2023. In addition, she is eligible to receive an annual cash bonus based on the attainment of objective financial and/or other subjective or objective criteria. For 2023, Ms. Palmer’s target annual bonus was 250% of base salary under our annual bonus program. Pursuant to the terms of her employment agreement, Ms. Palmer is eligible to receive equity-based compensation awards from time to time, as determined by our board of directors or our compensation committee in its sole discretion. Ms. Palmer currently participates in our long-term incentive plan, and for 2023 was eligible to receive long-term incentive awards with a target value equal to 600% of her base salary. She is also eligible to participate in the employee benefit plans, programs, and arrangements of the Company in effect from time to time, in accordance with their terms, including, without limitation, retirement, medical and welfare benefits.

Ms. Palmer’s employment agreement provides for certain severance benefits to be paid in the event of employment termination in certain circumstances, as well as post-termination restrictive covenant provisions, which are described below under “—Potential Payments upon Termination or Change in Control—Severance Payments and Benefits under Employment Arrangements with Named Executive Officers”

Darrell C. Sherman

Mr. Sherman is party to an amended and restated employment agreement with Taylor Morrison, Inc. dated October 12, 2021, as amended on July 26, 2022, pursuant to which he serves as our Executive Vice President and Chief Legal Officer. Mr. Sherman’s employment agreement provides that his employment under the terms of the employment agreement will continue in effect until it is terminated by us or by him. Under his employment agreement,

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Mr. Sherman receives an annual base salary of $500,000, which is subject to review and adjustment from time to time. In addition, he is eligible to receive an annual cash bonus based on the attainment of objective financial and/or other subjective or objective criteria. Mr. Sherman’s target annual bonus is currently 150% of base salary under our annual bonus program. Pursuant to the terms of his employment agreement, Mr. Sherman is eligible to receive equity-based compensation awards from time to time, as determined by our board of directors or our compensation committee in its sole discretion. Mr. Sherman currently participates in our long-term incentive plan, and for 2023 was eligible to receive long-term incentive awards with a target value equal to 160% of his base salary. He is also eligible to participate in the employee benefit plans, programs, and arrangements of the Company in effect from time to time, in accordance with their terms, including, without limitation, retirement, medical and welfare benefits.

Mr. Sherman’s employment agreement provides for certain severance benefits to be paid in the event of employment termination in certain circumstances, as well as post-termination restrictive covenant provisions, which are described below under “—Potential Payments upon Termination or Change in Control—Severance Payments and Benefits under Employment Arrangements with Named Executive Officers.”

See “Compensation Discussion and Analysis—Annual Cash Incentive Bonuses” and “Compensation Discussion and Analysis—Long-Term Incentives—Equity Based” for additional details regarding the grants made to each of our named executive officers under the terms of our short-term and long-term incentive compensation programs.

CFO Transition

Lou Steffens

On April 25, 2023, the Board approved a request from Louis Steffens, Executive Vice President and CFO of the Company at that time, to step down from his CFO responsibilities, effective May 1, 2023, to attend to family commitments that required him to relocate out of Arizona. Mr. Steffens has remained with the Company as Executive Vice President of Strategic and Operational Initiatives.

Mr. Steffens is party to an amended and restated employment agreement with Taylor Morrison, Inc. dated April 25, 2023, which was approved by the compensation committee in connection with the CFO transition. The terms of the agreement were materially consistent with the terms of Mr. Steffens’ prior employment agreement with the following changes: (i) Mr. Steffens’ annual base salary was reduced from $650,000 to $525,000; (ii) Mr. Steffens will be permitted to work remotely; and (iii) Mr. Steffens’ Severance Payments (as defined in his employment agreement) upon a termination without “cause” or a resignation for “good reason” were reduced from 1.5 times the sum of Mr. Steffens’ annual base salary and annual bonus, to 1.0 times Mr. Steffens’ annual base salary. Consistent with the terms of his prior agreement, Mr. Steffens’ agreement provides that his employment under the terms of the employment agreement will continue in effect until it is terminated by us or by him. Mr. Steffens is eligible to receive an annual cash bonus based on the attainment of objective financial and/or other subjective or objective criteria. Mr. Steffens’ target annual bonus is currently 150% of base salary under our annual bonus program. Pursuant to the terms of his employment agreement, Mr. Steffens is eligible to receive equity-based compensation awards from time to time, as determined by our board of directors or our compensation committee in its sole discretion. Mr. Steffens currently participates in our long-term incentive plan, and for 2023 was eligible to receive long-term incentive awards with a target value equal to 225% of his base salary. He is also eligible to participate in the employee benefit plans, programs, and arrangements of the Company in effect from time to time, in accordance with their terms, including, without limitation, retirement, medical and welfare benefits.

Mr. Steffens’ employment agreement provides for certain severance benefits to be paid in the event of employment termination in certain circumstances, as well as post-termination restrictive covenant provisions, which are described below under “—Potential Payments upon Termination or Change in Control—Severance Payments and Benefits under Employment Arrangements with Named Executive Officers.”

See “Compensation Discussion and Analysis—Annual Cash Incentive Bonuses” and “Compensation Discussion and Analysis—Long-Term Incentives—Equity Based” for additional details regarding the grants made to each of our named executive officers under the terms of our short-term and long-term incentive compensation programs.

Curt VanHyfte

In connection with the transition of Mr. Steffens’ responsibilities, the board appointed Mr. VanHyfte as the Company’s Interim Chief Financial Officer effective as of the May 1, 2023, and Mr. VanHyfte assumed the role on a permanent

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COMPENSATION DISCUSSION AND ANALYSIS

basis effective July 24, 2023. In connection with Mr. VanHyfte’s appointment, the compensation approved an Amended and Restated Employment Agreement for Mr. VanHyfte, dated as of July 24, 2023 and effective as of such date. Pursuant to the terms of his employment agreement, Mr. VanHyfte employment with the Company will continue in effect until terminated by the Company or by Mr. VanHyfte, and Mr. VanHyfte will be entitled to receive (i) an annual base salary of $550,000, retroactive to May 1, 2023; (ii) a target annual cash bonus award equal to 150% of Mr. VanHyfte’s base salary pursuant the Company’s annual bonus plan; and (iii) equity-based compensation awards under the Taylor Morrison Home Corporation 2013 Omnibus Equity Award Plan (the “2013 Omnibus Plan”), as determined by the Board or Committee in its sole discretion. Mr. VanHyfte currently participates in our long-term incentive plan, and for 2023 was eligible to receive long-term incentive awards with a target value equal to 200% of his base salary. He is also eligible to participate in the employee benefit plans, programs, and arrangements of the Company in effect from time to time, in accordance with their terms, including, without limitation, retirement, medical and welfare benefits.

In addition, in connection with his appointment as Chief Financial Officer, the compensation committee granted the following equity awards to Mr. VanHyfte, effective July 31, 2023: (i) stock options with a grant date fair value of $48,000 and an exercise price per share equal to the closing price of a share of Common Stock on the grant date, which shall vest over a four-year period, with approximately 25% of the stock options granted vesting on each of the first, second, third, and fourth anniversaries of the grant date, subject to continued employment through the applicable vesting date; (ii) RSUs with a grant date fair value of $96,000, which shall vest over a three-year period, with approximately 33 1/3% of the RSUs granted vesting on each of the first, second and third anniversaries of the grant date, subject to continued employment through the applicable vesting date; and (iii) PSUs with a grant date fair value of $96,000, 50% of which shall vest based on the Company’s return on net assets and a relative TSR modifier and 50% of which vest based on the Company’s revenue and a relative TSR modifier, in each case, as measured over a three-year performance period ending December 31, 2025.

Mr. VanHyfte’s employment agreement provides for certain severance benefits to be paid in the event of employment termination in certain circumstances, as well as post-termination restrictive covenant provisions, which are described below under “—Potential Payments upon Termination or Change in Control—Severance Payments and Benefits under Employment Arrangements with Named Executive Officers.”

See “Compensation Discussion and Analysis—Annual Cash Incentive Bonuses” and “Compensation Discussion and Analysis—Long-Term Incentives—Equity Based” for additional details regarding the grants made to each of our named executive officers under the terms of our short-term and long-term incentive compensation programs.

48 | Taylor Morrison Home Corporation Notice of 2024 Annual Meeting of Stockholders and Proxy Statement

COMPENSATION DISCUSSION AND ANALYSIS

Outstanding Equity Awards at Fiscal Year-End

The following table provides information concerning the unexercised stock options outstanding and unvested stock awards for each of our named executive officers as of the end of 2023. All numbers have been rounded to the nearest whole dollar or share.

		Option Awards				Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)(1)	Option Exercise Price ($)	Option Expiration Date	Number of Units That Have Not Vested (#)(1)	Market Value of Units That Have Not Vested ($)(2)	Equity Incentive Plan Awards: Number of Unearned Units That Have Not Vested (#)(1)	Equity Incentive Plan Awards: Market Value of Unearned Units That Have Not Vested ($)(2)
Sheryl D. Palmer
Options(3)	2/19/2019	140,122	—	18.18	2/19/2029
Options(3)	2/10/2020	84,270	28,090	26.28	2/10/2030
Options(3)	2/16/2021	75,653	75,654	28.32	2/16/2031
Service RSUs(4)	2/16/2021					25,895	1,381,498	—	—
Performance RSUs(5)	2/16/2021					—	—	155,368	8,288,883
Options(3)	2/11/2022	27,891	83,672	29.08	2/11/2032
Service RSUs(4)	2/11/2022					50,436	2,690,761	—	—
Performance RSUs(5)	2/11/2022							75,653	4,036,088
Options(3)	2/21/2023	—	83,507	34.75	2/21/2033
Service RSUs(4)	2/21/2023					69,065	3,684,618	—	—
Performance RSUs(5)	2/21/2023					—	—	69,066	3,684,671
Curt VanHyfte
Options(3)	2/10/2020	—	1,501	26.28	2/10/2030
Options(3)	2/16/2021	—	7,125	28.32	2/16/2031
Service RSUs(4)	2/16/2021					2,439	130,124	—	—
Performance RSUs(5)	2/16/2021					—	—	14,632	780,617
Options(3)	5/04/2021	—	1,128	31.55	5/04/2031
Options(3)	2/11/2022	—	9,243	29.08	2/11/2032
Service RSUs(4)	5/4/2021					386	20,593
Performance RSUs(5)	5/4/2021							2,316	123,559
Service RSUs(4)	2/11/2022					5,571	297,213
Performance RSUs(5)	2/11/2022					—	—	8,356	445,793
Options(3)	2/21/2023	—	11,969	34.75	2/21/2033
Service RSUs(4)	2/21/2023					9,899	528,112
Performance RSUs(5)	2/21/2023					—	—	9,900	528,165
Options(3)	7/31/2023	—	2,282	48.42	7/31/2033
Service RSUs(4)	7/31/2023					1,983	105,793	—	—
Performance RSUs(5)	7/31/2023					—	—	1,984	105,846
Darrell C. Sherman
Options(3)	2/12/2018	19,683	—	23.84	2/12/2028
Options(3)	2/10/2020	16,011	5,337	26.28	2/10/2030
Options(3)	2/16/2021	11,004	11,004	28.32	2/16/2031
Service RSUs(4)	2/16/2021					3,767	200,969	—	—
Performance RSUs(5)	2/16/2021					—	—	22,598	1,205,603
Options(3)	2/11/2022	4,056	12,171	29.08	2/11/2032
Service RSUs(4)	2/11/2022					7,336	391,376	—	—
Performance RSUs(5)	2/11/2022					—	—	11,004	587,063
Options(3)	2/21/2023	—	11,134	34.75	2/21/2033
Service RSUs(4)	2/21/2023					9,209	491,300	—	—
Performance RSUs(5)	2/21/2023					—	—	9,210	491,354

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COMPENSATION DISCUSSION AND ANALYSIS

		Option Awards				Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)(1)	Option Exercise Price ($)	Option Expiration Date	Number of Units That Have Not Vested (#)(1)	Market Value of Units That Have Not Vested ($)(2)	Equity Incentive Plan Awards: Number of Unearned Units That Have Not Vested (#)(1)	Equity Incentive Plan Awards: Market Value of Unearned Units That Have Not Vested ($)(2)
Lou Steffens
Options(3)	2/10/2020	—	7,374	26.28	2/10/2030
Options(3)	2/16/2021	—	14,443	28.32	2/16/2031
Service RSUs(4)	2/16/2021					4,944	263,762	—	—
Performance RSUs(5)	2/16/2021					—	—	29,662	1,582,468
Options(3)	2/11/2022	—	19,682	29.08	2/11/2032
Service RSUs(4)	2/11/2022					11,864	632,944
Performance RSUs(5)	2/11/2022							17,796	949,417
Options(3)	2/21/2023	—	18,006	34.75	2/21/2033
Service RSUs(4)	2/21/2023					14,892	794,488	—	—
Performance RSUs(5)	2/21/2023					—	—	14,892	794,488

(1)	For additional information on vesting upon specified termination events or a change in control, see “—Potential Payments Upon Termination of Employment or Change in Control.”

(2)	Calculated using the NYSE closing price of $53.35 per share of our common stock on December 29, 2023, the last trading day of 2023.

(3)

These stock options vest and become exercisable ratably in four substantially equal installments of 25% of the stock options granted on each of the first, second, third and fourth anniversaries of the grant date, subject to continued employment through the applicable vesting date.

(4)

Service RSUs vest ratably in three substantially equal installments of 33 1/3% of the RSUs granted on each of the first, second and third anniversaries of the grant date, subject to continued employment through the applicable vesting date.

(5)

Performance RSUs vest based on the achievement of performance goals over a three-year performance period, generally subject to continued employment through the final date that the compensation committee determines and certifies the level of performance achieved under the applicable performance measures at the end of each year in the three-year performance period; provided that the number of earned Performance RSUs will not be finally determinable until the end of the three-year performance period when the compensation committee certifies the extent to which the TSR modifier (upward or downward) is required to be applied.

Amounts in the “Equity Incentive Plan Awards: Number of Unearned Units That Have Not Vested” column reflect the number of Performance RSUs that could vest as of the end of the performance period based on performance through December 31, 2023. Performance RSUs that vest based on RONA that were granted in 2021 are reported in the table based on actual performance for the completed cycle. Performance RSUs that vest based on RONA that were granted in 2022 are reported in the table with respect to each tranche as follows: 2022 tranche at maximum level, 2023 tranche at target level and 2024 tranche at threshold level. Performance RSUs that vest based on RONA and Revenue that were granted in 2023 are reported in the table at target.

See “Compensation Discussion and Analysis—Key Elements of Our Executive Compensation Programs—Overview—Long-Term Incentives—Equity Based” for additional information regarding the performance periods applicable to the respective performance measures.

Option Exercises and Stock Vested Table

The following table provides information concerning the exercise and/or vesting of equity awards during 2023 on an aggregated basis for each of our named executive officers. All numbers have been rounded to the nearest whole dollar or share.

	Option Awards(1)		Stock Awards(2)
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Sheryl D. Palmer	525,000	11,539,441	181,789	6,526,976
Curt VanHyfte	15,836	119,413	12,593	452,533
Darrell C. Sherman	55,021	1,460,193	32,263	1,158,060
Lou Steffens	90,846	1,325,368	45,180	1,621,582

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COMPENSATION DISCUSSION AND ANALYSIS

(1)

Computed by determining the spread value per share of the shares acquired based on the difference between: (a) the closing price of our common stock on the NYSE on the date of exercise and (b) the exercise price of the stock options.

a.	Ms. Palmer’s value is based on the following:

Award	Exercise Date	Number of Options Exercised	Closing Price per Share on at Exercise	Exercise Price per Share

2016 Option Award	1/18/2023	300	$34.00	$11.30

2016 Option Award	1/26/2023	99,700	$34.14	$11.30

2016 Option Award	1/31/2023	41,270	$35.13	$11.30

2017 Option Award	1/31/2023	58,730	$35.13	$18.74

2017 Option Award	2/1/2023	100,000	$36.13	$18.74

2017 Option Award	6/13/2023	1,526	$47.46	$18.74

2018 Option Award	6/13/2023	110,974	$47.46	$23.84

2018 Option Award	9/12/2023	39,856	$46.01	$23.84

2019 Option Award	9/12/2023	72,644	$46.01	$18.18

b.	Mr. VanHyfte’s value is based on the following:

Award	Exercise Date	Number of Options Exercised	Closing Price per Share on at Exercise	Exercise Price per Share

2020 Option Award	2/27/2023	4,503	$35.46	$26.28

2021 Option Award	2/28/2023	7,125	$35.66	$28.32

2021 Option Award	3/2/2023	1,128	$35.50	$31.55

2022 Option Award	3/1/2023	3,080	$35.99	$29.08

c.	Mr. Sherman’s value is based on the following:

Award	Exercise Date	Number of Options Exercised	Closing Price per Share on at Exercise	Exercise Price per Share

2017 Option Award	5/17/2023	14,595	$44.50	$18.74

2019 Option Award	5/18/2023	40,426	$45.00	$18.18

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COMPENSATION DISCUSSION AND ANALYSIS

d.	Mr. Steffens’s value is based on the following:

Award	Exercise Date	Number of Options Exercised	Closing Price per Share on at Exercise	Exercise Price per Share

2018 Option Award	3/23/2023	3,748	$37.56	$23.84

2019 Option Award	3/23/2023	4,888	$37.56	$18.18

2020 Option Award	3/23/2023	2,850	$37.57	$26.28

2018 Option Award	3/31/2023	6,150	$37.86	$23.84

2019 Option Award	3/31/2023	9,075	$37.86	$18.18

2020 Option Award	3/31/2023	4,523	$37.86	$26.28

2018 Option Award	4/3/2023	716	$38.48	$23.84

2019 Option Award	4/3/2023	700	$38.47	$18.18

2020 Option Award	4/3/2023	610	$38.48	$26.28

2021 Option Award	4/3/2023	693	$38.48	$28.32

2018 Option Award	4/17/2023	9,183	$38.47	$23.84

2019 Option Award	4/17/2023	13,263	$38.47	$18.18

2020 Option Award	4/17/2023	6,764	$38.47	$26.28

2021 Option Award	4/17/2023	6,528	$38.47	$28.32

2020 Option Award	4/18/2023	7,373	$38.97	$26.28

2021 Option Award	4/18/2023	7,222	$38.97	$28.32

2022 Option Award	4/19/2023	6,560	$39.44	$29.08

(2)	The value realized on vesting was based on the closing price of our common stock on the NYSE on the applicable vesting dates as set forth below for each of our named executive officers.

a.	Ms. Palmer’s value is based on the following:

Award	Vesting Date	Number of RSUs Vested/Settled	Closing Price per Share on Vesting Date

2020 EBT and EBT Margin Performance RSUs	2/10/2023	110,382	$35.85

2020 Service RSU	2/10/2023	20,295	$35.85

2021 Service RSU	2/16/2023	25,895	$36.23

2022 Service RSU	2/10/2023	25,217	$35.85

b.	Mr. VanHyfte’s value is based on the following:

Award	Vesting Date	Number of RSUs Vested/Settled	Closing Price per Share on Vesting Date

2020 EBT and EBT Margin Performance RSUs	2/10/2023	5,898	$35.85

2020 Service RSU	2/10/2023	1,085	$35.85

2021 Service RSU	2/16/2023	2,825	$36.23

2022 Service RSU	2/10/2023	2,785	$35.85

c.	Mr. Sherman’s value is based on the following:

Award	Vesting Date	Number of RSUs Vested/Settled	Closing Price per Share on Vesting Date

2020 EBT and EBT Margin Performance RSUs	2/10/2023	20,973	$35.85

2020 Service RSU	2/10/2023	3,856	$35.85

2021 Service RSU	2/16/2023	3,766	$36.23

2022 Service RSU	2/10/2023	3,668	$35.85

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COMPENSATION DISCUSSION AND ANALYSIS

d.	Mr. Steffens’s value is based on the following:

Award	Vesting Date	Number of RSUs Vested/Settled	Closing Price per Share on Vesting Date

2020 EBT and EBT Margin Performance RSUs	2/10/2023	28,976	$35.85

2020 Service RSU	2/10/2023	5,328	$35.85

2021 Service RSU	2/16/2023	4,944	$36.23

2022 Service RSU	2/10/2023	5,932	$35.85

Pension Benefits

Name	Plan Name	Number of Years Credited Service (#)(1)	Present Value of Accumulated Benefit ($)(2)	Payments During Last Fiscal Year ($)

Sheryl D. Palmer	Taylor Morrison Cash Balance Pension Plan	18.0	120,624	—

Darrell C. Sherman	Taylor Morrison Cash Balance Pension Plan	15.0	24,926	—

Lou Steffens	Taylor Morrison Cash Balance Pension Plan	17.0	100,097	—

(1)

As of December 31, 2023, each participating named executive officer was fully vested in his or her respective retirement plan benefit. Pursuant to the terms of the Taylor Morrison Cash Balance Pension Plan, a year of service is credited once a participant has worked 1,000 hours in that year.

(2)

These amounts represent the actuarial present value of the total retirement benefit that would be payable to each respective named executive officer under the Taylor Morrison Cash Balance Pension Plan as of December 31, 2023. The following key actuarial assumptions and methodologies were used to calculate the present value of accumulated benefits under the Taylor Morrison Cash Balance Pension Plan: a discount rate of 4.97% and Pri-2012 Mortality Tables with IRS 2024 adjusted MP-2021 projection scale.

Pension benefits are provided to our named executive officers under the Taylor Morrison Cash Balance Pension Plan (the “Pension Plan”). Effective December 31, 2010, the Pension Plan was frozen as to new participants and future accruals. Ms. Palmer and Mr. Sherman were each eligible for early retirement under the Pension Plan.

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COMPENSATION DISCUSSION AND ANALYSIS

The following table is an overview of the current terms and provisions of the frozen Pension Plan.

Pension Plan
Purpose	To provide a retirement benefit for eligible employees in recognition of their contributions to the overall success of our business.
Eligibility

U.S. salaried and hourly employees, including the named executive officers. The Pension Plan was frozen effective December 31, 2010. Employees hired January 1, 2011, or later are not eligible to participate in the Pension Plan.

Retirement Date & Early Retirement Date

Normal Retirement: The first day of the month coinciding with or next following the participant’s 65th birthday, or if later the participant’s fifth anniversary of joining the Pension Plan.

Early Retirement: The first day of the month coinciding with or next following the participant’s 50th birthday and has completed at least five years of service with us.

Pension Formula

Normal Retirement: Quarterly credits based on the employee’s age and eligible compensation (including regular compensation for services, commissions, bonuses, leave cash-outs, deferred compensation, but excluding separation payments), with the size of our contributions increasing based on the participant’s age. Our contributions range from 2% to 4% of eligible compensation, plus 1% of eligible compensation over the social security wage base. As of December 31, 2010, the Pension Plan was frozen with regard to pay credits.

Early Retirement: Same as normal retirement, however, if the participant elects to receive payments as of the early retirement date, the benefit will be equal to the actuarial equivalent of the normal retirement benefit.

Form of Benefit

Normal Retirement: Paid as a monthly pension commencing on the participant’s retirement date and continuing for the participant’s life, with survivor benefits following the participant’s death continuing to the participant’s spouse during the spouse’s life at a rate equal to 50% of the rate at which such benefits were payable to the participant (i.e., a joint and 50% survivor annuity). A participant who is unmarried at the time benefits become payable under the Pension Plan shall be entitled to a monthly pension continuing for the participant’s life. However, the form of distribution of such benefit shall be determined pursuant to the provisions of the pension plan (i.e., one lump-sum cash payment, monthly pension payable over the life of the participant, etc.).

Early Retirement: Same as normal retirement.

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COMPENSATION DISCUSSION AND ANALYSIS

Potential Payments Upon Termination of Employment or Change in Control

The following summaries and tables describe and quantify the potential payments and benefits that we would provide to our named executive officers in connection with termination of employment and/or change in control. In determining amounts payable, we have assumed in all cases that the termination of employment and/or change in control occurred on December 31, 2023. The amounts that would actually be paid to our executive officers upon a termination of employment will depend on the circumstances and timing of termination or change in control.

Severance Payments and Benefits under Employment Arrangements with Named Executive Officers

Employment Agreements. Under the employment agreements with our named executive officers, upon a termination without “cause” or a resignation for “good reason” (each as defined in the employment agreements and referred to herein as a “Qualifying Termination”), in addition to receiving the executive’s accrued but unpaid base salary, benefits, vacation pay, reimbursable expenses, and annual bonus earned but not paid in respect of a prior year (together, the “Accrued Benefits”), each named executive officer would be entitled to receive, subject to execution of a release of claims:

(a)

An amount of cash severance equal to a specified multiple of the sum of the named executive officer’s base salary and the higher of his or her target bonus or average annual bonus paid in or payable in respect of (whichever results in a higher average) the three completed calendar years that preceded the date of termination (except in the case of Mr. Steffens, as described below). For Ms. Palmer, the severance multiple is 2.0 and her aggregate severance amount is paid in equal installments in accordance with our customary payroll practices over the 30-month period following such termination of employment. For Messrs. VanHyfte and Sherman the severance multiple is 1.5 and his aggregate severance payment is paid in equal installments in accordance with our customary payroll practices over the 18-month period following such termination of employment. For Mr. Steffens, his cash severance entitlement is equal to his annual base salary on the date of termination payable in equal installments in accordance with our customary payroll practices over the 12-month period following such termination of employment;

(b)	a COBRA subsidy (up to 30 months for Ms. Palmer and up to 12 months for our other named executive officers);

(c)	a prorated annual bonus for the year of termination, based on actual performance; and

(d)	up to 12 months of outplacement assistance.

However, if such termination occurs at any time (x) following the execution of a definitive agreement with a third party that, if consummated, would result in a “change in control” (as defined in the 2013 Omnibus Plan), but before such transaction is consummated (and subject to such consummation), or (y) within 24 months following a “change in control” ((x) or (y), as applicable, a “CIC Qualifying Termination”), then (i) the amount of cash severance payable under clause (a) above will be paid as a lump sum payment and the severance multiple for Ms. Palmer is 2.5 and the severance multiple for Messrs. VanHyfte and Sherman is 2.0; and (ii) each of our named executive officers will also be entitled to receive a prorated portion of the annual profit sharing program bonus for the year of termination of employment, based on actual performance for such year, and payable if and when annual profit sharing program bonuses are normally paid. Mr. Steffens’ severance entitlement would be calculated on the same basis as Messrs. VanHyfte and Sherman in the case of a CIC Qualifying Termination.

Ms. Palmer’s employment agreement also provides her with an opportunity to receive a special retirement bonus in the amount of $1,000,000, if she voluntarily terminates her employment from the homebuilding industry and does not resume employment in the industry in any capacity for a period of five years following such departure. The special retirement bonus is payable in equal installments over the period that the first $1,000,000 in cash severance would have otherwise been payable if Ms. Palmer resigned for good reason or if we had terminated her employment without cause. In the event that Ms. Palmer resumes employment in the homebuilding industry within such five-year period, she will be required to repay the special retirement bonus to us.

Each of our named executive officers are party to a restrictive covenant agreement, which includes an 18-month post-employment non-compete and non-solicit of customers and employees in connection with certain terminations of employment; however, for Messrs. VanHyfte, Sherman and Steffens, if termination is without cause by us or the executive resigns for good reason, the covenants apply only through the duration of the period in which the executive is receiving severance. In addition to the restrictive covenant agreements, each employment agreement includes

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COMPENSATION DISCUSSION AND ANALYSIS

restrictive covenants pertaining to confidential information, nondisparagement and intellectual property, and, in addition, Messrs. VanHyfte, Sherman and Steffens have a two-year post-termination non-solicit of employees and non-solicit of customers and suppliers.

For purposes of the employment agreements, “cause” generally means (i) a material breach by the named executive officer of his or her respective employment agreement, any equity agreement or any of our policies (subject to up to a 15-day period to cure such breach or failure if reasonably susceptible to cure); (ii) the named executive officer’s gross negligence or willful misconduct, which is injurious to us (subject to up to a 15-day period to cure such breach or failure if reasonably susceptible to cure); or (iii) the named executive officer’s conviction of, or guilty plea (or plea of nolo contendere) or confession to, a felony or other crime involving dishonesty, fraud, breach of any fiduciary obligation to our board of directors or any of our equity holders, or unethical business conduct.

For purposes of the employment agreements, “good reason” generally means (i) any material diminution in the nature or status of named executive officer’s title, duties, responsibilities or authority, including by reason of such executive’s no longer holding a certain position of a publicly traded company following a change in control, (ii) any material diminution in the named executive officer’s base salary or bonus opportunity, other than a decrease in base salary or bonus opportunity that applies to a similarly situated class of employees, (iii) a material breach of the employer’s obligations under the Employment Agreement, or (iv) a change of the named executive officer’s principal place of business to a location more than 50 miles from its then present location; provided, that the named executive officer provides us with written notice of any fact or circumstance believed by him or her to constitute good reason within 90 days of the occurrence of such fact or circumstance and subject to a 30-day period to cure such fact or circumstance.

For purposes of the employment agreements, “change in control” has the same meaning contained in the 2013 Omnibus Plan (or any successor plan thereto).

Treatment of Equity Awards upon Termination (Not in Connection with a Change in Control).

Generally. Under the terms of our 2013 Omnibus Plan and the award agreements for awards issued thereunder, generally, upon any termination of employment, whether with or without “cause” or “good reason,” or by reason of an employee’s death or disability, unvested stock options and RSUs (both Service RSUs and Performance RSUs) are forfeited for no consideration. Vested stock options may be exercised for a period of 90 days following a termination without “cause” or for “good reason,” and for a period of one year following a termination by reason of death or disability. If an employee is terminated for cause, all of the employee’s stock options, whether vested or unvested, expire immediately upon termination.

Retirement Eligible Awards. For each of our named executive officers, upon an Eligible Retirement, any equity awards received at least 12 months prior to such Eligible Retirement will be treated as follows:

•	Performance RSUs will continue to be eligible to vest at the end of the applicable three-year performance period (based on actual performance); and

•

Service RSUs and stock options will vest in full, and our named executive officers will generally be permitted to exercise such vested stock options during the one year following such Eligible Retirement.

Under the equity award agreements, an “Eligible Retirement” is defined to include any termination of the executive officer’s employment for any reason other than for “cause” at a time when (i) he or she has completed a minimum of five years of employment with the Company and its subsidiaries and attained at least 55 years of age, and (ii) his or her age plus years of consecutive employment equals at least 70. As of December 31, 2023, Ms. Palmer and Messrs. Sherman and Steffens were retirement eligible.

Death; Disability. Pursuant to the terms of our named executive officer’s employment agreements, upon a termination of employment by the Company as a result of the named executive officer’s death or disability (as defined in their respective employment agreements) with respect to any equity awards granted to the named executive officer:

•

All equity awards subject to performance conditions, will continue to be eligible to vest at the end of the applicable performance period (based on actual performance); however, the executive will only be eligible to vest in a prorated portion of each such award. Such proration will be based on a fraction, the numerator of which is the number of completed months in the applicable performance period (or term of similar meaning) at the time of such termination and the denominator of which is the number of months in the applicable performance period, multiplied by the

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COMPENSATION DISCUSSION AND ANALYSIS

number of shares of common stock which are finally determined to be earned and subject to the performance award following the completion of the performance period; and

•

All equity awards subject to service-based vesting conditions only, will vest in full as of the date of such termination, and our named executive officers (or their beneficiaries, if applicable) will generally be permitted to exercise such vested stock options during the one year following such termination.

Change in Control Benefits

We do not provide our named executive officers with any single-trigger change in control payments or benefits. If a change in control were to have occurred on December 31, 2023, and our named executive officers remained employed by us, there would have been no payments due to our named executive officers under any of our plans.

In addition to the enhanced severance described above following a CIC Qualifying Termination, our named executive officer’s outstanding stock options will become immediately vested and exercisable and outstanding Service RSU awards will become 100% vested upon a CIC Qualifying Termination. For equity awards subject to a performance condition (including Performance RSUs), upon a change in control, all performance goals applicable to awards that vest based on both the completion of a period of service and the satisfaction of a performance condition will be deemed achieved at the “target” level, and such named executive officer will be eligible to vest in the performance award on the last date of the applicable service period, subject to each grantee’s continued employment through that date. However, if the named executive officer experiences a CIC Qualifying Termination, then the grantee will vest in the performance award on the date of termination (or the date of the change in control, if later).

The employment agreements provide that, to the extent a named executive officer would be subject to Section 280G or 4999 of the Code, the named executive officer’s parachute payments would be reduced to the extent that no portion of the payment shall be subject to the excise tax, but only if the named executive officer’s net after-tax benefit would exceed what the net after-tax benefit would have been if such reduction were not made and the named executive officer paid the applicable excise tax. No named executive officer has any right to receive a “gross up” for any excise tax imposed by Section 4999 of the U.S. Internal Revenue Code, or any other U.S. federal, state, and local income tax.

Calculations of Benefits to Which Executives Would be Entitled

The following table summarizes the severance benefits that would have been payable to Ms. Palmer and Messrs. VanHyfte, Sherman and Steffens upon (i) a Qualifying Termination, (ii) a retirement, (iii) a CIC Qualifying Termination, and (iv) a termination by the Company due to the named executive officer’s death or disability, assuming, in each case, that the triggering event or events occurred on December 31, 2023. All numbers have been rounded to the nearest whole dollar. The dollar value of the payments and other benefits to be provided to each of the named executive officers are estimated to be as follows:

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COMPENSATION DISCUSSION AND ANALYSIS

Estimated Payments and Benefits upon Termination or in Connection with a Change in Control

Name and Form of Compensation	Qualifying Termination ($)		Retirement ($)		CIC Qualifying Termination ($)		Death/ Disability ($)
Sheryl D. Palmer
Base Severance	8,870,667	(1)	—		11,088,333	(7)	—
Prorated Bonus	2,615,188	(2)	—		2,615,188	(2)	—
Profit Sharing Bonus					4,230,770
Continued Benefits	27,413	(3)	—		27,413	(3)	—
Outplacement Services	10,000	(4)	—		10,000	(4)	—
Accelerated Vesting of Equity Awards(10)	16,937,470	(5)	16,937,470	(5)	29,244,034	(8)	16,820,343	(9)
Retirement Bonus	—		1,000,000	(6)	—		—
Total	28,460,738		17,937,470		47,215,738		16,820,343
Curt VanHyfte
Base Severance	2,304,130	(1)	—		3,072,174	(7)	—
Prorated Bonus	759,766	(2)	—		759,766	(2)	—
Profit Sharing Bonus	—				1,228,293		—
Continued Benefits	34,502	(3)	—		34,502	(3)	—
Outplacement Services	10,000	(4)	—		10,000	(4)	—
Accelerated Vesting of Equity Awards(10)	—		1,984,200		3,726,917	(8)	2,046,934
Total	3,108,398		1,984,200		8,831,652		2,046,934
Darrell C. Sherman
Base Severance	2,545,742	(1)	—		3,394,322	(7)	—
Prorated Bonus	741,750	(2)	—		741,750	(2)	—
Profit Sharing Bonus					1,200,000
Continued Benefits	34,502	(3)	—		34,502	(3)	—
Outplacement Services	10,000	(4)	—		10,000	(4)	—
Accelerated Vesting of Equity Awards(10)	2,497,425	(5)	2,497,425	(5)	4,145,500	(8)	2,465,525	(9)
Total	5,829,419		2,497,425		9,526,074		2,465,525
Lou Steffens
Base Severance	2,665,962	(1)	—		3,554,617	(7)	—
Prorated Bonus	852,952	(2)	—		852,952	(2)	—
Profit Sharing Bonus	—				1,380,000		—
Continued Benefits	34,502	(3)	—		34,502	(3)	—
Outplacement Services	10,000	(4)	—		10,000	(4)	—
Accelerated Vesting of Equity Awards(10)	3,676,162	(5)	3,676,162	(5)	6,191,670	(8)	3,624,524
Total	7,239,578		3,676,162		12,023,741		3,624,524

(1)

Under her employment agreement, Ms. Palmer is entitled to a severance amount equal to two times the sum of (x) her annual base salary and (y) the higher of her (A) target bonus or (B) average annual bonus paid in or payable in respect of (whichever results in a higher average) the three completed calendar years that preceded the date of termination. For Ms. Palmer, severance is paid in equal installments over a period of 30 months. Under their respective employment agreement, Messrs. VanHyfte and Sherman each is entitled to a severance amount equal to 1.5 times the sum of (x) his annual base salary and (y) the higher of his (A) target bonus or (B) average annual bonus paid in or payable in respect of (whichever results in a higher average) the three completed calendar years that preceded the date of termination. For Messrs. VanHyfte and Sherman, severance is paid in equal installments over a period of 18 months. Mr. Steffens is entitled to a severance amount equal to his annual base salary on the date of termination payable in equal installments over a period of 12 months.

(2)

Pursuant to their respective employment agreements, each of our named executive officers is entitled to a prorated annual bonus for the fiscal year in which employment terminates based on actual performance. For purposes of this table, we have calculated the bonuses

58 | Taylor Morrison Home Corporation Notice of 2024 Annual Meeting of Stockholders and Proxy Statement

COMPENSATION DISCUSSION AND ANALYSIS

assuming that the executive would have received his or her annual bonus based on the actual performance results under our 2023 annual bonus program. We have assumed that the financial targets in the 2023 annual bonus program were able to be determined as of December 31, 2023.

(3)

These amounts reflect the estimated COBRA premiums for the executives and their respective eligible dependents enrolled (if any) in any then-existing group health plans for one year (or in the case of Ms. Palmer, 30 months) as required by their respective employment agreements and assumes that the executive does not become eligible for other health coverage.

(4)	This amount reflects the value of 12 months of outplacement services.

(5)

As of December 31, 2023, Ms. Palmer and Messrs. Sherman and Steffens would have satisfied the age and service requirements with respect to their 2021 and 2022 equity awards (the 2023 equity awards would not be eligible for retirement treatment) to qualify for Eligible Retirement and benefit from the additional equity vesting opportunities described above. Following an Eligible Retirement, retirement eligible Service RSUs and stock options will vest in full and retirement eligible Performance RSUs remain outstanding and eligible to be earned and vest as if the named executive officer had remained employed through the end of the performance period. For purposes of this table, we have included the estimated value of the outstanding Performance RSUs that were retirement eligible as reported in the Outstanding Equity Awards at Fiscal Year-End above. See the Outstanding Equity Awards at Fiscal Year-End above for additional information with respect to outstanding unvested options, Service RSUs and Performance RSUs.

(6)

Pursuant to the terms of her employment agreement, in the event Ms. Palmer voluntarily terminates employment in connection with her retirement from the homebuilding industry, in lieu of the salary continuation, prorated bonus and continued benefits payments set forth above, we will pay her a special retirement bonus equal to $1,000,000, which is payable in equal installments as described above.

(7)

Pursuant to their respective employment agreements, Ms. Palmer and Messrs. Steffens and Sherman will receive a lump sum payment equal to two and a half times (two times Messrs. Steffens and Sherman) the sum of such executive’s (x) base salary and (y) the higher of his or her (A) target bonus or (B) average annual bonus paid in or payable in respect of (whichever results in a higher average) the three completed calendar years that preceded the date of termination. In addition, each of Ms. Palmer and Messrs. Steffens and Sherman are also entitled to receive a prorated portion of the annual profit sharing program bonus for the year of termination of employment, based on actual performance for such year.

(8)

Represents the in-the-money value of unvested stock options, unvested Service RSUs, and unvested Performance RSUs (at target-level of performance) associated with the acceleration of the vesting of such equity awards under the terms of each named executive officer’s respective employment agreement.

(9)

Pursuant to their respective employment agreements, if Ms. Palmer or Messrs. Steffens’ or Sherman’s employment is terminated by us on account of her or his death or disability, then Service RSUs and stock options will vest in full and Performance RSUs remain outstanding and eligible to be earned and vest in a prorated portion of each such performance RSU award as if the named executive officer had remained employed through the end of the performance period. For purposes of this table, we have included the estimated value of the outstanding Performance RSUs that were reported in the Outstanding Equity Awards at Fiscal Year-End above, but have excluded any value attributable to the shares allocable to the 2022 and 2023 tranches of the outstanding Performance RSU awards. See the Outstanding Equity Awards at Fiscal Year-End above for additional information with respect to outstanding unvested options, Service RSUs and Performance RSUs.

(10)

For RSUs, the values in the table above were based on the NYSE closing price of $53.35 per share of our common stock on December 29, 2023, the last business day of 2023, and, in the case of stock options, were based on the difference between such closing price and the exercise price of the stock option.

The severance benefits set forth in the preceding table exclude the amounts that would be payable to Ms. Palmer and Messrs. Steffens and Sherman pursuant to the Taylor Morrison Cash Balance Plan, which is described under the heading “Pension Benefits.”

CEO Pay Ratio Disclosure

As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act and Item 402(u) of Regulation S-K, we are providing the following information about the ratio of the annual total compensation, calculated in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K (the “Annual Total Compensation”) of our median employee and the Annual Total Compensation of our CEO, Sheryl D. Palmer.

For 2023, our last completed fiscal year:

•	The median Annual Total Compensation of all employees of our Company (other than our CEO), was $133,270.

•	The Annual Total Compensation of Ms. Palmer was $14,351,112.

Accordingly, the ratio of Ms. Palmer’s Annual Total Compensation to the median employee’s Annual Total Compensation was 107.7 to 1. We believe this ratio is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K.

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COMPENSATION DISCUSSION AND ANALYSIS

The SEC’s rules for identifying the median compensated employee and calculating the pay ratio based on that employee’s Annual Total Compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their employee populations and compensation practices. As a result, the pay ratio reported by other companies may not be comparable to the pay ratio reported above, as other companies have different employee populations and compensation practices and may utilize different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios.

We completed the following steps to identify the median of the annual total compensation of all our employees and to determine the Annual Total Compensation of our median employee and CEO:

•	As of December 31, 2023, our employee population consisted of 2,803 employees, including any full-time, part-time, commissions-based, temporary, and seasonal employees employed on that date.

•

To find the median of the annual total compensation of our employees (other than our CEO), we used wages from our payroll records as reported to the Internal Revenue Service on Form W-2 for calendar year 2023. In making this determination, we did not annualize compensation for full-time and part-time permanent employees who were employed on December 31, 2023, but did not work for us the entire year. No full-time equivalent adjustments were made for part-time employees.

•	We identified our median employee using this compensation measure and methodology, which was consistently applied to all our employees included in the calculation.

After identifying the median employee, we added together all of the elements of such employee’s compensation for 2023 in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K, resulting in annual total compensation of $133,270. With respect to the annual total compensation of our CEO, we used the amount reported in the “Total” column of our 2023 Summary Compensation Table above, which is also in accordance with the requirements of Item 402(c)(2)(x).

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PAY VERSUS PERFORMANCE DISCLOSURE

Pay Versus Performance Disclosure
This disclosure has been prepared in accordance with the SEC’s pay versus performance rules in Item 402(v) of Regulation
S-K
under the 1934 Act (“Item 402(v)”) and does not necessarily reflect value actually realized by the Named Executive Officers or how the Compensation Committee evaluates compensation decisions in light of Company or individual performance. For discussion of how the Compensation Committee seeks to align pay with performance when making compensation decisions, please review the Compensation Discussion and Analysis beginning on

.
The following tables and related disclosures provide information about (i) the total compensation (“SCT Total”) of our principal executive officer (“PEO”) and our
Non-PEO
Named Executive Officers (collectively, the
“Non-PEO
NEOs”) as presented in the Summary Compensation Table on

, (ii) the “compensation actually paid” (“CAP”) to our PEO and our
Non-PEO
NEOs, as calculated pursuant to Item 402(v), (iii) certain financial performance measures, and (iv) the relationship of the CAP to those financial performance measures.

Year (a)	Summary Compensation Table Total for PEO ($) (b)	Compensation Actually Paid to PEO ($) (c)	Average Summary Compensation Table Total for Non-PEO NEOs ($) (d)	Average Compensation Actually Paid to Non-PEO NEOs ($) (e)	Value of Initial Fixed $100 Investment on Dec. 31, 2019 Based On:		Net Income ($) (thousands) (h)	EBT (Millions) (i)
					Total Shareholder Return (f)	Peer Group Total Shareholder Return (g)

2023	$14,351,112	$25,040,704	$3,828,426	$5,415,176	$244	$209	$768,929	$1,017.8

2022	8,795,572	6,860,620	2,340,574	1,922,659	139	133	1,052,800	1,392.7

2021	12,063,477	17,731,294	3,826,353	4,513,478	160	188	663,026	863.1

2020	10,377,789	11,110,852	2,466,903	3,375,772	117	127	243,439	324.1
Names of PEO and
Non-PEO
NEOs (Column (b); Column (c); Column (d); Column (e))
2023:
PEO:
 Sheryl D. Palmer
;
Non-PEO
NEOs: Curt VanHyfte, Darrell Sherman and Lou Steffens
2022:
 PEO:
 Sheryl D. Palmer
;
Non-PEO
NEOs: Lou Steffens, Darrell Sherman
2021:
 PEO:
 Sheryl D. Palmer
;
Non-PEO
NEOs: David Cone, Darrell Sherman
2020:
 PEO:
 Sheryl D. Palmer
;
Non-PEO
NEOs: David Cone, Darrell Sherman

Taylor Morrison Home Corporation Notice of 2024 Annual Meeting of Stockholders and Proxy Statement
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61

AY VERSUS PERFORMANCE DISCLOSURE

Adjustments to Calculate Compensation Actually Paid to PEO and Average Compensation Actually Paid to
Non-PEO
NEOs
The table below describes the adjustments, each of which is required by SEC rules, to calculate the fiscal 2023 CAP Amounts from the SCT Total of our PEO (Column (b)) and our
Non-PEO
NEOs (Column (d)). The SCT Total and CAP Amounts do not reflect the actual amount of compensation earned by or paid to our executives during the applicable years, but rather are amounts determined in accordance with Item 402(v).

	2023
Adjustments	PEO	Non-PEO NEOs*

SCT Total	$14,351,112	$3,828,426

Adjustments for defined benefit pension plans

(Deduct): Aggregate change in actuarial present value included in SCT Total for the covered fiscal year	(6,842)	(2,886)

Add: Service cost for the covered fiscal year	0	0

Add: Prior service cost for the covered fiscal year	0	0

Adjustments for stock awards and option awards**

(Deduct): Aggregate value for stock awards and option awards included in SCT Total for the covered fiscal year	(6,000,048)	(1,064,626)

Add: Fair value at year end of awards granted during the covered fiscal year that were outstanding and unvested at the covered fiscal year end	8,274,259	1,343,932

Add (Deduct): Year-over-year change in fair value at covered fiscal year end of awards granted in any prior fiscal year that were outstanding and unvested at the covered fiscal year end	5,475,302	850,770

Add: Vesting date fair value of awards granted and vested during the covered fiscal year	0	0

Add (Deduct): Change as of the vesting date (from the end of the prior fiscal year) in fair value of awards granted in any prior fiscal year for which vesting conditions were satisfied during the covered fiscal year	2,946,921	459,560

(Deduct): Fair value at end of prior fiscal year of awards granted in any prior fiscal year that failed to meet the applicable vesting conditions during the covered fiscal year	0	0

Add: Dividends or other earnings paid on awards in the covered fiscal year prior to vesting if not otherwise included in the SCT Total for the covered fiscal year	0	0

CAP Amounts (as calculated)	$25,040,704	$5,415,176

*	Amounts presented are averages for the entire group of Non-PEO NEOs in 2023.

**	To determine the value of Market-Based Awards included in CAP, the Monte-Carlo valuation model valuation model was used.
Total Shareholder Return (Column (f); Column (g))
Total shareholder return, displayed as the change in value of an initial $100 investment over the years covered by the table
Peer Group Total Shareholder Return (Column (g))
The peer group used in this disclosure is the S&P Homebuilding Index, which is the same peer group used in our
Form 10-K.
Net Income (Column (h))
Net Income as reported in the Company’s Consolidated Statements of Income included in our Form
10-K.
Earnings Before Taxes (EBT) (Column (i))
Earnings Before Taxes is referred to as “EBT” in our named executive officers’ incentive programs.
EBT was determined to be the most important financial performance measure linking CAP to Company performance for 2023 and therefore was selected as the 2023 “Company-Selected Measure” as defined in Item 402(v).

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Taylor Morrison Home Corporation Notice of 2024 Annual Meeting of Stockholders and Proxy Statement

PAY VERSUS PERFORMANCE DISCLOSURE

Financial Performance Measures
The following table lists the financial performance measures that, in the Company’s assessment, represent the most important performance measures used to link CAP for our named executive officers to Company performance for 2023.

Tabular List

EBT

Revenue

RONA
Relationship Between Compensation Actually Paid and Performance
The graphs below show the relationship of “compensation actually paid” to our PEO and
Non-PEO
NEOs to (i) EBT, (ii) the Company’s net income and (iii) TSR of both the Company and the S&P Homebuilding Index.
CAP, as calculated in accordance with Item 402(v), reflects, among others, adjustments to the fair value of equity awards during the years presented. Factors impacting the fair value of equity awards include the price of our Common Stock at year end, as well as the projected and actual achievement of performance goals. These adjustments contributed significantly to the change in CAP reported for 2020 to 2021, as well as for 2021 to 2022.

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63

PAY VERSUS PERFORMANCE DISCLOSURE

64
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Taylor Morrison Home Corporation Notice of 2024 Annual Meeting of Stockholders and Proxy Statement

PROPOSAL 2: ADVISORY VOTE TO APPROVE THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS (SAY ON PAY)

Proposal 2: Advisory Vote to Approve the Compensation of our Named Executive Officers (Say on Pay)

Pursuant to Section 14A of the Exchange Act, we are asking our stockholders to vote to approve, on a nonbinding, advisory basis, the compensation of our named executive officers, commonly referred to as the “say-on-pay” vote. In accordance with the requirements of the SEC, we are providing our stockholders with an opportunity to express their views on our named executive officers’ compensation. Although this advisory vote is nonbinding, our board of directors and compensation committee will review and consider the voting results when making future decisions regarding our named executive officer compensation and related executive compensation programs. We are required to present a stockholder proposal on the frequency of the advisory say-on-pay vote every six years. In 2020, our board of directors recommended, and our stockholders approved, an annual advisory say-on-pay vote. Accordingly, we intend to conduct future advisory votes on the compensation of our named executive officers every year. The next advisory say-on-frequency vote is scheduled for 2026.

As described in more detail in the Compensation Discussion and Analysis, our executive compensation programs are designed to have the following attributes:

•	A balanced mix of short-term cash compensation and long-term equity-based compensation;

•	Use of multiple performance measures with no guaranteed incentive payouts;

•	Payouts in respect of performance awards under our executive compensation programs are capped;

•	Limitations on the amount of awards that can be made under our equity incentive plans;

•	All programs are designed and overseen by an independent compensation committee that retains their own independent advisor;

•

An anti-hedging policy applicable to all employees (including our executive officers and directors) that prohibits purchases of our stock on margin, calls or similar options on our stock, or selling our stock short;

•	An appropriate level of severance protection to ensure continuity of service;

•	No single-trigger change in control features in any of our programs;

•	No gross ups for any excise or other penalty taxes related to compensation paid;

•	Forfeiture of equity awards upon violation of certain post-employment restrictive covenants;

•	Clawback of certain cash and equity incentive compensation; and

•	A modest use of perquisites, which do not make up a material portion of the compensation and benefits provided to our named executive officers.

We encourage stockholders to read the Compensation Discussion and Analysis in this Proxy Statement, which describes the processes our compensation committee used to determine the structure and amounts of the compensation of our named executive officers in 2023 and how our executive compensation philosophy, policies and procedures operate and are designed to achieve our compensation objectives. The compensation committee and our board of directors believe that our executive compensation strikes the appropriate balance between utilizing responsible, measured pay practices and effectively incentivizing our named executive officers to dedicate themselves fully to value creation for our stockholders.

Accordingly, we ask our stockholders to vote “FOR” the following resolution at the Annual Meeting:

“RESOLVED, that the stockholders approve, on an advisory basis, the compensation paid to our named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, the compensation tables and any other related disclosure in this Proxy Statement.”

The proposal will be approved by the affirmative vote of a majority of the shares of our common stock present in person or by proxy at the Annual Meeting and entitled to vote on the matter. Abstentions will have the effect of voting against the proposal, and broker non-votes will have no effect on the outcome of the proposal.

The Board of Directors Recommends a Vote “FOR” the Advisory Vote to Approve the Compensation of our Named Executive Officers.

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PROPOSAL 3: RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Proposal 3: Ratification of the Appointment of Deloitte & Touche LLP as our Independent Registered Public Accounting Firm

The audit committee has appointed Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2024. Deloitte & Touche LLP has served as our independent public accounting firm since 2011. We expect that representatives of Deloitte & Touche LLP will be present virtually at the Annual Meeting, will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Our board of directors is submitting the appointment of Deloitte & Touche LLP to our stockholders for ratification as a matter of corporate practice. If our stockholders fail to ratify the appointment, the audit committee may reconsider whether to retain Deloitte & Touche LLP. Even if the appointment is ratified, the audit committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of us and our stockholders.

The following table provides information regarding the fees billed by Deloitte & Touche LLP for the fiscal years ended December 31, 2023 and 2022. All fees described below paid to Deloitte & Touche LLP were pre-approved by the audit committee.

	2023	2022

Audit Fees	$2,112,200	$2,055,114

Audit-Related Fees	—	15,105

Tax Fees	783,688	607,695

All Other Fees	5,685	336

Total	$2,901,573	$2,678,250

Audit Fees

This category includes the aggregate fees during 2023 and 2022 for audit services provided by the independent registered public accounting firm or its affiliates, including for the audits of our annual consolidated financial statements, reviews of each of the quarterly financial statements included in our Quarterly Reports on Form 10-Q and certain subsidiary financial statement audits.

Audit-Related Fees

This category includes the aggregate fees during 2023 and 2022 for services related to the performance of the audits and reviews described in the preceding paragraph that are not included in the Audit Fees category, including fees associated with (i) assistance in undertaking and applying financial accounting and reporting standards, (ii) accounting assistance with regard to actual and proposed transactions, (iii) services rendered in connection with registration statements and similar securities offering materials and (iv) the preparation and review of documents related to our securities offerings.

Tax Fees

This category includes the aggregate fees during 2023 and 2022 for professional tax services provided by the independent registered public accounting firm or its affiliates, including for tax compliance and tax advice.

All Other Fees

Other fees include fees to the independent registered public accounting firm or its affiliates for annual subscriptions to online accounting and tax research software applications and data.

66 | Taylor Morrison Home Corporation Notice of 2024 Annual Meeting of Stockholders and Proxy Statement

PROPOSAL 3: RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Audit Committee Review and Pre-Approval of Independent Registered Public Accounting Firm’s Services

Our audit committee’s policy is to pre-approve all audit and non-audit services (including the fees and terms thereof) to be performed by our independent registered public accounting firm. The audit committee’s authority to pre-approve such services is set forth in the charter of the audit committee, which is available on the Investor Relations page of our corporate website, www.taylormorrison.com. The audit committee considered whether the non-audit services rendered by and fees paid to Deloitte & Touche LLP were compatible with maintaining Deloitte & Touche LLP’s independence as the independent registered public accounting firm of our financial statements and concluded that they were.

The proposal will be approved by the affirmative vote of the majority of the shares of our common stock present in person or by proxy at the Annual Meeting and entitled to vote on the matter. Abstentions will have the effect of voting against the proposal. Brokers may vote shares with respect to this proposal in the absence of client instructions and, thus, there will be no broker non-votes with respect to this proposal.

The Board of Directors Recommends a Vote “FOR” the Ratification of the Appointment of Deloitte & Touche LLP as our Independent Registered Public Accounting Firm for the Fiscal Year Ending December 31, 2024.

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AUDIT COMMITTEE REPORT

Audit Committee Report

The audit committee has reviewed and discussed the audited financial statements for the fiscal year ended December 31, 2023 with our management and Deloitte & Touche LLP, our independent registered public accounting firm. Management is responsible for the preparation, presentation and integrity of the financial statements, accounting and financial reporting principles and internal control over financial reporting. Deloitte & Touche LLP is responsible for performing an independent audit of the financial statements in accordance with the standards of the Public Company Accounting Oversight Board (“PCAOB”), for expressing opinions on the conformity of the financial statements with accounting principles generally accepted in the United States and for expressing opinions on our internal control over financial reporting.

The audit committee has discussed with Deloitte & Touche LLP the matters required to be discussed by the applicable standards of the PCAOB and has received the written disclosures and the letter from Deloitte & Touche LLP required by applicable requirements of the PCAOB regarding the independent auditor’s communications with the audit committee concerning independence. The audit committee has also discussed with Deloitte & Touche LLP their independence.

Based on its reviews and discussions referred to above, the audit committee recommended to the board of directors that the audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2023 for filing with the SEC.

AUDIT COMMITTEE

David C. Merritt (Chair) Anne L. Mariucci Denise F. Warren

68 | Taylor Morrison Home Corporation Notice of 2024 Annual Meeting of Stockholders and Proxy Statement

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS, DIRECTORS AND MANAGEMENT

Security Ownership of Certain Beneficial Owners, Directors and Management

The following table sets forth certain information known to us, based on filings made under Section 13(d) and 13(g) of the Exchange Act, regarding the beneficial ownership of our common stock as of the Record Date by:

•	each person who is known by us to be the beneficial owner of more than 5% of any class or series of our capital stock;

•	each of our directors and each executive officer who has been deemed a “named executive officer” pursuant to SEC rules; and

•	all of our directors and executive officers as a group.

The amounts and percentages of common stock beneficially owned are reported on the basis of the regulations of the SEC governing the determination of beneficial ownership of securities. Under these rules, a person is deemed to be a beneficial owner of a security if that person has or shares voting power, which includes the power to vote or to direct the voting of such security, or investment power, which includes the power to dispose of or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities of which that person has a right to acquire beneficial ownership within 60 days. Under these rules, more than one person may be deemed to be a beneficial owner of the same securities.

The percentages included in the following table are based on 106,064,222 shares of common stock outstanding as of the Record Date.

	Common Stock Beneficially Owned(2)
Name and Address of Beneficial Owner(1)	Number of Shares	Percentage

Beneficial Owners of More than 5%

BlackRock, Inc.(3)	15,881,973	15.0%

The Vanguard Group(4)	11,382,031	10.7%

Dimensional Fund Advisors LP(5)	8,347,792	7.9%

Named Executive Officers and Directors

Sheryl D. Palmer(6)	797,168	*

Curt VanHyfte	4,107	*

Darrell C. Sherman	199,249	*

Louis Steffens	—	*

Peter Lane	67,733	*

William H. Lyon(7)	2,446,880	2.3%

Anne L. Mariucci(8)	101,989	*

David C. Merritt	58,529	*

Andrea Owen	32,426	*

Denise F. Warren	32,426	*

Christopher Yip	15,968	*

All Current Directors and Executive Officers as a group (10 persons)(9)	3,756,475	3.5%

*	Less than 1%.

(1)	Unless otherwise indicated, the address of each beneficial owner in the table above is: 4900 N. Scottsdale Road, Suite 2000, Scottsdale, AZ 85251.

(2)

The number of shares reported under “Common Stock Beneficially Owned” represents as of the Record Date: (a) shares of common stock; (b) vested stock options; (c) vested DSUs; and (d) unvested stock options, unvested RSUs and unvested DSUs that, in each case, will vest within 60 days of the Record Date (such collective amount in (a)-(d), the “Holder’s Beneficial Ownership,” and such collective

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SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS, DIRECTORS AND MANAGEMENT

amount in (b)-(d), the “Holder’s Vested and Vesting Equity”). The percentage reported under “Common Stock Beneficially Owned” reflects the Holder’s Beneficial Ownership divided by the sum of (x) the shares of common stock outstanding as of the Record Date and (y) the Holder’s Vested and Vesting Equity.

The Holders’ Vested and Vesting Equity as of the Record Date for each of our directors, named executive officers and directors and executive officers as a group is as follows:

Name	Options	RSUs	DSUs

Sheryl D. Palmer	401,028	—	—

Curt VanHyfte	3,721	386	—

Darrell C. Sherman	63,275	—	—

Peter Lane	—	—	67,733

William H. Lyon	107,208	4,042	—

Anne L. Mariucci	9.960	4,042	21,994

David C. Merritt	—	—	56,127

Andrea Owen	—	—	32,426

Denise F. Warren	—	—	32,426

Christopher Yip	—	—	15,968

All Current Directors and Executive Officers as a group (10 persons)(9)	585,192	8,470	226,674

(3)

As reported in a Schedule 13G/A filed with the SEC on January 22, 2024, Blackrock, Inc. has sole voting power over 15,453,772 shares of our common stock and sole dispositive power over 15,881,973 shares of our common stock. The address for Blackrock is 50 Hudson Yards, New York, NY 10001.

(4)

As reported in a Schedule 13G/A filed with the SEC on February 13, 2024, The Vanguard Group has shared voting power over 99,098 shares of our common stock, sole dispositive power over 11,171,857 shares of our common stock and shared dispositive power over 210,174 shares of our common stock. The address for The Vanguard Group is 100 Vanguard Boulevard, Malvern, Pennsylvania 19355.

(5)

As reported in a Schedule 13G/A filed with the SEC on February 9, 2024, Dimensional Fund Advisors LP has sole voting power over 8,223,513 shares of our common stock and sole dispositive power over 8,347,792 shares of our common stock. The address for Dimensional Fund Advisors LP is Building One, 6300 Bee Cave Road, Austin, Texas 78746.

(6)	Includes 119,211 shares of our common stock held by the Sheryl D. Palmer Trust, of which Ms. Palmer is a trustee and sole beneficiary.

(7)

Includes (i) 17,744 shares held by William H. Lyon; (ii) 2,285,316 shares held by Lyon LLC; (iii) 32,570 shares held by The William Harwell Lyon Separate Property Trust established July 28, 2000 (the “Lyon Trust”); (iv) 107,208 shares subject to vested stock options, with an exercise price of $28.91 per share and an expiration date of April 1, 2025; and (vi) 4,042 RSUs scheduled to vest within 60 days of the Record Date. Mr. Lyon is trustee of the Lyon Trust and co-trustee of the Lyon Family Trust and holds voting and dispositive power over the shares held in these trusts. The members of Lyon LLC are the LYON SHAREHOLDER 2012 IRREVOCABLE TRUST NO. 1 established December 24, 2012, the LYON SHAREHOLDER 2012 IRREVOCABLE TRUST NO. 2 established December 24, 2012 and the Lyon Trust (collectively, the “Trusts”). Mr. Lyon is the beneficiary of each of the Trusts, and is the manager of Lyon LLC. In such capacity, William H. Lyon has voting and investment power of the securities held by Lyon LLC.

(8)	Includes 10,917 shares of our common stock held in a family trust, of which Ms. Mariucci serves as trustee.

(9)	Reflects security ownership of our current directors and executive officers.

70 | Taylor Morrison Home Corporation Notice of 2024 Annual Meeting of Stockholders and Proxy Statement

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

Certain Relationships and Related Person Transactions

Indemnification of Directors and Officers

We enter into customary indemnification agreements with our executive officers and directors that provide, in general, that we will provide them with customary indemnification in connection with their service to us or on our behalf.

Related Person Transaction Policy

We have adopted a written Related Person Transaction Policy, which sets forth our policy with respect to the review, approval, ratification and disclosure of all related person transactions by our audit committee. In accordance with our Related Person Transaction Policy, our audit committee has overall responsibility for the implementation and compliance with this policy.

For the purposes of our Related Person Transaction Policy, a “related person transaction” is a transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which we were, are or will be a participant and in which any related person (as defined in our Related Person Transaction Policy) had, has or will have a direct or indirect material interest, in excess of $120,000. A “related person transaction” does not include any employment relationship or transaction involving an executive officer and any related compensation resulting solely from that employment relationship which has been reviewed and approved, or recommended to the board of directors for approval, by our board of directors or compensation committee (or group of independent directors performing a similar function).

Our Related Person Transaction Policy requires that notice of a proposed related person transaction be provided to our legal department prior to entering into such transaction. If our legal department determines that such transaction is a related person transaction, the proposed transaction will be submitted to our audit committee for consideration. Under our Related Person Transaction Policy, only our audit committee or audit committee chair will be permitted to approve those related person transactions that are in, or not inconsistent with, our best interests. In the event we become aware of a related person transaction that has not been previously reviewed, approved or ratified under our Related Person Transaction Policy and that is ongoing or is completed, the transaction will be submitted to our audit committee so that it may determine whether to ratify, rescind or terminate the related person transaction. Our Related Person Transaction Policy also provides that our audit committee or audit committee chair will review certain previously approved or ratified related person transactions that are ongoing to determine whether the related person transaction remains in our best interests and the best interests of our stockholders.

In reviewing a related person transaction for ratification, or a previously approved or ratified related person transaction for rescission or termination, the audit committee will consider the relevant facts and circumstances, including (i) the importance and fairness of the transaction both to the Company and to the related person; (ii) the business rationale for engaging in the transaction and the benefits to the Company of the proposed related person transaction; (iii) whether the transaction would likely impair the judgment of a director or executive officer to act in the best interest of the Company; (iv) the impact on a director’s independence in the event the related person is a director, an immediate family member of a director or an entity in which a director is a partner, stockholder or executive officer; (v) whether the value and the terms of the transaction are substantially similar as compared to those of similar transactions previously entered into by the Company with non-related persons or are on terms no less favorable than would have been obtained in an arm’s length transaction with an unaffiliated third party; (vi) if applicable, the availability of other sources of comparable products or services; and (vii) any other matters that the audit committee (or audit committee chair) deems appropriate.

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ADDITIONAL INFORMATION

Additional Information

List of Stockholders of Record

In accordance with Delaware law, a list of the names of our stockholders of record entitled to vote at the Annual Meeting will be available for 10 days prior to the Annual Meeting for any purpose germane to the meeting, between the hours of 8:30 a.m. and 4:30 p.m. local time at our principal executive offices at 4900 N. Scottsdale Road, Suite 2000, Scottsdale, Arizona 85251.

Submission of Stockholder Proposals at Next Year’s Annual Meeting

To be considered for inclusion in next year’s proxy statement and form of proxy, stockholder proposals for the 2025 Annual Meeting of Stockholders must be received at our principal executive offices no later than the close of business on December 11, 2024, unless the date of the 2025 Annual Meeting of Stockholders is more than 30 days before or after May 23, 2025, in which case the proposal must be received a reasonable time before we begin to print and mail our proxy materials.

For any proposal or director nomination that is not submitted for inclusion in next year’s proxy statement pursuant to the process set forth above, but is instead sought to be presented directly at the 2025 Annual Meeting of Stockholders, stockholders are advised to review our By-laws as they contain requirements with respect to advance notice of stockholder proposals and director nominations. To be timely, the notice must be received at our principal executive offices not less than 90 days nor more than 120 days prior to the first anniversary of the date of the prior year’s annual meeting of stockholders. Accordingly, any such stockholder proposal or director nomination must be received between January 23, 2025 and February 22, 2025 for the 2025 Annual Meeting of Stockholders. In the event that the 2025 Annual Meeting of Stockholders is convened more than 30 days prior to or delayed by more than 60 days after May 23, 2025, notice by the stockholder, to be timely, must be received no earlier than the 120th day prior to the 2025 Annual Meeting of Stockholders and no later than the later of (1) the 90th day prior to the 2025 Annual Meeting of stockholders and (2) the tenth day following the day on which we notify stockholders of the date of the 2025 Annual Meeting of Stockholders, either by mail or other public disclosure.

All proposals should be sent to our principal executive offices at 4900 N. Scottsdale Road, Suite 2000, Scottsdale, Arizona 85251, Attention: Office of the Secretary.

We advise you to review our By-laws for additional stipulations relating to the process for identifying and nominating directors, including advance notice of director nominations and stockholder proposals. Copies of the pertinent by-law provisions are available on request to the Office of the Secretary at the address set forth above.

Consideration of Stockholder-Recommended Director Nominees

Our nominating and governance committee will consider director nominee recommendations submitted by our stockholders. Stockholders who wish to recommend a director nominee must submit their suggestions in the manner set forth in our By-laws as described above to our principal executive offices at 4900 N. Scottsdale Road, Suite 2000, Scottsdale, Arizona 85251, Attention: Office of the Secretary.

As required by our By-laws, stockholders should include the name, biographical information and other relevant information relating to the recommended director nominee, including, among other things, information that would be required to be included in the proxy statement filed in accordance with applicable rules under the Exchange Act and the written consent of the director nominee to be named as a nominee and to serve as a director if elected, among other requirements set forth in our By-laws. Evaluation of any such recommendations is the responsibility of the nominating and governance committee. In the event of any stockholder recommendations, the nominating and governance committee will evaluate the persons recommended in the same manner as other candidates.

Communications with the Board of Directors

Any stockholder or other interested party may contact our board of directors as a group, our non-employee directors as a group, or any individual director by sending written correspondence to the following address: Board of Directors, Taylor Morrison Home Corporation, Attn: Office of the Secretary, 4900 N. Scottsdale Road, Suite 2000, Scottsdale,

72 | Taylor Morrison Home Corporation Notice of 2024 Annual Meeting of Stockholders and Proxy Statement

ADDITIONAL INFORMATION

Arizona 85251. Stockholders or other interested parties should clearly specify in each communication the name(s) of the group of directors or the individual director to whom the communication is addressed. The Chief Legal Officer and Secretary will review all correspondence and will forward to the board of directors or an individual director a summary of the correspondence received and copies of correspondence that the Chief Legal Officer and Secretary determines requires the attention of the board of directors or such individual director. The board of directors and any individual director may at any time request copies and review all correspondence received by the Chief Legal Officer and Secretary that is intended for the board of directors or such individual director.

Delivery of Materials to Stockholders with Shared Addresses

Any stockholder, including both stockholders of record and beneficial holders who own their shares through a broker, bank or other nominee, who shares an address with another such holder of our common stock is only being sent one Notice or set of proxy materials, unless such holder has provided contrary instructions. If you wish to receive a separate copy of these materials or if you are receiving multiple copies and would like to receive a single copy, please contact our investor relations department by telephone at (480) 734-2060, by email at investor@taylormorrison.com or by writing to Investor Relations, Taylor Morrison Home Corporation, 4900 N. Scottsdale Road, Suite 2000, Scottsdale, Arizona 85251.

Taylor Morrison Home Corporation

Darrell C. Sherman

Executive Vice President, Chief Legal Officer and Secretary

We make available, free of charge on our website, all of our filings that are made electronically with the SEC, including Forms 10-K, 10-Q and 8-K. These filings are available on the Investor Relations page of our corporate website at www.taylormorrison.com under the category “Financials.” Copies of our Annual Report on Form 10-K for the fiscal year ended December 31, 2023, including financial statements and schedules thereto filed with the SEC, are also available without charge to stockholders upon written request addressed to:

Office of the Secretary

Taylor Morrison Home Corporation

4900 N. Scottsdale Road

Suite 2000

Scottsdale, Arizona 85251

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TAYLOR MORRISON HOME CORPORATION (TMHC) 4900 N. SCOTTSDALE ROAD, SUITE 2000 SCOTTSDALE, AZ 85251 SCAN TO VIEW MATERIALS & VOTE VOTE BY INTERNET Before The Meeting - Go to www.proxyvote.com or scan the QR Barcode above Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time on May 22, 2024. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. During The Meeting - Go to www.virtualshareholdermeeting.com/TMHC2024 You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time on May 22, 2024. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. Mailed proxy cards must be received no later than May 22, 2024. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: KEEP THIS PORTION FOR YOUR RECORDS THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY V41171-P08480 For Against Abstain For Against Abstain Nominees: 1. Election of Directors 1a. Peter Lane 1e. Andrea Owen 1b. William H. Lyon 1f. Sheryl D. Palmer 1c. Anne L. Mariucci 1g. Denise F. Warren 1d. David C. Merritt 1h. Christopher Yip TAYLOR MORRISON HOME CORPORATION (TMHC) The Board of Directors recommends you vote FOR the following director nominees: Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date The Board of Directors recommends you vote FOR proposals 2 and 3. 2. Advisory vote to approve the compensation of the Company’s named executive officers. 3. Ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2024. NOTE: To transact such other business as may properly come before the meeting or any adjournments or postponements of the Annual Meeting.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Annual Report and Notice and Proxy Statement are available at www.proxyvote.com. V41172-P08480 TAYLOR MORRISON HOME CORPORATION (TMHC) Annual Meeting of Stockholders May 23, 2024, 8:00 AM Mountain Time This proxy is solicited by the Board of Directors The stockholder hereby appoints Darrell C. Sherman and Curt VanHyfte, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorizes each of them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of TAYLOR MORRISON HOME CORPORATION (TMHC) that the stockholder is entitled to vote at the Annual Meeting of Stockholders to be held at 8:00 AM, Mountain Time on May 23, 2024, virtually at www.virtualshareholdermeeting.com/TMHC2024, and at any adjournments or postponements thereof. This proxy, when properly executed, will be voted in the manner directed herein. If this proxy is signed, but no such direction is made, this proxy will be voted “FOR” the director nominees listed on the reverse side and “FOR” proposals 2 and 3, and at the discretion of the proxy holders on any other matter(s) that may properly come before the Annual Meeting or any adjournments or postponements thereof. Continued and to be signed on reverse side